Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

DMY TECHNOLOGY GROUP, INC. II,

MAVEN TOPCO LIMITED,

MAVEN MIDCO LIMITED,

GALILEO NEWCO LIMITED,

GENIUS MERGER SUB, INC.

and

DMY SPONSOR II, LLC

DATED AS OF OCTOBER 27, 2020

ii

EXHIBITS

Exhibit A	Pre-Closing Reorganization

Exhibit B	Sponsor Forfeiture Agreement

Exhibit C	Founder Holders Consent Letter

Exhibit D	Investor Rights Agreement

Exhibit E	Transaction Support Agreement

Exhibit F	Example Pro Forma Calculations

Exhibit G	Transaction Expenses

Exhibit H	Distributable Cash Sources and Uses

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 27, 2020 (the “Effective Date”), by and among (i) dMY Technology Group, Inc. II, a Delaware corporation (“dMY”), (ii) Maven Topco Limited, a company incorporated under the laws of Guernsey (the “Company”), (iii) Maven Midco Limited, a private limited company incorporated under the laws of England and Wales (“MidCo”), (iv) Galileo NewCo Limited, a company incorporated under the laws of Guernsey (“NewCo”), (v) Genius Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”) and (vi) dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”). Each of dMY, the Company, NewCo, Merger Sub, MidCo and the Sponsor is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

(A)

WHEREAS, (a) dMY is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, (b) NewCo is a newly formed entity that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements and (c) Merger Sub is a newly formed entity that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

(B)

WHEREAS, on the Closing Date but prior to the Closing, the Company will (1) undergo a pre-closing reorganization as set forth in Exhibit A which provides for, among other things, the exchange by the Pre-Closing Holders of all existing classes of shares of the Company (except for the Remaining Preference Shares) for newly issued ordinary shares of NewCo; provided, however, that solely with respect to the shares of the Company that are unvested prior to such reorganization and with respect to which the holders of such shares have duly and validly executed and delivered, in accordance with the terms hereof, a Transaction Support Agreement or Additional Support Agreement agreeing to the vesting and restrictions provisions as set forth in the Transaction Support Agreement, such shares shall be exchanged for the same class of ordinary shares of NewCo but shall remain subject to the vesting and restrictions as set forth in Exhibit B to the Transaction Support Agreement (as defined below) (such shares subject to such vesting and restrictions, the “Restricted Shares”), and (2) redeem and cancel the Remaining Preference Shares on the terms and subject to the conditions set forth in this Agreement;

(C)

WHEREAS, on the Closing Date, Merger Sub will merge with and into dMY (the “Merger”), with dMY continuing as the surviving company (the “Surviving Company”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of NewCo, on the terms and subject to the conditions set forth in this Agreement;

(D)

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Merger will qualify as a “reorganization” under Section 368(a) of the Code and, (ii) taken together, the exchange of shares of the Company for NewCo Common Shares pursuant to the Pre-Closing Reorganization, the PIPE Investment and the Merger will qualify as an exchange under Section 351 of the Code, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) it is intended that NewCo shall not be treated as a domestic corporation under Section 7874(b) of the Code (collectively, the “Intended Tax Treatment”).

(E)

WHEREAS, concurrently with the execution of this Agreement, each of NewCo and dMY are entering into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and NewCo has agreed to issue and sell to the PIPE Investors, an aggregate number of NewCo Common Shares as set forth in the Subscription Agreements in exchange for an aggregate purchase price of $330,000,000 (the “PIPE Investment Amount”) on the Closing Date, on the terms and subject to the conditions set forth therein (such issuance and sale, the “PIPE Investment”);

(F)

WHEREAS in connection with and effective as of immediately prior to the Merger Effective Time (and subject to and conditioned upon the consummation of the Closing), the Founder Holders will forfeit for no consideration a certain number of shares of dMY Class A Common Stock (issuable upon the conversion of Founder Shares held by such Founder Holders in accordance with the terms and conditions of the Founder Holders Consent Letter) if certain conditions are not met, as more fully set forth in, and subject to the terms and conditions of, a Sponsor Forfeiture Agreement entered into contemporaneously with the execution and delivery of this Agreement, by and among the Founder Holders, NewCo and dMY, in the form attached hereto as Exhibit B (the “Sponsor Forfeiture Agreement”);

(G)

WHEREAS, as of the date hereof, the Founder Holders have agreed, at and conditioned upon the Closing, to waive any and all anti-dilution rights described in dMY’s A&R Certificate of Incorporation or otherwise with respect to the shares of dMY Class A Common Stock (that formerly constituted shares of dMY Class B Common Stock held by the Founder Holders) held by the Founder Holders, as more fully set forth in, and subject to the terms and conditions of, a Founder Holders Consent Letter entered into contemporaneously with the execution and delivery of this Agreement, by and between the Founder Holders, NewCo, the Company and dMY, in the form attached hereto as Exhibit C (the “Founder Holders Consent Letter”);

(H)

WHEREAS, immediately prior to the Merger Effective Time, each Founder Share that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the dMY A&R Certificate of Incorporation into one share of dMY Class A Common Stock, as more fully set forth in, and subject to the terms and conditions of, the Founder Holders Consent Letter;

(I)

WHEREAS, simultaneously with the Closing, NewCo, the Company, dMY, the Founder Holders and certain existing shareholders of the Company will enter into an Investor Rights Agreement substantially in the form attached hereto as Exhibit D (the “Investor Rights Agreement”);

(J)

WHEREAS, simultaneously with the execution of this Agreement, the Company, NewCo, dMY and certain existing shareholders of the Company have entered into Transaction Support Agreements in the form attached hereto as Exhibit E (the “Transaction Support Agreements”);

(K)

WHEREAS, the respective boards of directors or similar governing bodies of each of dMY, NewCo, the Company, Merger Sub, MidCo and the Sponsor have each unanimously approved and declared advisable the transactions contemplated hereby and in accordance with their respective applicable Laws; and

(L)

WHEREAS, in furtherance of the transactions contemplated hereby, dMY shall provide an opportunity to its stockholders to have their shares of dMY Class A Common Stock redeemed for consideration on the terms and subject to the conditions set forth in its Governing Documents and the Trust Agreement in conjunction with obtaining approval from the stockholders of dMY for the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“2018 Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“2019 Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“90% Balance Amount” has the meaning set forth in Section 2.2(b)(vi)(y).

“Additional dMY Filings” has the meaning set forth in Section 6.9(h).

“Additional NewCo Filings” has the meaning set forth in Section 6.9(h).

“Additional Shares Participation Percentage” means, with respect to any Pre-Closing Holder, the fraction (expressed as a percentage), (i) the numerator of which is number of NewCo Common Shares held by such Pre-Closing Holder immediately following the Closing, and (ii) the denominator of which is the total number of NewCo Common Shares held by all Pre-Closing Holders immediately following the Closing, in each case, excluding (for avoidance of doubt) any Restricted Shares; for the avoidance of all doubt, the sum of all Pre-Closing Holders’ Additional Shares Participation Percentages shall be 100%.

“Additional Support Agreements” has the meaning set forth in Section 6.18.

“Adjusted Company Equity Value” has the meaning set forth in Section 2.3(b)(vi).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, however, that, in no event shall any Target Company be considered an Affiliate of any portfolio company (other than any other Target Company) of any investment fund affiliated with any direct or indirect equityholder of Apax nor shall any portfolio company (other than any Target Company) of any investment fund affiliated with any direct or indirect equityholder of Apax be considered to be an Affiliate of any Target Company.

“Affiliated Transactions” has the meaning set forth in Section 3.23(a).

“Aggregate Cash Consideration” has the meaning set forth in Section 2.2(a).

“Aggregate Stock Consideration” has the meaning set forth in Section 2.2(a).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 6.15(b).

“Ancillary Agreements” means the Sponsor Forfeiture Agreement, the Investor Rights Agreement, the Founder Holders Consent Letter, the Subscription Agreements, the Transaction Support Agreements and each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which any Target Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 6.8(c).

“Apax” means Maven TopHoldings SARL, a Luxembourg company.

“Applicable Gaming Law” means all applicable laws, statutes, regulations, by-laws, subordinate legislation, regulatory policies (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct which govern the Target Companies’ gaming activities and which, in each case, have a binding legal effect.

“Asset” has the meaning set forth in Section 3.19(a).

“Available Distributable Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for dMY Share Redemptions plus (b) the aggregate proceeds received by NewCo from the PIPE Investment.

“Business Combination” has the meaning ascribed to such term in the dMY A&R Certificate of Incorporation.

“Business Combination Voting Matter” means, collectively, proposals to approve the adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, Guernsey or the United Kingdom.

“Catch-Up Payment” has the meaning set forth under Exhibit A.

“Certificate of Merger” has the meaning set forth in Section 2.1(c)(ii).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Form 20-F” has the meaning set forth in Section 6.9(i).

“Closing Press Release” has the meaning set forth in Section 6.9(i).

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company, as may be amended from time to time.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to dMY concurrently with the execution and delivery of this Agreement.

“Company Dispute Notice” has the meaning set forth in Section 2.3(b)(iv).

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Target Companies or under or with respect to which any of the Target Companies has any Liability; provided, however, that the term “Company Employee Benefit Plan” shall not include any benefit or compensation plan, fund, program, policy, agreement or arrangement that is sponsored, maintained or administered by a Governmental Entity.

“Company Equity Value” means an amount equal to one billion four hundred million dollars ($1,400,000,000).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), and Section 3.14 (Brokerage).

“Company Interests” means the issued and outstanding shares of the Company as of the Effective Date.

“Company Required Approval” has the meaning set forth in Section 3.1.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Transaction Expense Cap” shall be as set forth on Exhibit G.

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, (i) any direct or indirect equityholder of the Company or NewCo or (ii) the Target Companies, in each case, as set forth herein, and only to the extent a Target Company is obligated to pay, has paid or agreed to pay such Transaction Expense, in each case, as set forth herein.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b)(i).

“Competing Buyer” has the meaning set forth in Section 6.15.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Target Company, which upon consummation thereof, would (x) result in any Target Company becoming a public company, or (y) which would materially impede, materially interfere with or prevent the transactions contemplated hereby, or otherwise agree to, make, implement or consummate any of the foregoing, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Target Companies, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate could not reasonably be expected to impede, interfere with, prevent, or would reasonably be expected to materially delay the transactions contemplated hereby), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Target Company (excluding any such sale between or among the

Target Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, as contemplated by this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course of Business (but not the acquisition of a Person or business via an asset transfer), by any Target Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, as contemplated by this Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Target Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party); provided that, notwithstanding anything herein to the contrary, “Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than a Target Company) that is an Affiliate of any Pre-Closing Holder or any Interested Party so long as such transaction, arrangement, Contract or understanding does not involve any Target Company or any assets or Equity Interests or debt securities of the Target Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 17, 2020, by and between dMY and Genius Sports Group Limited.

“Contract” means any written or oral contract, agreement, license or Lease.

“COVID-19” means the 2020 novel Coronavirus.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Provisions” has the meaning set forth in Section 6.11(a).

“Data Room” has the meaning set forth in Section 8.6.

“Data Security Requirements” means all Laws regarding the confidentiality, availability and integrity of the IT Assets and the data thereon.

“DGCL” has the meaning set forth in Section 2.1(c)(i).

“Disclosure Letters” means dMY’s Disclosure Letter and the Company Disclosure Letter.

“Dispute Notice” has the meaning set forth in Section 2.3(b)(iv).

“dMY” has the meaning set forth in the Preamble.

“dMY A&R Certificate of Incorporation” means the amended and restated certificate of incorporation of dMY, dated as of August 13, 2020, as in effect on the Effective Date.

“dMY Board” means the board of directors of dMY.

“dMY Board Recommendation” has the meaning set forth in Section 6.9(l).

“dMY Bylaws” means the bylaws of dMY as in effect on the Effective Date.

“dMY Class A Common Stock” means the Class A common stock of dMY, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the dMY A&R Certificate of Incorporation.

“dMY Class B Common Stock” means the Class B common stock of dMY, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the dMY A&R Certificate of Incorporation.

“dMY Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving dMY and any Person, other than the Target Companies; provided that, notwithstanding anything herein to the contrary, “dMY Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than dMY) that is the Sponsor, an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve dMY or any assets (including, for this purpose, the Trust Account and the PIPE Investment) or Equity Interests or debt securities of dMY or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the transactions contemplated hereby.

“dMY Executives” means Niccolo de Masi and Harry You.

“dMY Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (Brokerage), and Section 4.4 (Trust Account) and Section 4.9 (Investment Company).

“dMY Governing Documents” means, at any time prior to the Closing, the dMY A&R Certificate of Incorporation and the dMY Bylaws.

“dMY Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect upon the ability of dMY to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a dMY Material Adverse Effect, or will be considered in determining whether a dMY Material Adverse Effect has occurred: (i) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement and the consummation of any dMY Share Redemptions or the PIPE Investment; (ii) any filing of a Proceeding with respect to this Agreement or any Ancillary Agreement or any transactions contemplated herein or therein by any of dMY’s stockholders or holders of any dMY Warrants against dMY or against its directors or officers alleging (A) a breach of any fiduciary duty of any director of dMY or (B) any claim under federal securities Laws; (iii) changes that are the result of factors generally affecting the industries or markets in which dMY operates; (iv) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the Effective Date; (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (viii) any national or international political conditions in or affecting U.S.A; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; (x) any consequences arising from any action by a Party required by this Agreement (other than dMY’s compliance with Section 5.2(a) hereof, except as a result of the failure of NewCo to consent to an action following request for such consent by such Party in accordance with this Agreement); or (xi) any consequences arising from any action taken (or omitted to be taken) by dMY at the written request of the Company; provided that in the case of clauses (iii), (iv), (v), (vi) and (ix) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on dMY, as compared to other “SPACs” operating in the industries in which dMY operates.

“dMY Parties” has the meaning set forth in Section 8.2(a).

“dMY Post-Closing Representation” has the meaning set forth in Section 8.15(b)(i).

“dMY Preferred Shares” has the meaning set forth in Section 4.2(a).

“dMY Public Securities” has the meaning set forth in Section 4.8.

“dMY SEC Documents” has the meaning set forth in Section 4.5(a).

“dMY SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by dMY with the SEC, including the Proxy Statement, Additional dMY Filings and the Signing Form 8-K, and all amendments, modifications and supplements thereto.

“dMY Share” means each share of the dMY Class A Common Stock.

“dMY Share Redemption” means the election of an eligible holder of the dMY Class A Common Stock (as determined in accordance with the applicable dMY Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of dMY Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable dMY Governing Documents and the Trust Agreement), by tendering such holder’s shares of dMY Class A Common Stock for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the dMY Stockholder Meeting.

“dMY Stockholder Meeting” means a special meeting of the dMY Stockholders to vote on the dMY Stockholder Voting Matters.

“dMY Stockholder Voting Matters” means, collectively, (a) the Business Combination Voting Matter and (b) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the dMY Stockholders in the Registration Statement and agreed to by dMY and the Company.

“dMY Stockholders” means the holders of the dMY Class A Common Stock and dMY Class B Common Stock, in each case, as of immediately prior to the Closing.

“dMY Warrants” has the meaning set forth in Section 4.2(a).

“dMY’s Disclosure Letter” means the Disclosure Letter delivered by dMY to the Company concurrently with the execution and delivery of this Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Example Pro Forma Calculations” means the example pro forma calculations attached hereto as Exhibit F, which have been prepared in full and complete accordance with the definitions contained herein and, notwithstanding anything herein to the contrary and for the avoidance of doubt, shall be used for illustrative purposes only.

“Excess Debt Obligations” has the meaning set forth in Section 5.1(a)(vi).

“Executives” means Mark Locke, Nick Taylor and Tom Russell.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

“Family Members” means (a) (i) the Executives, (ii) the spouse and lineal descendants (whether natural or adopted) of any Executive, (iii) any spouse of any of the individuals described in clause (ii), and (iv) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii); provided, that, with respect any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“Final Company Transaction Expenses” has the meaning set forth in Section 2.3(b)(iv).

“Final Sponsor Transaction Expenses” has the meaning set forth in Section 2.3(b)(iv).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Founder Holders” means each of the Sponsor, Darla Anderson, Francesca Luthi and Charles E. Wert.

“Founder Holders Consent Letter” has the meaning set forth in the Recitals.

“Founder Share” means each share of dMY Class B Capital Stock.

“Fraud” means actual Delaware common law fraud committed by a Party with respect to the making of the representations and warranties set forth in this Agreement.

“GAAP” means United Kingdom generally accepted accounting principles, consistently applied.

“Gaming Regulatory Authority” means the competent Governmental Entity in any jurisdiction regulating gambling, betting and gaming activities (if any), including, for the avoidance of doubt, the Governmental Entities issuing the Target Companies Relevant Licenses.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Guernsey Companies Law” means the Companies (Guernsey) Law 2008.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP or U.S. GAAP, as applicable; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; provided, however, that, in the case of the Target Companies, ‘Indebtedness’ shall not include any Indebtedness between or among the Company and any of its Subsidiaries that are directly or indirectly wholly-owned by the Company.

“Independent Accountant” means a nationally recognized firm of independent certified public accountants appointed by mutual agreement of the Sponsor and the Company.

“Initial Debt Basket” has the meaning set forth in Section 5.1(a)(vi).

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith, (e) all design rights and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (g) all rights in Software.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interested Party” means (i) the Executives, (ii) the Pre-Closing Holders, (iii) in the case of any Pre-Closing Holder that is an entity, any direct or indirect controlling equityholder of such Pre-Closing Holder or any of its respective Affiliates (other than any Target Company), and (iv) in the case of the Executives and any Pre-Closing Holder that is an individual, any Family Member or Affiliate of such Executive or Pre-Closing Holder (other than any Target Company).

“Investment Deed” means that certain Investment Deed relating to the Company and dated September 7, 2018, to which the Company, certain Company Subsidiaries and certain holders of securities issued by the Company and the Company Subsidiaries are party (as amended from time to time).

“Investor Loan Note” means the £43,549,144, in the aggregate, 10% 2028 fixed rate loan notes constituted by the Investor Loan Note Instruments.

“Investor Loan Note Instrument” means the loan note instrument constituting £43,549,144, 10% 2028 fixed rate loan notes of MidCo dated September 7, 2018, as amended by a supplemental deed dated November 19, 2019.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned by one of the Target Companies or outsourced, used, or held for use in the operation of the Target Companies.

“K&E” has the meaning set forth in Section 8.15(a)(i).

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives and (b) as used in the phrase “to the Knowledge of dMY” or phrases of similar import means the actual knowledge of the dMY Executives.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law (and, for the avoidance of doubt, Applicable Gaming Law). All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Target Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Target Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Loan Note Repayment Amount” means the amount required to repay in full all Liabilities (including principal and interest accrued through Closing) related to the Loan Notes outstanding immediately prior to the Merger Effective Time, in accordance with their respective terms.

“Loan Notes” means the Investor Loan Note and the Manager Loan Note.

“Lookback Date” means the date which is two (2) years prior to the Effective Date.

“M&A Debt Basket” has the meaning set forth in Section 5.1(a)(vi).

“Management Investment Deed” means that certain Management Investment Deed relating to the Company dated September 7, 2018 (as amended on or around the date hereof and from time to time), to which the Company, certain Company Subsidiaries and certain holders of securities issued by the Company and the Company Subsidiaries are party (as amended from time to time).

“Manager Loan Note” means the £4,010,334, in the aggregate, 10% 2028 fixed rate loan notes constituted by the Manager Loan Note Instrument.

“Manager Loan Note Instrument” means the loan note instrument constituting £4,010,334 10% 2028 fixed rate loan notes of MidCo dated September 7, 2018, as amended by a supplemental deed dated November 19, 2019.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of the Target Companies, taken as a whole; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Target Companies operate; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the Effective Date; (iv) any failure of any Target Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (viii) any national or international political conditions in or affecting any jurisdiction in which the Target Companies conduct business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; (x) any consequences arising from any action by a Party required by this Agreement (other than the Company’s compliance with Section 5.1(a) hereof, except as a result of the failure of dMY to consent to an action following request for such consent by such Party in accordance with this Agreement); or (xi) any consequences arising from any action taken (or omitted to be taken) by any Target Company at the written request of dMY; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Target Companies, taken as a whole, relative to other comparable entities operating in the industries and markets in which the Target Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Customers” means the top ten (10) customers of the Target Companies, taken as a whole, based on the budgeted and anticipated revenue (as reasonably determined by the Company) to be received by the Target Companies from each such customer as of the date hereof.

“Material Entity” means the entities listed on Section 3.3(a)(i) of the Company Disclosure Letter.

“Material Leases” means (a) the Leases for the properties located at: (i) 10 Bloomsbury Way, London, WC1A 2SL United Kingdom; (ii) K29 Business Centre, Konstitucijos pr. 29, LT-08105, Vilnius, Lithuania; (iii) Centro Empresarial One Plaza, Torre Norte, El Poblado #5A 113, Medellin Antioquia, Colombia; and (iv) Valge Maja, Tartu Maantee 63, 10115, Tallinn Estonia and (b) all other Leases for each Leased Real Property which provides for a current monthly base rent of more than $50,000.00.

“Material Sports Rights Licensor” means the top ten (10) licensors of sports rights of the Target Companies, taken as a whole, based on historic and projected revenue, taking into account cross-selling and new customer acquisition potential as reasonably determined by the Company.

“Material Suppliers” means the top five (5) suppliers (determined by the amount purchased) of the Target Companies, taken as a whole, for the fiscal year ended December 31, 2019.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(d)(i).

“Merger Documents” has the meaning set forth in Section 2.1(c)(ii).

“Merger Effective Time” has the meaning set forth in Section 2.1(c)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“MidCo” has the meaning set forth in the Preamble.

“Minimum Cash” means, as of immediately prior to the Closing (and for avoidance of doubt, after giving effect to the Pre-Closing Reorganization and PIPE Investment), an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for the dMY Share Redemptions and less 33% of the aggregate amount of Transaction Expenses incurred by the Parties plus (b) the aggregate proceeds received by NewCo from the PIPE Investment.

“Net Company Equity Value Adjustment Amount” means the positive or negative amount, as the case may be, calculated as the difference between (a) the aggregate amount (if any) by which the aggregate Final Sponsor Transaction Expenses (as finally determined in accordance with Section 2.3(a)) exceed the Sponsor Transaction Expense Cap (but which shall not be less than zero) minus (b) the aggregate amount (if any) by which the aggregate Final Company Transaction Expenses (as finally determined in accordance with Section 2.3(a)) exceed the Company Transaction Expense Cap (but which shall not be less than zero).

“NewCo” has the meaning set forth in the Preamble.

“NewCo Articles of Incorporation” means the Articles of Incorporation of NewCo, as may be amended from time to time.

“NewCo Balance Sheet Cap” has the meaning set forth in Section 2.2(b)(vi)(x).

“NewCo Common Shares” means the ordinary shares of NewCo, par value $0.01 (excluding, for avoidance of doubt, any Restricted Shares).

“NewCo Governing Documents” has the meaning set forth in Section 6.14.

“NewCo Memorandum of Incorporation” means the Memorandum of Incorporation of NewCo, as amended from time to time.

“NewCo Post-Closing Representation” has the meaning set forth in Section 8.15(a)(i).

“NewCo SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by NewCo with the SEC, including the Registration Statement, Additional NewCo Filings and the Closing Form 20-F, and all amendments, modifications and supplements thereto.

“NewCo Warrant” has the meaning set forth in Section 2.1(d)(iv).

“Non-Party Affiliate” has the meaning set forth in Section 8.14.

“Noteholder” means a person who holds a Manager Loan Note or an Investor Loan Note.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Target Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Target Companies.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 6.9(j).

“Permitted Affiliate Transactions” means any item set forth on Section 1.1(c) of the Company Disclosure Letter.

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of any of the Target Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that (i) with respect to the Target Companies, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Target Companies or (ii) with respect to dMY, appropriate reserves required pursuant to U.S. GAAP have been made in respect thereof on the books and records of dMY); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Target Companies’ current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; provided that any Material Lease shall provide for automatic subordination, non-disturbance and attornment of mortgage liens for the benefit of the Company or applicable Subsidiary or for which a subordination, non-disturbance and attornment agreement has been provided for the benefit of the Company or applicable Subsidiary; (i) Securities Liens; (j) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business; and (k) those Liens set forth on the Section 1.1(d) of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that identifies an individual or can be used to contact an individual including name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data, geolocation information, credit or debit card or bank account number, or any other personally identifiable information.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” has the meaning set forth in the Recitals.

“PIPE Investors” means Persons that have entered into Subscription Agreements to purchase for cash NewCo Common Shares pursuant to the PIPE Investment on or prior to the Effective Date.

“Pre-Closing Holder” means (i) prior to the consummation of the Pre-Closing Reorganization, a holder of ordinary shares in the Company or Preference Shares, and (ii) following the consummation of the Pre-Closing Reorganization and immediately prior to the Merger Effective Time (and for avoidance of doubt, prior to giving effect to the PIPE Investment and the Merger), a holder of NewCo Common Shares issued as a result of the Pre-Closing Reorganization, provided, that solely for purposes of Section 2.5(b)(i)(D) (and the definition of Interested Party applicable therein), Pre-Closing Holder shall refer to a holder of ordinary shares in the Company or Preference Shares who holds more than 2% of the issued and outstanding shares of the Company (on a fully diluted basis).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Reorganization” has the meaning set forth in Section 2.1(a)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Preference Shares” means, prior to giving effect to the Pre-Closing Reorganization, the redeemable preference shares of £0.0001 each in the capital of the Company.

“Premium Cap” has the meaning set forth in Section 6.11(b)(ii).

“Privacy Contracts” means all Contracts between any Target Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all Laws pertaining to the collection, storage, use, access, disclosure, processing, protection, security, modification, destruction, and transfer of Personal Information.

“Privacy Requirements” means (a) all applicable Privacy Laws, and (b) provisions relating to Processing of Personal Information in all applicable and material Privacy Contracts.

“Pro Rata Participation Percentage” means, with respect to any Pre-Closing Holder, the fraction (expressed as a percentage), (a) the numerator of which is the number of NewCo Common Shares held by such Pre-Closing Holder immediately prior the Merger Effective Time, and (b) the denominator of which is the total number of NewCo Common Shares held by all Pre-Closing Holders immediately prior to the Merger Effective Time, in each case, excluding (for avoidance of doubt) any Restricted Shares; for the avoidance of all doubt, the sum of all Pre-Closing Holders’ Pro Rata Participation Percentages shall be 100%.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Prohibited Affiliate Transactions” means, except for (a) Permitted Affiliate Transactions, (b) those Prohibited Affiliate Transactions consented to (not to be unreasonably withheld, conditioned or delayed) in writing by dMY after the Effective Date, and (c) transactions contemplated by this Agreement or the Ancillary Agreements (including the Pre-Closing Reorganization and any payments permitted in accordance with Section 5.1(a)(xii)), any of the following transactions:

(a) the declaration, making or payment of any dividend, other distribution or return of capital (whether in cash or in kind) to any Pre-Closing Holder (or if any Pre-Closing Holder transfers its Company Interests before the Closing Date to another Interested Party, then such Interested Party) by any Target Company, other than to another Target Company;

(b) any payment by any Target Company to any Interested Party in connection with any redemption, purchase or other acquisition of shares of capital stock, partnership interests or other securities of any Target Company;

(c) any (i) loan made or owed by any Target Company to any Interested Party, or (ii) payment made or Liability incurred, assumed or indemnified, whether in cash or kind, by any Target Company to, or on behalf of, or for the benefit of, any Interested Party or any payments made to any officer, director, employee or independent contractor of an Interested Party solely to the extent such payment is made to such officer, director, employee or independent contractor in his, her or its capacity as an officer, director, employee or independent contractor of an Interested Party, other than compensation, benefits or expense reimbursement (in each case, of the types available to the Executives or otherwise on arms’ length terms) paid or provided in the Ordinary Course of Business to individuals who are directors, officers, employees or independent contractors of any Target Company;

(d) any Lien (other than those Permitted Liens referenced in clause (j) of the definition of Permitted Liens) made, created or granted over any asset of any Target Company in favor of any Interested Party;

(e) any guarantee by any Target Company of any Liability of any Interested Party;

(f) any discharge, forgiveness or waiver by any Target Company of any Liability owed by any Interested Party to any Target Company;

(g) the sale, purchase, transfer, license, sublicense, covenant not to assert, or disposal of any Owned Intellectual Property that is material to any Target Company to or in favor of an Interested Party;

(h) the sale, purchase, transfer or disposal of any material asset or right of any Target Company not referenced in clause (h) above to or in favor of an Interested Party, other than in the Ordinary Course of Business;

(i) except as set forth on Section 3.14 of the Company Disclosure Letter or as included as a Company Transaction Expense, any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company to pay any financial advisor fee, investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or a reimbursement of expenses of any of the foregoing; and

(j) any commitment or agreement to do any of the foregoing.

provided, that any transaction or payments that is a Company Transaction Expense hereunder shall not be deemed a Prohibited Affiliate Transaction for purposes of this Agreement.

“Proxy Statement” has the meaning set forth in the definition of “Registration Statement”.

“Publicly Available Software” means any Software (or portion thereof) (i) that is distributed (A) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (B) pursuant to open source, copyleft or similar licensing and distribution models, or (ii) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Redemption” has the meaning set forth in Section 2.1(a)(ii).

“Registered Owned Intellectual Property” means any Owned Intellectual Property which is registered or the subject of an application for registration.

“Registration Statement” means (a) the Proxy Statement on Schedule 14A to be filed with the SEC by dMY in connection with the dMY Stockholder Meeting (the “Proxy Statement”) and (b) a Registration Statement on Form F-4, which shall include the Proxy Statement, to be filed with the SEC by NewCo.

“Remaining Preference Shares” means the redeemable preference shares of £0.01 each in the capital of the Company which have not otherwise converted as part of the Pre-Closing Reorganization, and which shall be redeemed and cancelled as part of the Redemption.

“Required Vote” means the approval of the dMY Stockholder Voting Matters, at the dMY Stockholder Meeting where a quorum is present, (a) in the case of the Business Combination Voting Matter, by the affirmative vote of holders of a majority of the outstanding dMY Shares and Founder Shares entitled to vote on such matter and (b) in the case of each of the other dMY Stockholder Voting Matters, by the affirmative vote of the holders of at least a majority of the votes cast by dMY Stockholders present in person or represented by proxy at the dMY Stockholder Meeting.

“Restricted Shares” has the meaning set forth in the Recitals.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the Effective Date, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List; the European Union

Consolidated List and Annexes III, IV and V to Council Regulation (EU) 833/2014, as amended; HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions and List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, or any European Union member state, the Bailiwick of Guernsey or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC declares the Registration Statement effective.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Privacy Requirements or any other applicable Laws.

“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets that adversely impacts the confidentiality, integrity or availability of such information and IT Assets.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Shareholder Debt and Preference Share Repayments” means the amount of Available Distributable Cash allocated pursuant to Section 2.2(b) in order to repay the Loan Note Repayment Amount, repay any Excess Debt Obligations, pay the Catch-Up Payment and repay the Total Redemption Amount payable to the holders of Remaining Preference Shares in connection with the Redemption (in each case, together with all related payments thereunder).

“Signing Form 8-K” has the meaning set forth in Section 6.9(b).

“Signing Press Release” has the meaning set forth in Section 6.9(b).

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“SPD” has the meaning set forth in Section 3.16(a).

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Dispute Notice” has the meaning set forth in Section 2.3(b)(iv).

“Sponsor Forfeiture Agreement” has the meaning set forth in the Recitals.

“Sponsor Transaction Expense Cap” shall be as set forth on Exhibit G.

“Sponsor Transaction Expenses” shall mean the aggregate Transaction Expenses incurred by, or attributable to, any of the Sponsor or dMY, in each case, as set forth herein.

“Sponsor Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b)(i).

“Stock Exchange” means the New York Stock Exchange.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by a PIPE Investor on or before the Effective Date in connection with the PIPE Investment.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in the Recitals.

“Tail Policy” has the meaning set forth in Section 6.11(b)(ii).

“Target Companies” means, collectively, NewCo, Merger Sub, the Company and the Company Subsidiaries.

“Target Companies Relevant Licenses” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to any Target Company or any officers, directors or employees thereof which are necessary to operate the business of the Target Companies in accordance with the Applicable Gaming Laws.

“Target Indemnified Person” has the meaning set forth in Section 6.11(a).

“Tax” or “Taxes” means all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license or permit, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Target Company or dMY is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Total Redemption Amount” means the aggregate amount payable to the holders of Remaining Preference Shares necessary to redeem and cancel such shares in accordance with the Company Articles of Incorporation in connection with the Redemption (together with all related payments thereunder).

“Tranche 1 Payment Amount” has the meaning set forth in Section 2.2(b)(iii).

“Tranche 2 Payment Amount” has the meaning set forth in Section 2.2(b)(v).

“Tranche 3 Payment Amount” has the meaning set forth in Section 2.2(b)(vi).

“Tranche 4 Payment Amount” has the meaning set forth in Section 2.2(b)(vii).

“Transaction Expenses” means:

(a) all fees, costs and expenses designated as Sponsor Transaction Expenses or Company Transaction Expenses in this Agreement;

(b) only to the extent dMY is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by dMY or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence), in connection with dMY’s initial public offering (including any deferred underwriting fees) or in connection with dMY’s pursuit of a Business Combination with NewCo, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Sponsor Transaction Expenses hereunder); provided, that, notwithstanding anything to the contrary herein, the fees, costs, expenses or other Liabilities (including fees, costs and expenses of third-party advisors, legal counsel, or other representatives) incurred or payable by dMY, its officers or directors or the Sponsor in connection with or related to any written threat to file, or any filing of, a Proceeding with respect to this Agreement or any Ancillary Agreement or any transactions contemplated herein or therein by any of dMY Stockholders or holders of any dMY Warrants against dMY or against its directors or officers shall not in any event be deemed Transaction Expenses incurred by dMY or the Sponsor;

(c) only to the extent a Target Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by any of the Target Companies (or their equityholders) through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s or NewCo’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder); provided, that, notwithstanding anything to the contrary herein, the fees, costs, expenses or other Liabilities (including fees, costs and expenses of third-party advisors, legal counsel, or other representatives) incurred or payable by any Target Company, its officers or directors or Apax or any of their respective Affiliates in connection with or related to any written threat to file, or any filing of, a Proceeding with respect to this Agreement or any Ancillary Agreement or any transactions contemplated herein or therein by any of the Company’s shareholders against any Target Company or against their directors or officers shall not in any event be deemed Company Transaction Expenses;

(d) any fees, costs and expenses incurred or payable by dMY, any of the Target Companies or the Sponsor, in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the PIPE Investment, including any commitment or other fees or other inducements related thereto (which fees, costs, expenses and inducements shall be deemed Sponsor Transaction Expenses hereunder);

(e) any Liability of the Target Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Target Companies solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other taxes with respect thereto (which fees, costs, expenses and taxes shall be deemed Company Transaction Expenses hereunder);

(f) all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Sponsor Transaction Expenses hereunder); all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required (fifty percent (50%) of such fees shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such fees shall be deemed Sponsor Transaction Expenses hereunder); and

(g) all Transfer Taxes (fifty percent (50%) of such Transfer Taxes shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such Transfer Taxes shall be deemed Sponsor Transaction Expenses hereunder).

“Transaction Support Agreements” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Treasury Shares” has the meaning set forth in Section 2.1(d)(ii).

“Trust Account” means the trust account established by dMY pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of August 13, 2020, by and between dMY and Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Amount” has the meaning set forth in Section 4.4.

“Trust Distributions” has the meaning set forth in Section 8.10.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“U.S.” means the United States of America.

“U.S. Benefit Plan” means each Company Employee Benefit Plan that is maintained by any of the Target Companies for employees who reside or work primarily in the U.S.

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any Target Company or the licensor of the Software or hardware components.

“W&C” has the meaning set forth in Section 8.15(b)(i).

“Waiving Parties” has the meaning set forth in Section 8.15(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Warrant Agreement” means that certain warrant agreement dated of August 13, 2020, by and between dMY and Continental Stock Transfer & Trust Company, a New York corporation.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.1:

(a) Pre-Closing Reorganization and Redemption. Prior to the Closing, the following shall occur in the following order:

(i) Subject to the terms and conditions of this Agreement (including Section 6.21), the steps set forth in Exhibit A shall occur, including any necessary filings set forth therein (the “Pre-Closing Reorganization”). NewCo and the Company shall provide dMY with drafts of all agreements, instruments and other documents to be entered into or filed in order to effect the Pre-Closing Reorganization, and will provide dMY with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(ii) Subject to the terms and conditions of this Agreement (including Section 6.22), immediately prior to the Closing (and subject to and conditioned upon the consummation of the PIPE Investment) and in any event prior to the taking of the actions contemplated by Section 6.14, the Company shall redeem and cancel, in accordance with the Company Articles of Incorporation and the Guernsey Companies Law, the Remaining Preference Shares (the “Redemption”) for an aggregate consideration payable to the holders of Remaining Preference Shares equal to the Total Redemption Amount. NewCo and the Company shall provide dMY with drafts of all agreements, instruments and other documents to be entered into or filed in order to effect the Redemption, and will provide dMY with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(b) PIPE Closing. Immediately prior to or substantially concurrently with the Merger Effective Time, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.

(c) Merger.

(i) At the Merger Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into dMY, with dMY as the Surviving Company, continuing as a wholly owned Subsidiary of NewCo, following the Merger and the separate existence of Merger Sub shall cease.

(ii) Following the Closing and on the Closing Date, dMY and Merger Sub shall cause a Certificate of Merger in a form reasonably agreed between dMY and NewCo (the “Certificate of Merger”), along with all other documentation and declarations required in connection with the Merger, to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL (collectively, the “Merger Documents”). The Merger shall become effective immediately upon the filing of the Certificate of Merger or such other time as agreed to by dMY and Merger Sub in writing and specified in such filed Certificate of Merger (the “Merger Effective Time”).

(iii) The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, upon the Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of dMY and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of each of dMY and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv) At the Merger Effective Time, the Governing Documents of Merger Sub immediately prior to the Merger Effective Time shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Merger Effective Time, the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(d) Effects of the Merger. By virtue of the Merger, NewCo shall issue the Merger Consideration (as defined below) in consideration for the acquisition of all of the issued and outstanding equity interests of dMY as follows:

(i) dMY Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each issued and outstanding dMY Share (other than any Treasury Shares and any Founder Shares forfeited pursuant to the Sponsor Forfeiture Agreement) issued and outstanding as of immediately prior to the Merger Effective Time (which, for the avoidance of doubt includes all of the Founder Shares as converted into dMY Shares in accordance with the terms and conditions of the Founder Holders Consent Letter) shall be canceled and extinguished and be converted into the right to receive one NewCo Common Share (the “Merger Consideration”). From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of dMY Shares or Founder Shares or dMY Shares or Founder Shares held in book-entry form issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law. For the avoidance of doubt, no shares or assets of Merger Sub shall be distributed in connection with the Merger.

(ii) Treasury Shares. At the Merger Effective Time by virtue of the Merger and without any action on the part of any Party or any other Person, each dMY Share and Founder Share held immediately prior to the Merger Effective Time by dMY as treasury stock (the “Treasury Shares”) shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(iii) Fractional Shares. No certificate or book entry representing fractional shares of NewCo Common Shares shall be issued upon the surrender for exchange of dMY Shares, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of NewCo Common Shares. In lieu of the issuance of any such fractional share, NewCo shall aggregate the total number of NewCo Common Shares issuable to each Person upon the surrender for exchange of dMY Shares, and then round down to the nearest whole number of NewCo Common Shares for each such Person.

(iv) dMY Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each dMY Warrant issued and outstanding immediately prior to the Merger Effective Time shall, by its terms, automatically convert into a warrant exercisable for an equivalent number of NewCo Common Shares (“NewCo Warrant”), which NewCo Warrants will mutatis mutandis have the same terms and be subject to the same conditions as set forth in the Warrant Agreement (other than that any reference to dMY or the “Company” therein should be construed as a reference to Newco) and in this Agreement.

(v) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Merger Effective Time;

(e) Sponsor Forfeiture Agreement Transactions. Effective immediately prior the Merger Effective Time (and subject to and conditioned upon the consummation of the PIPE Investment), pursuant to the Sponsor Forfeiture Agreement, the Sponsor shall be automatically deemed to have irrevocably transferred to dMY, surrendered, and forfeited for no consideration (including, for the avoidance of doubt, no Merger Consideration) Founder Shares specified in the Sponsor Forfeiture Agreement, and such Founder Shares shall, by virtue of the Merger, be deemed to have been canceled and extinguished.

(f) Contribution to Midco. At the Closing, (i) NewCo will make a capital contribution to the Company, in exchange for the issuance of one Ordinary Share of the Company (as defined in the Company Articles of Incorporation), and (ii) immediately upon its receipt of the capital contribution described in the foregoing clause (i), the Company will make a capital contribution to MidCo, in exchange for the issuance of one ordinary share of Midco, par value £1 per share, and in each case, the amount of such capital contribution shall be equal to the Loan Note Repayment Amount and Excess Debt Obligations (if any) pursuant to the terms of Section 2.2(b)(iii) using cash sourced in accordance with the terms of Section 2.2(c).

(g) Directors and Officers of NewCo. Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of the Stock Exchange, NewCo shall take all actions necessary or appropriate to cause, effective as of the Closing, the board of directors of NewCo to consist of nine (9) members, (i) seven (7) of whom shall be designated by NewCo prior to Closing and (ii) two (2) of whom shall be Niccolo de Masi and Harry You, in each case, subject to the terms of the Investor Rights Agreement.

Section 2.2 Purchase Price and Closing Date Payments.

(a) Purchase Price. Notwithstanding anything to the contrary herein or anywhere else in the Ancillary Agreements, the aggregate consideration to be received by the Pre-Closing Holders at Closing in connection with the transactions contemplated herein (after implementing all steps set forth in Section 2.2(b)), including in exchange of all debt and equity securities of the Company (including the Investor Loan Note, the Manager Loan Note, the Excess Debt Obligations and the Redemption, but excluding any debt securities or Indebtedness incurred pursuant to Section 5.1(a)(vi) up to the amount of the Initial Debt Basket), shall consist of, (i) the Company Equity Value apportioned between cash and NewCo Common Shares in the following manner: (x) cash in an amount equal to the sum of (I) the Shareholder Debt and Preference Share Repayments to be distributed in accordance with the provisions of Section 2.2(b) and (II) cash in an amount, if any, used to repurchase NewCo Common Shares in accordance with Section 2.2(b)(vi)(y)(B) and Section 2.2(b)(vii)(B) (the foregoing amount under this clause (x), the “Aggregate Cash Consideration”) and (y) a number of NewCo Common Shares equal to the quotient obtained by dividing (1) the Company Equity Value minus the Aggregate Cash Consideration by (2) $10.00 (the “Aggregate Stock Consideration”) and (ii) such number of Restricted Shares up to 11,618,401 Restricted Shares issued pursuant to the terms and conditions of Exhibit A. Notwithstanding anything to the contrary herein or anywhere else in the Ancillary Agreements, immediately after the Closing and upon completion of the Redemption and all other steps set forth in Section 2.2(b), the only issued and outstanding Equity Interests of NewCo that were issued to the Pre-Closing Holders shall be that number of NewCo Common Shares equal to the Aggregate Stock Consideration and such number of Restricted Shares issued pursuant to the terms and conditions of Exhibit A, and the only issued and outstanding Equity Interests of the Company shall be shares received by NewCo in connection with the Pre-Closing Reorganization.

(b) Closing Date Cash Payments and Uses. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and in consideration for the transactions contemplated herein, the Parties shall disburse all Available Distributable Cash in the following order of priority:

(i) first, an amount equal to all Transaction Expenses shall be contributed or loaned to, or remain with, NewCo, and shall be used by NewCo to pay all such Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Transaction Expenses or by whom such Transaction Expenses are payable;

(ii) second, one hundred million dollars ($100,000,000) shall be contributed or loaned to, or remain with, NewCo or its Subsidiaries (including for working capital, growth and other general corporate purposes);

(iii) third, the next two hundred million dollars ($200,000,000) (the “Tranche 1 Payment Amount”) shall be allocated and used as follows:

(x) a portion of the Tranche 1 Payment Amount equal to the Loan Note Repayment Amount and the Excess Debt Obligations (if any) shall be contributed, on behalf of NewCo, to the Company, and by the Company to MidCo, in each case, by way of capital contribution for use in the repayment and forgiveness in full of the Loan Notes and any Excess Debt Obligations, pro rata among the holders of the Loan Notes and any Excess Debt Obligations; and

(y) following repayment of the Loan Note Repayment Amount and the Excess Debt Obligations in full, any remaining portion of the Tranche 1 Payment Amount shall be contributed, on behalf of NewCo, to the Company by way of capital contribution to pay the Total Redemption Amount pro rata among the holders of Remaining Preference Shares in accordance with the Company Articles of Incorporation and the Guernsey Companies Law.

(iv) fourth, an amount equal to the Catch-Up Payment (as defined in, and set forth under, Exhibit A) shall be allocated and paid to the Persons set forth in Section 2.2(b) of the Company Disclosure Letter;

(v) fifth, any remaining amount of Available Distributable Cash up to the next one hundred million dollars ($100,000,000) (the “Tranche 2 Payment Amount”) shall be allocated and used as follows:

(x) 35% of the Tranche 2 Payment Amount shall be contributed or loaned to, or remain with, NewCo or its Subsidiaries (including for working capital, growth and other general corporate purposes); and

(y) 65% of the Tranche 2 Payment Amount shall be contributed, on behalf of NewCo, to the Company by way of capital contribution to pay the Total Redemption Amount pro rata among the holders of Remaining Preference Shares in accordance with the Company Articles of Incorporation and the Guernsey Companies Law;

(vi) sixth, any remaining amount of Available Distributable Cash (up to such amount that would cause the NewCo Balance Sheet Cap to be met) (the “Tranche 3 Payment Amount”), after the contributions and distributions pursuant to clauses (i) through (iv) of this Section 2.2, shall be allocated as follows:

(x) ten percent (10%) of the Tranche 3 Payment Amount will be contributed or loaned to, or remain with, NewCo or its Subsidiaries (including for working capital, growth and other general corporate purposes) until an aggregate of two hundred million ($200,000,000) has been contributed or loaned to, or remains with, NewCo or its Subsidiaries for working capital, growth and other general corporate purposes pursuant to this Section 2.2(b) (taking into account all sums contributed or loaned to, or remaining with, NewCo or its Subsidiaries under clauses (ii) through (v) above) (the “NewCo Balance Sheet Cap”); and

(y) ninety percent (90%) of the Tranche 3 Payment Amount (“90% Balance Amount”) shall be allocated as follows: (A) the 90% Balance Amount shall be contributed, on behalf of NewCo, to the Company by way of capital contribution to pay the Total Redemption Amount pro rata among the holders of Remaining Preference Shares in accordance with the Company Articles of Incorporation and the Guernsey Companies Law; and (B) if the Total Redemption Amount has been paid in full, any remaining portion of the 90% Balance Amount shall be used by NewCo to repurchase NewCo Common Shares from all Pre-Closing Holders based on their Pro Rata Participation Percentage at a price per share of $10 in accordance with the NewCo Articles of Incorporation and the Guernsey Companies Law; provided that NewCo shall provide dMY, prior to the Closing, with drafts of all agreements, instruments and other documents to be entered into or filed in order to effect such repurchase of NewCo Common Shares and the repurchase described in Section 2.2(b)(vii), and will provide dMY with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith; and

(vii) seventh, any remaining amount of Available Distributable Cash (the “Tranche 4 Payment Amount”), after the contributions and distributions pursuant to clauses (i) through (vi) of this Section 2.2(b), shall be allocated as follows: (A) the Tranche 4 Payment Amount shall be contributed, on behalf of NewCo, to the Company by way of capital contribution to pay the Total Redemption Amount pro rata among the holders of Remaining Preference Shares in accordance with the Company Articles of Incorporation and the Guernsey Companies Law; and (B) if the Total Redemption Amount has been paid in full, any remaining portion of the Tranche 4 Payment Amount shall be used by NewCo to repurchase NewCo Common Shares, in accordance with the NewCo Articles of Incorporation and the Guernsey Companies Law, from all Pre-Closing Holders based on their Pro Rata Participation Percentage at a price per share of $10.

(c) Cash Sources and Uses. In connection with the use and distribution of Available Distributable Cash under Section 2.2(b) above, available cash from the PIPE Investment and from the Trust Account shall be sourced and used in the order of priority described in Exhibit H.

(d) Example Pro Forma Calculations. The transactions contemplated by Section 2.1 and this Section 2.2 shall be effectuated in accordance with and based upon the definitions contained herein. The Example Pro Forma Calculations set forth on Exhibit F have been prepared in full and complete accordance with the definitions contained herein and shall be for illustrative purposes only.

(e) NewCo and Company Certificate. At least two (2) Business Days prior to the Closing Date (or later, if dMY’s certificate pursuant to Section 2.3(a) is not received at least three (3) Business Days prior to the Closing Date), NewCo and the Company shall jointly prepare and deliver to dMY a certificate, duly executed and certified by an executive officer of each of NewCo and the Company, setting forth the following (and attaching reasonable supporting details to enable a review thereof by dMY): (i) updated Example Pro Forma Calculations as of the Closing Date and based on the amount of estimated Available Distributable Cash, the Company Transaction Expenses Certificate and the Sponsor Transaction Expenses Certificate; and (ii) setting forth in reasonable detail with respect to each Pre-Closing Holder: (A) the number of NewCo Common Shares and Restricted Shares that such Pre-Closing Holder is entitled to receive immediately following Step 2 of Exhibit A; (B) the number of NewCo Common Shares and Restricted Shares that such Pre-Closing Holder is entitled to receive following the completion of the Pre-Closing Reorganization; (C) the portion of the Total Redemption Amounts payable, if any, to such Pre-Closing Holder with respect to the Redemption; (D) the aggregate cash payable, if any, to such Pre-Closing Holder with respect to the repayment of the Loan Note Repayment Amount, the Catch-Up Payment and the Excess Debt Obligations (and in each case, together with all related payments thereunder); (E) the Pro Rata Participation Percentage of such Pre-Closing Holder; and (F) the number of NewCo Common Shares and Restricted Shares held immediately post-Closing by such Pre-Closing Holder after all the steps in Section 2.2 hereof have been completed.

Section 2.3 Transaction Statement; Available Distributable Cash; Third Party Invoices.

(a) Cash in Trust Account. At least three (3) Business Days prior to the Closing Date, dMY shall prepare and deliver to NewCo a certificate, duly executed and certified by an executive officer of dMY, setting forth in reasonable detail dMY’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by NewCo) of the cash in the Trust Account, less amounts required for dMY Share Redemptions.

(b) Third Party Invoices.

(i) At least three (3) Business Days prior to the Closing Date, (A) NewCo shall deliver to the Sponsor copies of all invoices for Company Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of NewCo and either the Company or Genius Sports Group Limited, setting forth in reasonable detail NewCo’s and the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”) and any W-9 or other tax forms reasonably requested by Sponsor or dMY in connection with payment thereof, and (B) the Sponsor shall deliver to NewCo copies of all invoices for Sponsor Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of the Sponsor, setting forth in reasonable detail the Sponsor’s good faith calculation of the aggregate amount of Sponsor Transaction Expenses (the “Sponsor Transaction Expenses Certificate”) and any W-9 or other tax forms reasonably requested by NewCo in connection with payment thereof.

(ii) Each of NewCo and the Sponsor shall be obligated to promptly notify (in reasonable detail) the other Party upon discovery or determination by such Party of any inaccurate amounts reflected on the Company Transaction Expenses Certificate or the Sponsor Transaction Expenses Certificate, as applicable, during the thirty (30) days following the Closing Date.

(iii) No later than thirty (30) days following the Closing Date, (A) the Sponsor shall notify NewCo in writing whether it accepts or disputes the accuracy of the calculation of the Company Transaction Expenses set forth on the Company Transaction Expenses Certificate, and (B) NewCo shall notify the Sponsor in writing whether it accepts or disputes the accuracy of the calculation of the Sponsor Transaction Expenses set forth on the Sponsor Transaction Expenses Certificate. If the Sponsor accepts the calculation of the Company Transaction Expenses set forth on the Company Transaction Expenses Certificate, or fails within such thirty (30) day period to notify NewCo of any dispute with respect thereto, then the calculation of the aggregate amount of Company Transaction Expenses set forth on the Company Transaction Expenses Certificate shall be deemed final and conclusive and binding upon all Parties in all respects. If NewCo accepts the calculation of the Sponsor Transaction Expenses set forth on the Sponsor Transaction Expenses Certificate, or fails within such thirty (30) day period to notify the Sponsor of any dispute with respect thereto, then the calculation of the aggregate amount of Sponsor Transaction Expenses set forth on the Sponsor Transaction Expenses Certificate shall be deemed final and conclusive and binding upon all Parties in all respects.

(iv) If the Sponsor disputes the accuracy of the calculation of Company Transaction Expenses set forth on the Company Transaction Expenses Certificate, the Sponsor shall provide written notice to NewCo no later than thirty (30) days following the Closing Date (the “Sponsor Dispute Notice”), setting forth in reasonable detail those items that the Sponsor disputes. If NewCo disputes the accuracy of the calculation of Sponsor Transaction Expenses set forth on the Sponsor Transaction Expenses Certificate, NewCo shall provide written notice to the Sponsor no later than thirty (30) days following the Closing Date (the “Company Dispute Notice” and each of the Sponsor Dispute Notice and the Company Dispute Notice, a “Dispute Notice”), setting forth in reasonable detail those items that NewCo disputes. During the fifteen (15) day period following delivery of a Dispute Notice, Sponsor and NewCo shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such fifteen (15) day period and until the final determination of Sponsor Transaction Expenses and Company Transaction Expenses in accordance with this Section 2.3(b)(iv) or Section 2.3(b)(v), as the case may be (as so determined, or as determined pursuant to Section 2.3(a)(iii) above, “Final Sponsor Transaction Expenses” and “Final Company Transaction Expenses,” respectively), the Sponsor and its representatives shall be provided with reasonable access, upon reasonable advance notice and during normal business hours, to the financial books and records of the Target Companies, and NewCo and its representatives shall be provided with reasonable access, upon reasonable advance notice and during normal business hours, to the financial books and records of the Sponsor, in each case as it may reasonably request to enable it to address all matters set forth in any Dispute Notice. If the

Sponsor and NewCo resolve their differences over the disputed items in accordance with the foregoing procedure, the final calculation of the Sponsor Transaction Expenses or the Company Transaction Expenses, as applicable, shall be the amounts agreed upon by them in accordance with such procedure. If the Sponsor and NewCo fail to resolve their differences over the disputed items within such fifteen (15) day period, then, promptly following the end of such fifteen (15) day period, Sponsor and NewCo shall forthwith jointly request that an Independent Accountant, as shall be mutually agreed by Sponsor and NewCo, make a binding determination as to the disputed items in accordance with this Agreement.

(v) The Independent Accountant will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than fifteen (15) Business Days from the final submission of information and testimony by the Sponsor and NewCo within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the applicable Dispute Notice(s)) and the final calculation of Sponsor Transaction Expenses or Company Transaction Expenses, as applicable, shall be based solely on the resolution of such disputed items. The Independent Accountant shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the maximum value for such item claimed by either Sponsor or NewCo, as applicable, or less than the minimum value for such item claimed by either such Party. The decision of the Independent Accountant shall be deemed final and binding upon the Parties (except in the case of manifest error or fraud) and enforceable by any court of competent jurisdiction and, as applicable, the Independent Accountant’s final calculation of the Sponsor Transaction Expenses shall be deemed the “Final Sponsor Transaction Expenses” or the Independent Accountant’s final calculation of the Company Transaction Expenses shall be deemed the “Final Company Transaction Expenses.” The fees and expenses of the Independent Accountant shall be allocated to be paid by the Sponsor, on the one hand, and NewCo, on the other, based upon the percentage that the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party, as determined by the Independent Accountant, which amounts shall be added to the Final Sponsor Transaction Expenses or the Final Company Transaction Expenses, as applicable.

(vi) Following the determination of the Final Sponsor Transaction Expenses and Final Company Transaction Expenses pursuant to Section 2.3(b)(iii), Section 2.3(b)(iv) and/or Section 2.3(b)(v), the Company Equity Value shall be recalculated by adding the Net Company Equity Value Adjustment Amount (which, for clarity, may be a negative number) (the “Adjusted Company Equity Value”). If the Adjusted Company Equity Value is greater than the Company Equity Value, then NewCo shall issue additional NewCo Common Shares to the Pre-Closing Holders based on their Additional Shares Participation Percentage, in an aggregate amount equal to the quotient of (x) the absolute value of the Net Company Equity Value Adjustment Amount divided by (y) ten dollars ($10). If the Adjusted Company Equity Value is less than the Company Equity Value, Apax shall promptly, and in any event no later than five (5) Business Days following such final determination, pay the full amount of such excess to NewCo by wire transfer of immediately available funds to an account designated in writing by NewCo (for the avoidance of doubt, such payment by Apax shall not come from cash or cash equivalents from any of the Target Companies).

Section 2.4 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. eastern time on the fifth (5th) Business Day after the conditions set forth in Section 2.5 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.5 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(ii) Required Vote. The Required Vote shall have been obtained.

(iii) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(iv) NYSE Listing. The NewCo Common Shares to be issued in connection with the transactions contemplated herein and the NewCo Warrants shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

(b) Conditions to Obligations of dMY. The obligations of dMY to consummate the transactions to be performed by dMY in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)	Representations and Warranties.

(A)

Each of the representations and warranties of NewCo, the Company, MidCo and Merger Sub set forth in Article III of this Agreement (other than the Company Fundamental Representations, the representations and warranties of NewCo, the Company, MidCo and Merger Sub set forth in Section 3.5 and the representations and warranties described in Section 2.5(b)(i)(D)) of this Agreement, in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B)

the representations and warranties of NewCo, the Company, MidCo and Merger Sub set forth in Section 3.5 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made;

(C)

each of the Company Fundamental Representations, in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(D)

the representations and warranties of NewCo, the Company, MidCo and Merger Sub set forth in Section 3.23 (Affiliate Transactions) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made; provided, that for purposes of this Section 2.5(b)(i)(D), any failure of such representations and warranties to be so true and correct that does not involve a transaction in excess of $4,000,000, individually or in the aggregate, shall not be considered material.

(ii) Performance and Obligations of NewCo, the Company, MidCo and Merger Sub. Each of NewCo, the Company, MidCo and the Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Newco, the Company, MidCo and Merger Sub, respectively, on or prior to the Closing Date.

(iii) Officers Certificate. Each of NewCo and the Company shall jointly deliver to dMY, a certificate duly executed by an authorized officer of each of NewCo and the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(b)(i) and Section 2.5(b)(ii) have been satisfied.

(iv) NewCo and Company Closing Deliveries. dMY shall have received the closing deliveries set forth in Section 2.6.

(v) NewCo Governing Documents. Each of the NewCo Memorandum of Incorporation and the NewCo Articles of Incorporation shall be amended and restated in accordance with Section 6.14.

(vi) Transaction Support Agreements. The Transaction Support Agreements and each Additional Support Agreement delivered pursuant to Section 6.18, shall continue to be in full force and effect.

(c) Conditions to Obligations of NewCo and the Company. The obligations of NewCo and the Company to consummate the transactions to be performed by NewCo or the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)	Representations and Warranties.

(A)

Each of the representations and warranties of dMY set forth in Article IV of this Agreement (other than the dMY Fundamental Representations), in each case, without giving effect to any materiality, dMY Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a dMY Material Adverse Effect; and

(B)

each of the dMY Fundamental Representations, in each case, without giving effect to any materiality, dMY Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii) Performance and Obligations of dMY. dMY shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by dMY on or prior to the Closing Date.

(iii) Officers Certificate. dMY shall deliver to the Company, a duly executed certificate from an authorized officer of dMY, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(c)(i) and Section 2.5(c)(ii) have been satisfied.

(iv) Minimum Cash. The Minimum Cash shall not be less than three hundred fifteen million dollars ($315,000,000).

(v) dMY Closing Deliveries. NewCo shall have received the closing deliveries set forth in Section 2.7.

(vi) Sponsor Forfeiture Agreement. The Sponsor Forfeiture Agreement shall continue to be in full force and effect.

(vii) Founder Holders Consent Letter. The Founder Holders Consent Letter shall continue to be in full force and effect.

(d) Frustration of Closing Conditions. None of NewCo, the Company or dMY may rely on the failure of any condition set forth in this Section 2.5 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.5 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.6 NewCo and Company Closing Deliveries.

(a) NewCo and Company Deliveries. At the Closing, NewCo and the Company shall deliver to dMY:

(i) evidence that the Pre-Closing Reorganization has been effectuated in accordance with Section 2.1(a)(i) and as described in Exhibit A;

(ii) the Investor Rights Agreement, duly executed by NewCo, Apax and the other parties thereto (except dMY and the Founder Holders);

(iii) copies of the cancelled original certificates of the Noteholders in respect of the Loan Notes and a copy of the updated register of Noteholders which reflects the removal of the Noteholders in accordance with clause 8 of the Manager Loan Note Instrument or clause 8 of the Investor Loan Note Instrument, as applicable; and

(iv) evidence that the Redemption has been effectuated in accordance with Section 2.1(a)(ii).

Section 2.7 dMY Closing Deliveries.

(a) dMY Closing Deliveries. At the Closing, dMY (on behalf of itself, the Sponsor and/or the Founder Holders, as applicable) shall deliver to NewCo the Investor Rights Agreement, duly executed by dMY and the Founder Holders.

Section 2.8 Withholding. dMY and NewCo (and any of their respective representatives and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES

As an inducement to dMY to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company Disclosure Letter (subject to Section 8.13), each of NewCo, the Company, MidCo and Merger Sub hereby represents and warrants to dMY as follows:

Section 3.1 Organization; Authority; Enforceability. Each Target Company is (a) duly organized or formed, validly existing, and in good standing (or the equivalent, and where such concept of good standing is applicable) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect and (c) each Target Company has the requisite corporate, limited liability company or other applicable business entity, as the case may be, power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of NewCo, the Company, MidCo and Merger Sub has the organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and each of the other Target Companies have taken all corporate or other legal entity action necessary in order to execute, deliver and perform their respective obligations hereunder and to consummate the transactions contemplated hereby and thereby. The board of directors of each of NewCo, the Company, MidCo and Merger Sub has duly approved this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by NewCo, the Company, MidCo or Merger Sub, as applicable, and the Ancillary Agreement to which it is a party. No other corporate or equivalent proceedings on the part of any Target Company (including any action by the board of directors (or equivalent governing body) or holders of Equity Interests of any Target Company) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, other than the following: (a) written consent of NewCo, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to the DGCL and in accordance with applicable law and the Governing Documents of Merger Sub, and (b) the consents of NewCo and the Company, as set forth on Section 3.1 of the Company Disclosure Letter, necessary to approve, authorize and effect the Pre-Closing Reorganization, the Redemption and the transactions contemplated hereby in accordance with all applicable Laws, NewCo’s Governing Documents, the Company’s Governing Documents and Contracts by which the NewCo or Company is bound (the consents in clauses (a) and (b) collectively, the “Company Required Approval”). The Company Required Approval shall be obtained in accordance with all applicable Laws and the Governing Documents of NewCo, the Company and Merger Sub, as applicable, and all applicable contracts by which NewCo, the Company or Merger Sub is bound. This Agreement has been duly executed and delivered by each of NewCo, the Company, MidCo and Merger Sub, and constitutes the valid and binding agreement of each of such Party, enforceable against each such Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Governing Documents of each of NewCo, the Company, MidCo and Merger Sub, as in effect on the date hereof, have been made available to dMY. Except as set forth on Section 3.1 of the Company Disclosure Letter, none of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2 Noncontravention. Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.8, and any arrangement set forth on Section 3.16(e) of the Company Disclosure Letter, the consummation by each of NewCo, the Company, MidCo and the Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements to which NewCo, the Company, MidCo or Merger Sub is a party do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon the NewCo Common Shares, the Restricted Shares or the Equity Interests of the Company or Merger Sub under, (f) require any approval from, or (g) require any filing with, (i) any Material Contract or Material Lease, (ii) any Governing Document of a Target Company or (iii) any Governmental Entity under or pursuant to any Law or Order to which any Target Company is bound or subject, with respect to the foregoing clause (i) or clause (iii), except as would not have a Material Adverse Effect. No Target Company is in violation of any of the Governing Documents of such Target Company except as would not have a Material Adverse Effect.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth with respect to each Material Entity as of the Effective Date, (i) its name and jurisdiction of organization or formation, (ii) its form of organization or formation and (iii) the Equity Interests issued by each such Material Entity (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company Disclosure Letter comprise all of the capital stock of each Material Entity that are issued and outstanding as of the Effective Date, immediately prior to giving effect to the transactions occurring on the Closing Date set forth in this Agreement and in the Ancillary Agreements (including, for the avoidance of doubt, the Pre-Closing Reorganization).

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, or set forth in this Agreement, and if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the Material Entities, as applicable (including the Investment Deed and the Management Investment Deed):

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Material Entity is a party or which are binding upon any Material Entity providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) none of the Material Entities is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) none of the Material Entities is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of any of the Material Entities to which any of the Material Entities is a party;

(v) none of the Material Entities has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which any such Material Entity is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vi) other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by any of the Material Entities.

(c) The Company has no Subsidiaries other than the Company Subsidiaries as listed on Section 3.3(c) of the Company Disclosure Letter. As of the date hereof, and immediately prior the Pre-Closing Reorganization, NewCo has, and will have, no Subsidiaries other than Merger Sub. All of the issued and outstanding Equity Interests of each Subsidiary of the Company and NewCo, respectively (i) are owned by the Company or NewCo, as applicable, directly or indirectly and (ii) have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than Securities Liens and other than as set forth in the Governing Documents of the applicable Subsidiary) or similar rights of any Person or applicable Law, other than in each case Securities Liens. Except as set forth on Section 3.3(c) of the Company Disclosure Letter, no Target Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another Target Company), and no Target Company has agreed to acquire any Equity Interests of any Person or has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated, formed or organized (as applicable).

(d) After giving effect to the Pre-Closing Reorganization and the Redemption, and (i) assuming the amount of Available Distributable Cash set forth in the certificate delivered pursuant to Section 2.3(a) is $606,000,000, (ii) Closing on March 7, 2021 and (iii) no event or circumstance has occurred that would result in any Pre-Closing Holder not receiving the number of Restricted Shares set forth in Exhibit A, immediately prior to the Merger Effective Time, the issued and outstanding Equity Interests of (A) NewCo will consist of 167,230,106 NewCo Common Shares and 11,618,401 Restricted Shares (for the avoidance of doubt, without giving effect to the issuance of NewCo Common Shares pursuant to the consummation of the PIPE Investment), and (B) all ordinary shares of the Company will be held by NewCo.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) The Company has prepared and delivered to dMY (i) the audited consolidated statement of financial position of the Target Companies as of December 31, 2018 and related consolidated statements of comprehensive income, changes in equity and cash flows for the period ended December 31, 2018 (the “2018 Audited Financial Statements”) and (ii) the unaudited consolidated statement of financial position of the Target Companies as of December 31, 2019 and related consolidated statements of comprehensive income and changes in equity for the period ended December 31, 2019 (the “Unaudited Financial Statements” and the date of such balance sheet, the “Latest Balance Sheet Date”) (the Unaudited Financial Statements, together with the 2018 Audited Financial Statements and the 2019 Audited Financial Statements, the “Financial Statements”). For purposes of this Agreement, “2019 Audited Financial Statements” means the audited consolidated statement of financial position of the Target Companies as of December 31, 2019 and related audited consolidated statements of comprehensive income, changes in equity and cash flows for the period ended December 31, 2019.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Letter, the 2018 Audited Financial Statements has been, the PCAOB Financial Statements and the 2019 Audited Financial Statements will be, when delivered to dMY pursuant to Section 6.9(j), and to the Knowledge of the Company, the Unaudited Financial Statements has been, derived from the books and records of the Target Companies. Except as set forth on Section 3.4(b) of the Company Disclosure Letter, (A) the 2018 Audited Financial Statements has been, the PCAOB Financial Statements and the 2019 Audited Financial Statements will be, when delivered to dMY pursuant to Section 6.9(j), and to the Knowledge of the Company, the Unaudited Financial Statements has been, in each case prepared in all material respects in accordance with GAAP (except for the PCAOB Financial Statements which shall be in accordance with US GAAP) applied on a consistent basis throughout the periods indicated therein and (B) the 2018 Audited Financial Statements fairly presents, the PCAOB Financial Statements and the 2019 Audited Financial Statements will, when delivered to dMY pursuant to Section 6.9(j), fairly present, and to the Knowledge of the Company, the Unaudited Financial Statements fairly presents, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Target Companies for the periods covered thereby, except in each of clauses (A) and (B): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (y) that the 2018 Audited Financial Statements, the 2019 Audited Financial Statements and the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x), (y) or (z), which are not, material, individually or in the aggregate, in amount or effect (other than with respect to changes arising out of the conversion of the PCAOB Financial Statements into US GAAP). For the avoidance of doubt, the PCAOB Financial Statements, when delivered to dMY in accordance with Section 6.9(j), will be prepared in accordance with Regulation S-X of the SEC and the standards of the PCAOB, and references to “GAAP” with respect to the PCAOB Financial Statements shall mean U.S. GAAP.

(c) Each of the independent auditors for the Target Companies, with respect to their report as will be included in the PCAOB Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the PCAOB Financial Statements, the PCAOB.

(d) Except as set forth on Section 3.4(d) of the Company Disclosure Letter, the Target Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Unaudited Financial Statements or the notes thereto or books and records of the Target Companies; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii)

Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses; (iv) Liabilities disclosed in the Company Disclosure Letter; or (v) Liabilities for Company Transaction Expenses.

(e) Except as set forth on Section 3.4(e) of the Company Disclosure Letter, as of the date of this Agreement, the Target Companies do not have any outstanding (i) Indebtedness for borrowed money (other than any Indebtedness between one Target Company and another Target Company); (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) Indebtedness for borrowed money of any Person for which such Target Company has guaranteed payment and there are no outstanding guarantee, indemnity, suretyship or security given by any Target Company or for the benefit of a Target Company.

(f) No Target Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(g) Section 3.4(g) of the Company Disclosure Letter is a correct and complete list, as of the date hereof, of all Indebtedness for borrowed money available to the Target Companies, none of which are outstanding and there are no draws of credit thereunder, and the Target Companies are in material compliance with all such facilities in accordance with their terms and there are no circumstances whereby continuation of such facilities might be prejudiced or affected as a result of a transaction effected by this Agreement. No Target Company has received any notice to repay under any agreement relating to any borrowing or indebtedness, which is repayable on demand. No Target Company has been in payment default or technical default under any Indebtedness for borrowed money.

Section 3.5 No Material Adverse Effect. Since the Latest Balance Sheet Date through the Effective Date, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Except as set forth on Section 3.6 of the Company Disclosure Letter, since the Latest Balance Sheet Date, (a) each Target Company has conducted its business in all material respects in the Ordinary Course of Business and (b) no Target Company has taken (or has had taken on its behalf) any action that would, if taken after the Effective Date, require dMY’s consent under Section 5.1(a)(iv), Section 5.1(a)(v) and Section 5.1(a)(x).

Section 3.7 Real Property.

(a) Set forth on Section 3.7(a) of the Company Disclosure Letter is a correct and complete list (with the address) of each Owned Real Property as of the date of this Agreement. With respect to each Owned Real Property, except as set forth on Section 3.7(a) of the Company Disclosure Letter: (i) the applicable Target Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens; (ii) the applicable Target Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Target Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Target Companies.

(b) Set forth on Section 3.7(b) of the Company Disclosure Letter is a correct and complete list (with the address) of all Material Leases as of the date of this Agreement. Except as set forth on Section 3.7(b) of the Company Disclosure Letter, with respect to each of the Material Leases: (i) no Target Company subleases, licenses or otherwise grants to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the applicable Target Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease, to the extent applicable, is not being disturbed, (iii) each applicable Target Company has made available to dMY a correct and complete copy of all Material Leases; (iv) all rent and other material undisputed amounts due and payable with respect to the Material Leases on or prior to the date of this Agreement have been paid when due, and all rent and other material undisputed amounts due and payable with respect to the Leased Real Property on or prior to the Closing Date, to the extent then due and payable, will have been paid prior to the Closing Date; and (v) the Company is not in material default under any such Material Lease nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by it or by any other party to such Material Lease.

(c) The Owned Real Property and Leased Real Property comprises all of the real property used in the business of the Target Companies.

(d) Except as set forth on Section 3.7(d) of the Company Disclosure Letter since the Lookback Date, no portion of the Owned Real Property or the Leased Real Property that is the subject of a Material Lease has suffered material damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8 Tax Matters. Except as set forth on Section 3.8 of the Company Disclosure Letter:

(a) Each Target Company has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by each of the Target Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Income Taxes and other material amounts of Taxes and all Income Tax Liabilities and other material amounts of Tax Liabilities due and payable by each of the Target Companies for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) Each Target Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where a Target Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Target Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Income Tax Returns made available to dMY reflect all of the jurisdictions in which the Target Companies are required to remit material amounts of Income Tax.

(d) No Target Company is currently or has been within the past five (5) years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any Target Company, no such Tax Proceeding is pending, and, to the Knowledge of the Company, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against any Target Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed in writing against any Target Company.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Target Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any Target Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No Target Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any Target Company that would have a material adverse effect on any Target Company following the Latest Balance Sheet Date.

(f) No Target Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) No Target Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the

Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) prior to the Closing. No Target Company has owned any “controlled foreign corporation” within the meaning of Code Section 957.

(h) There is no Lien for Taxes on any of the assets of any Target Company, other than Permitted Liens.

(i) No Target Company has any Liability for Taxes of any other Person (other than any Target Company) as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Target Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j) The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes. The Company has made an initial classification under Treasury Regulations Section 301.7701-3(c), effective as of July 18, 2018, to be classified as an association taxable as a corporation for U.S. federal income tax purposes. The Company has not made any election changing such initial classification election.

(k) The Target Companies have not taken any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 3.9 Contracts.

(a) Except as set forth on Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, no Target Company is a party to, or bound by, any (other than any Contracts that are no longer in effect and under which no Target Company has any continuing or potential material Liability):

(i) collective bargaining agreement;

(ii) Contract with any (x) Material Supplier; (y) Material Customer; or (z) Material Sports Rights Licensor;

(iii) (x) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (A) providing for an annual base compensation in excess of $300,000 and (B) not terminable upon ninety (90) days’ notice or less without any material liability to any Target Company in excess of that required under applicable law, or (y) Contract requiring the payment of any compensation by any Target Company that is triggered solely as a result of the consummation of the transactions contemplated by this Agreement;

(iv) Contract under which any Target Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $5,000,000 (other than borrowings under the existing credit facilities of the Target Companies);

(v) Contract for the licensing or granting of any right in or immunity under Intellectual Property, other than Contracts (A) concerning uncustomized, commercially available Software (whether on-premises software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than $500,000 in annual fees; (B) where such license or grant is immaterial to the business of the Target Companies; (C) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; (D) pursuant to which a Target Company grants a non-exclusive license of Owned Intellectual Property to a customer in the Ordinary Course of Business; or (E) whereby Intellectual Property is implicitly licensed;

(vi) Contract pursuant to which any Person (other than a Target Company) has guaranteed the Liabilities of a Target Company;

(vii) joint venture, partnership or similar Contract;

(viii) other than this Agreement, Contract for the sale or disposition of any material assets or Equity Interests of any Target Company with an aggregate fair market value greater than $1,000,000 (other than those providing for sales or dispositions of (x) assets and inventory in the Ordinary Course of Business, (y) assets no longer used in the businesses of the Target Companies, and (z) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business), in each case, under which there are material outstanding obligations of the applicable Target Company (including any sale or disposition agreement that has been executed, but has not closed);

(ix) Contract that materially limits or restricts, or purports to limit or restrict, any Target Company (or after the Closing, dMY or any Target Company) from engaging or competing in any line of business or material business activity in any jurisdiction;

(x) Contract that contains a provision providing for the sharing of any revenue or cost savings with any Material Customer, Material Supplier or Material Sports Rights Licensor;

(xi) Contract involving the payment of any earnout or similar contingent payment with a value in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate;

(xii) Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (y) involving payments (exclusive of attorney’s fees) in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate, or (z) that by its terms limits or restricts any Target Company from engaging or competing in any line of business in any jurisdiction;

(xiii) Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any Target Company in an amount in excess of $2,000,000 annually or $10,000,000 over the life of the Contract;

(xiv) Contract that relates to the future acquisition of material business, assets or properties by any Target Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $2,500,000 in any single instance or in excess of $5,000,000 in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business; or

(xv) Contract set forth on Section 3.23 of the Company Disclosure Letter.

(b) Except as set forth on Section 3.9(b) of the Company Disclosure Letter, each Contract listed on Section 3.9(a) of the Company Disclosure Letter (each such Contract together with all material amendments, waivers or other changes thereto, a “Material Contract”) is in full force and effect and is valid, binding and enforceable against the applicable Target Company party thereto and against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles and except as would not have a Material Adverse Effect. The Company has made available to dMY a true and correct copy of each Material Contract. With respect to all Material Contracts, none of the Target Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder, which breach or default would have a Material Adverse Effect (or is alleged in writing to be in breach or default thereunder, which breach or default would have a Material Adverse Effect), and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any Target Company thereunder (which breach or default would have a Material Adverse Effect) or any other party to such Material Contract (which breach or default would have a Material Adverse Effect). During the last twelve (12) months, no Target Company has received any written claim or notice, or, to the Knowledge of the Company, oral claim or notice, of breach of or default under any such Material Contract (which breach or default would have a Material Adverse Effect).

(c) Set forth on Section 3.9(b) of the Company Disclosure Letter is a list of each of the Material Suppliers, the Material Customers and the Material Sports Rights Licensor. Since December 31, 2019, no such Material Supplier, Material Customer or Material Sports Rights Licensor has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with any Target Company (in each case, which would have a Material Adverse Effect) or threatened in writing to cancel, terminate or materially and adversely alter its relationship with any Target Company (in each case, which would have a Material Adverse Effect). There have been no disputes between any Target Company and any Material Supplier, Material Customer or Material Sports Rights Licensor since the Lookback Date which would have a Material Adverse Effect.

Section 3.10 Intellectual Property.

(a) Except as set forth on Section 3.10(a)(i) of the Company Disclosure Letter, and except where it would not be material to the Target Companies, taken as a whole, (x) to the Knowledge of the Company, the former and current products and services and operation of the business of the Target Companies, in each case, as advertised, marketed, offered for sale, sold, or performed (as applicable), have not (A) in the past four (4) years with respect to Intellectual Property other than patents and (B) in the past six (6) years with respect to patents, infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person, and (y) there are no Proceedings pending (or, to the Knowledge of the Company, threatened, and, (A) in the past four (4) years with respect to Intellectual Property other than patents and (B) in the past six (6) years with respect to patents, no Target Company has received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging any such infringement, misappropriation or other violation (including any claim that such Target Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, except as set forth on Section 3.10(a)(ii) of the Company Disclosure Letter, no Person is, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in a manner that is material to any of the Target Companies.

(b) Except as set forth on Section 3.10(b)(i) of the Company Disclosure Letter, and except where the failure to so own or have the right to use would not be material to the Target Companies, taken as a whole, the Target Companies are the sole and exclusive owner of all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and each Target Company owns, or has the valid right to use, all other Intellectual Property and IT Assets that are used in or necessary for the conduct of the business of such Target Company as currently conducted, in all material respects, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the transactions contemplated hereby or thereby. Set forth on Section 3.10(b)(ii) of the Company Disclosure Letter is a true and complete listing of all Registered Owned Intellectual Property as of the date of this Agreement, all of which is subsisting and, to the Knowledge of the Company, valid and enforceable. Except as set forth on Section 3.10(b)(iv) of the Company Disclosure Letter, the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by any Target Company or the business of the Target Companies. All the Registered Owned Intellectual Property required to be disclosed on Section 3.10(b)(ii) of the Company Disclosure Letter has been maintained effective, subject to any expiration of term under applicable Law, by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except in the event the Target Companies have decided in the exercise of good business judgment not to maintain such Registered Owned Intellectual Property.

(c) Section 3.10(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Software that is Owned Intellectual Property and material to the Target Companies. All Software that is Owned Intellectual Property and material to the Target Companies (i) conforms and functions, and is designed to function, in all material respects in accordance with all specifications, representations, warranties and other descriptions established in written Contracts by the Target Companies or in other documents conveyed thereby to their customers or other licensees and (ii) to the Knowledge of the Company, does not contain any Self-Help Code or Unauthorized Code or similar programs. No Person other than a Target Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for such Software and, all such source code is in the sole possession of the Target Companies and has been maintained as strictly confidential (in each case, other than employees, contractors, and consultants of the Target Companies that have strict confidentiality obligations to the Target Companies with respect to such source code and solely to the extent necessary for them to maintain, store or develop such Software for a Target Company).

(d) All Publicly Available Software used by the Target Companies in connection with the Target Companies’ business has been used in all material respects in accordance with the terms of its governing license. None of the Target Companies has used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires, or conditions the use or distribution of any Software that is Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Target Companies to use, distribute or enforce Owned Intellectual Property in any manner.

(e) No current or former director, officer, manager, employee, agent or third-party representative of a Target Company has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or used by the Target Companies, in each case except as would not be material to the business of the Target Companies taken as a whole. Each Target Company has obtained from all Persons (including all current and former founders, officers, directors, stockholders, employees, contractors, consultants and agents) who have contributed to the creation of any Owned Intellectual Property a valid and enforceable written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such Target Company (other than where such rights, title, and interest in and to such Owned Intellectual Property have vested automatically in such Target Company by operation of Law), in each case except where the failure to do so is not material to the Target Companies. To the Knowledge of the Company, no Person is in violation of any such written assignment agreements. There are no past, pending or, to the Knowledge of the Company, threatened claims against any Target Company from any such Persons requesting payment of additional or increased compensation in relation to the Intellectual Property they have created and, since the Lookback Date, no Target Company has received any written complaint, claim, demand, or notice in relation thereto.

(f) Each Target Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information (including material proprietary source code) forming part of the Owned Intellectual Property (and any confidential information owned by any Person to whom any of the Target Companies has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a Governmental Entity, no such trade secret or confidential information forming part of the Owned Intellectual Property has been disclosed by any Target Company to any Person, other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. To the Knowledge of the Company, no Person is in violation of any such written confidentiality agreements.

(g) The IT Assets are sufficient in all material respects for the current business operations of the Target Companies. The Target Companies have in place commercially reasonable disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Assets owned by the Target Companies and all confidential or sensitive data and information stored thereon, such as Personal Information, including from unauthorized access and infection by Unauthorized Code.

(h) Except as set forth on Section 3.10(h) of the Company Disclosure Letter, all material Intellectual Property owned or used by the Target Companies immediately prior to the Closing will be owned or available for use by the Target Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the Target Companies immediately prior to the Closing.

Section 3.11 Data Security; Data Privacy.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Letter, the Target Companies have not, to the Knowledge of the Company, experienced any material Security Breaches or material Security Incidents or a material failure of the IT Assets since the Lookback Date, and no Target Company has received any uncured written notices, claims or complaints from any Person regarding such a material Security Breach or material Security Incident or material failure of the IT Assets since the Lookback Date.

Since the Lookback Date, no Target Company has received any uncured written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity) regarding any of the Target Companies’ Processing of Personal Information or compliance with applicable Privacy Requirements and Data Security Requirements.

(b) Except as set forth on Section 3.11(b) of the Company Disclosure Letter or as would not constitute a Material Adverse Effect, each Target Company is, and since the Lookback Date has been, in compliance with all applicable Privacy Requirements and Data Security Requirements. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy Requirements or Data Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Target Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Target Companies, except where such termination, impairment or limitation would not be material to the Target Companies.

Section 3.12 Information Supplied; Registration Statement. The information supplied or to be supplied in writing by the Company or NewCo, as applicable, with respect to the Target Companies expressly for inclusion in the Registration Statement (including the Proxy Statement), the Additional dMY Filings, the Additional NewCo Filings, any other NewCo SEC Filing, any other dMY SEC Filing or any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release), which information with respect to the Target Companies shall be provided by the Company or NewCo, as applicable, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to dMY Stockholders, or (c) the time of dMY Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the Company or NewCo, as applicable, or that are included in such filings and/or mailings), except that no warranty or representation is made by the Company or NewCo, as applicable, with respect to (i) statements made or incorporated by reference therein based on information supplied by dMY or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials. The Registration Statement (including the Proxy Statement) will comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement.

Section 3.13 Litigation. Except (a) for Proceedings under any Tax Law (as to which certain representations and warranties are made pursuant to Section 3.8) and (b) as set forth on Section 3.13(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) in which the reasonably expected damages are in excess of $5,000,000 pending or, to the Knowledge of the Company, threatened in writing against any Target Company or any director or officer of a Target Company (in their capacity as such), and since the Lookback Date the Target Companies have not been subject to or bound by any material outstanding Orders. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no Proceedings in which the reasonably expected damages are in excess of $5,000,000 pending or threatened by any Target Company against any other Person.

Section 3.14 Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, no Target Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company or dMY to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.15 Labor Matters.

(a) The Company has made available to dMY a complete list of all employees of the Target Companies as of the date of such list and, as applicable their title and/or job description, job location and base compensation and any bonuses paid with respect to the last year. As of the date hereof, to the Knowledge of the Company, all employees of the Target Companies are legally permitted to be employed by the Target Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) Except as set forth on Section 3.15(b)(i) of the Company Disclosure Letter, no Target Company is a party to or negotiating any collective bargaining agreement with respect to employees of any Target Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Target Company, and no such strikes, work stoppages, slowdowns or other material disputes have occurred since the Lookback Date. Except as set forth on Section 3.15(b)(ii) of the Company Disclosure Letter, since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any Target Company, has made a written demand for recognition or certification with respect to any employees of any Target Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) to the Knowledge of the Company, there have been no pending or threatened union organizing activities with respect to employees of any Target Company, and (iii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against any Target Company.

(c) Except as set forth on Section 3.15(c)(i) of the Company Disclosure Letter and except as would not reasonably be expected to result in material Liabilities to the Target Companies, the Target Companies, are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees in the United States and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs

(including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. Except as set forth on Section 3.15(c)(ii) of the Company Disclosure Letter, (i) there are no Proceedings pending, or to the Knowledge of the Company, threatened against any Target Company by any current or former employee or individual independent contractor of the Target Company and (ii) since the Lookback Date, none of the Target Companies has implemented any plant closing or mass layoff of their employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings or mass layoffs are currently planned or announced by any of the Target Companies.

(d) Except as would not reasonably be expected to result in material Liabilities to the Target Company, since the Lookback Date, (i) each of the Target Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments that have become due and payable to employees; (ii) no Target Company has been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) each of the Target Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such individual independent contractors; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to any Target Company, and has been classified as an independent contractor, consultant, leased employee, or other non-employee service provider has been properly classified as such under all applicable Laws relating to wage and hour and Tax.

(e) To the Knowledge of the Company, no employee or individual independent contractor of any Target Company is, with respect to his or her employment by or relationship with any Target Company, in material breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the Target Companies; or (ii) owed to any third party with respect to such Person’s employment or engagement by the Target Companies. No senior executive has provided, to the Knowledge of the Company, oral or written notice of any present intention to terminate his or her relationship with any Target Company within the first twelve (12) months following the Closing.

(f) Since the Lookback Date, the Target Companies have used reasonable best efforts to investigate all sexual harassment, or other discrimination, or retaliation allegations which have been reported by employees to the appropriate individuals at the Target Companies responsible for reviewing such allegations in accordance with the policies and procedures established by the Target Companies. With respect to each such allegation deemed to have potential merit, the Target Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct. To the Knowledge of the Company, none of the Target Companies reasonably expects any material Liabilities with respect to any such allegations.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of each material Company Employee Benefit Plan. With respect to each material U.S. Employee Benefit Plan, the Company made available to dMY correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (“SPD”) (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all current related material insurance Contracts, trust agreements or other funding arrangements. With respect to each material Company Employee Benefit Plan (other than a U.S. Benefit Plan), the Company has made available to dMY copies of the plan document and/or a summary of the material terms thereof.

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Letter, (i) no Target Company has any current or contingent obligation to provide, retiree or post-employment health or life insurance or other retiree or welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage or as required by applicable non-U.S. Law, (ii) no Target Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to ERISA or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code and (iii) no Target Company contributes to or has any obligation to contribute to, or has any Liability under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA. Except as set forth on Section 3.16(b) of the Company Disclosure Letter, no Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Target Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c) Except as set forth on Section 3.16(c) of the Company Disclosure Letter, to the Knowledge of the Company, each U.S. Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of the Target Companies in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. With respect to a U.S. Benefit Plan, no Target Company, nor to the Knowledge of the Company, any other Person, has engaged in any material “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and to the

Knowledge of the Company, no material breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any U.S. Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Target Companies. None of the Target Companies have incurred (whether or not assessed), nor is reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of the Target Companies in each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by any of the Target Companies have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by any of the Target Companies for any period ending on or before the Closing Date that are not yet due have in all material respects been made or properly accrued.

(d) No Target Company is, or has been within the period of six years prior to the date of this Agreement, an employer of a United Kingdom defined benefit pension plan or associated or connected with the employer of a United Kingdom defined benefit pension plan for the purposes of Section 43 of the United Kingdom Pensions Act 2004.

(e) Except as set forth on Section 3.16(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Target Companies to any current or former officer, employee, director or individual independent contractor.

(f) Except as set forth on Section 3.16(f) of the Company Disclosure Letter, no current or former officer, employee, director or individual independent contractor of the Target Companies has any right against the Target Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(g) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). Except as set forth on Section 3.16(g) of the Company Disclosure Letter, no Target Company has agreed to pay, gross-up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor of the Target Companies for any Tax imposed under Section 4999 of the Code.

Section 3.17 Insurance. The Target Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Target Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Target Companies operate (the “Insurance Policies”). As of the date of this Agreement: (a) all of the material Insurance Policies held by, or for the benefit of, the Target Companies as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) no Target Company has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. No Target Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. Except as set forth on Section 3.17 of the Company Disclosure Letter, during the twelve (12) months prior to the Effective Date, there have been no material claims by or with respect to the Target Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 3.18 Compliance with Laws; Permits.

(a) Except (i) with respect to compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.8), (ii) as set forth on Section 3.18(a) of the Company Disclosure Letter and (iii) as would not constitute a Material Adverse Effect, each Target Company is and, since the Lookback Date has been, in compliance with all Laws applicable to the conduct of the business of the Target Companies and, since the Lookback Date, no uncured written notices have been received by any Target Company from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b) Each Target Company holds all material permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and are in compliance in all material respects with all material terms and conditions of such Permits. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No Target Company is in material default under any such Permit and to the Knowledge of the

Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable Target Company to use such Permit or conduct its business.

Section 3.19 Title to Assets; No Bankruptcy.

(a) Each Target Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible or intangible assets, properties and rights free and clear of all Liens other than Permitted Liens (collectively, the “Assets”) , in each case except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such tangible Assets that are material to the operation of the business of the Target Companies are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) None of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

Section 3.20 Gaming.

(a) Except as set forth on Section 3.20(a) of the Company Disclosure Letter, no Target Company has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Regulatory Authority that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason).

(b) Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, contractors and employees of the Target Companies have obtained and hold personal management licenses (or jurisdictional equivalent license) and those licenses, registrations or findings of suitability are in full force and effect, except where the failure to obtain or maintain such licenses would not have a Material Adverse Effect.

(c) Since the Lookback Date, no Target Company has, to the Knowledge of the Company, done or omitted to do anything in material breach of the Applicable Gaming Laws of any jurisdictions in which it holds a Target Companies Relevant License.

(d) Except as set forth on Section 3.20(d) of the Company Disclosure Letter, since the Lookback Date, no Target Company has received a written notice from a Governmental Entity alleging that the business of any Target Company infringes or violates any Applicable Gaming Law in any material respect or is in breach of the terms of any Target Companies Relevant License or that such Governmental Entity intends to pursue any review or investigation which might conclude with the imposition of any sanction on any Target Company.

(e) Except as set forth on Section 3.20(e) of the Company Disclosure Letter, as of the date hereof, no Target Company has been or is subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or to the Knowledge of the Company, threatened, relating to Applicable Gaming Laws, and there are no facts, matters or circumstances (i) to the Knowledge of the Company or (ii) that first arose (regardless of whether the Company has Knowledge) at any time since the Lookback Date which would reasonably give rise to any such investigation, inquiry, proceeding or action that may result in the imposition of material sanctions in connection with a Target Companies Relevant License, may result in the revocation of a Target Companies Relevant License or would have a Material Adverse Effect.

(f) To the Knowledge of the Company, there are no circumstances relating to any of the directors, officers or stockholder of the Company which has affected, or could materially affect, the ability of any Target Company to obtain or maintain any Target Companies Relevant License.

(g) Except as set forth on Section 3.20(g) of the Company Disclosure Letter, no approvals, determinations, grants, confirmations and other conditions with respect to Gaming Regulatory Authorities are required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.21 Anti-Corruption Compliance.

(a) Since the date which is four (4) years prior to the Effective Date, in connection with or relating to the business of the Target Companies, no Target Company, and no director, officer, and to the Knowledge of the Company, no manager, employee, agent or third-party representative of a Target Company (in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, as defined under the Anti-Corruption Laws, or any rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal under the Anti-Corruption Laws, or (iii) has, directly or indirectly, made, offered, promised or authorized, solicited, received or agreed to receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or any other advantage, or anything else of value, regardless of form or amount, to or from any Government Official (or another person at their request or acquiescence) or other Person, in each case, in violation of applicable Anti-Corruption Laws. There are no (and since the date which is four (4) years prior to the Effective Date, there have been no) pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

(b) The transactions of the Target Companies are accurately reflected on their respective books and records in compliance in all material respects with applicable Anti-Corruption Laws.

Section 3.22 Anti-Money Laundering Compliance.

(a) The Target Companies maintain procedures reasonably designed to prevent money laundering and otherwise to ensure material compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required a Target Company to correct since the date which is four (4) years prior to the Effective Date, unless otherwise disclosed in Section 3.22 of the Company Disclosure Letter.

(b) No Target Company nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has knowingly engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c) There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by any Target Company or any of their respective directors, officers, managers, or employees.

Section 3.23 Affiliate Transactions.

(a) Except as set forth on Section 3.23(a) of the Company Disclosure Letter, (x) there are no Contracts (except for the Governing Documents, the Investment Deed and the Management Investment Deed) between any of the Target Companies, on the one hand, and any Interested Party (other than another Target Company) on the other hand and (y) no Interested Party (other than another Target Company) (i) owes any amount to any Target Company or (ii) owns any material assets, tangible or intangible, of the business of any Target Company as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

(b) Except as set forth on Section 3.23(b) of the Company Disclosure Letter, there have been no Prohibited Affiliate Transactions since the Latest Balance Sheet Date.

(c) Notwithstanding anything to the contrary herein, “Affiliated Transactions” shall not be deemed to include any transaction between any of the Target Companies, on the one hand, and any Interested Party that is a portfolio company of an investment fund (as such term is commonly understood in the private equity industry), on the other hand, that has been entered into on arm’s length terms (and on terms not materially less favorable to a Target Company for any such similar transaction with a third party) in the Ordinary Course of Business by any of the Target Companies, on the one hand, and such Interested Party, on the other hand.

Section 3.24 Compliance with Applicable Sanctions and Embargo Laws.

(a) No Target Company nor, to the Knowledge of the Company, any of their directors, officers, managers, employees, agents or third-party representatives, is or since the Lookback Date, has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions in connection with the business of any Target Company; or (iii) in violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of any Target Company.

(b) There are no formal legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations by any Target Company of the Trade Control Laws.

Section 3.25 Inspections; dMY’s Representations. Each of NewCo, the Company, MidCo and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Each of NewCo, the Company, MidCo and Merger Sub agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of dMY and on the accuracy of the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by dMY pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by dMY or its Affiliates or representatives, except for those set forth in Article IV and in any Ancillary Agreement or certificate delivered by dMY pursuant to this Agreement. Each of NewCo, the Company, MidCo and Merger Sub specifically acknowledges and agrees to dMY’s disclaimer of any representations or warranties other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by dMY pursuant to this Agreement, whether made by either dMY or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to NewCo, the Company, MidCo, Merger Sub, any of their respective Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to NewCo, the Company, MidCo, Merger Sub, any of their respective Affiliates or any of their respective representatives by dMY or any of its Affiliates or representatives), other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by dMY pursuant to this Agreement. Each of NewCo, the Company, MidCo and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 3.25, neither dMY nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of NewCo, the Company, MidCo and Merger Sub specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and in any Ancillary Agreement or certificate delivered by dMY pursuant to this Agreement, dMY has not made any other express or implied representation or warranty with respect to dMY, its assets or Liabilities, the businesses of dMY or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DMY

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (a) for all representations and warranties of dMY, as set forth in the applicable section of dMY’s Disclosure Letter (subject to Section 8.13), or (b) for all representations and warranties of dMY other than those set forth in Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.3, Section 4.8, and Section 4.9, as disclosed in any report, schedule, form statement or other document filed with, or furnished to, the SEC by dMY and publicly available prior to the Effective Date (excluding any disclosures in any “risk factors” section that do not constitute statements of facts, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), dMY hereby represents and warrants to NewCo and the Company as follows:

Section 4.1 Organization; Authority; Enforceability. dMY is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. dMY is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a dMY Material Adverse Effect. dMY has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which dMY is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite dMY Board action on the part of dMY. No other proceedings on the part of dMY (including any action by dMY Board or dMY Stockholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which dMY is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by dMY at Closing will be, duly executed and delivered by dMY and constitute valid and binding agreement of dMY, enforceable against dMY in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. dMY is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Capitalization.

(a) The authorized share capital of dMY consists of (i) 380,000,000 shares of dMY Class A Common Stock, (ii) 20,000,000 shares of dMY Class B Common Stock, and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“dMY Preferred Shares”). As of the date hereof and as of immediately prior to the Closing (without giving effect to the dMY Share Redemptions, the PIPE Investment, the Founder Shares to be forfeited pursuant to the Sponsor Forfeiture Agreement Sponsor Forfeiture, or the conversion of Founder Shares to shares of dMY Class A Common Stock in accordance with the terms and conditions of the Founder Holders Consent Letter), (1) 27,600,000 shares of dMY Class A Common Stock are and will be issued and outstanding, (2) 6,900,000 shares of dMY Class B Common Stock are and will be issued and outstanding, (3) no dMY Preferred Shares are and will be issued and outstanding, and (4) 14,213,333 warrants of dMY are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.2(a) of dMY’s Disclosure Letter (the “dMY Warrants”). The exercise price of each dMY Warrant has not been reduced to an amount less than $11.50 per dMY Warrant. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of dMY that are issued and outstanding (without giving effect to the dMY Share Redemptions or the PIPE Investment).

(b) Except as (x) set forth on Section 4.2(b) of dMY’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the Governing Documents of dMY:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which dMY is a party or which are binding upon dMY providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) dMY is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) dMY is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of dMY; and

(v) dMY has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which dMY is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of dMY, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Except as set forth on Section 4.2(d) of dMY’s Disclosure Letter, dMY does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e) dMY has no Liability with respect to indebtedness for borrowed money.

Section 4.3 Brokerage. Except as set forth on Section 4.3 of dMY’s Disclosure Letter, dMY has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company or dMY to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.4 Trust Account. As of the Effective Date, dMY has at least two hundred and seventy-six million dollars ($276,000,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of dMY, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by dMY or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by dMY. dMY is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the dMY SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the dMY Stockholders who shall have exercised their rights to participate in the dMY Share Redemptions, (ii) the underwriters of dMY’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) dMY with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of dMY, investigations) pending or, to the Knowledge of dMY, threatened with respect to the Trust Account.

Section 4.5 dMY SEC Documents; Controls.

(a) dMY has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of dMY’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “dMY SEC Documents”). As of their respective dates, each of the dMY SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such dMY SEC Documents. None of the dMY SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of dMY, as of the date hereof, (i) none of the dMY SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any dMY SEC Document.

(b) Each of the financial statements of dMY included in the dMY SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of U.S. GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of dMY, as of their respective dates and the results of operations and the cash flows of dMY, for the periods presented therein. Each of the financial statements of dMY included in the dMY SEC Documents were derived from the books and records of dMY, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c) No notice of any SEC review or investigation of dMY or the dMY SEC Documents has been received by dMY. Since the consummation of its initial public offering, all comment letters received by dMY from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of dMY are publicly available on the SEC’s EDGAR website.

(d) Since the consummation of the initial public offering of dMY’s securities, dMY has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any dMY SEC Document. Each such certification is correct and complete. dMY maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning dMY is made known on a timely basis to the individuals responsible for the preparation of the dMY SEC Documents. As used in this Section 4.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) dMY has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. dMY maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.6 Information Supplied; Registration Statement. The information supplied or to be supplied by dMY in writing for inclusion in the Registration Statement (including the Proxy Statement), the Additional dMY Filings, the Additional NewCo Filings, any other dMY SEC Filing or any other NewCo SEC Filing or any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the dMY Stockholders, or (c) the time of the dMY Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by dMY or that are included in such filings and/or mailings), except that no warranty or representation is made by dMY with respect to (i) statements made or incorporated by reference therein based on information supplied by the Target Companies or their respective Affiliates for inclusion therein and (ii) any projections or forecasts included in such materials. The Registration Statement (including the Proxy Statement) will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement (including the Proxy Statement).

Section 4.7 Litigation. As of the date of this Agreement, there are no material Proceedings (or to the Knowledge of dMY, investigations) pending or, to the Knowledge of dMY, threatened against dMY or, to the Knowledge of dMY, any director, officer or employee of dMY (in their capacity as such) and during the past two (2) years there have not been any such Proceedings and dMY is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by dMY against any other Person.

Section 4.8 Listing. The issued and outstanding dMY Class A Common Stock and the dMY Warrants (the foregoing, collectively, the “dMY Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of dMY, threatened against dMY by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the dMY Public Securities or prohibit or terminate the listing of the dMY Public Securities on the Stock Exchange. dMY has taken no action that is designed to terminate the registration of the dMY Public Securities under the Securities Exchange Act. dMY has not received any written or, to the Knowledge of dMY, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the dMY Public Securities.

Section 4.9 Investment Company. dMY is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940.

Section 4.10 Noncontravention. Except for the filings pursuant to Section 6.9, the consummation by dMY of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or lease to which dMY is a party, (ii) any Governing Document of dMY, or (iii) any Governmental Entity under or pursuant to any Law or Order to which dMY is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to dMY. dMY is not in material violation of any of its Governing Documents.

Section 4.11 Business Activities.

(a) Since its organization, other than as described in the dMY SEC Documents, dMY has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the dMY Governing Documents, there is no Contract, commitment, or Order binding upon dMY or to which dMY is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of dMY or any acquisition of property by dMY or the conduct of business by dMY after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to dMY.

(b) Except for this Agreement and the transactions contemplated by this Agreement, dMY has no interests, rights, obligations or Liabilities with respect to, and dMY is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) dMY has no material Liabilities that are required to be disclosed on a balance sheet in accordance with U.S. GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of dMY as of June 30, 2020 (the “dMY Balance Sheet”); (ii) Liabilities which have arisen after the date of the dMY Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by dMY of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of dMY or the Sponsor, including with respect to legal, accounting or other advisors incurred by dMY in connection with the transactions contemplated by this Agreement.

Section 4.12 Tax Matters. Except as set forth on Section 4.12 of dMY’s Disclosure Letter:

(a) dMY has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income Tax Returns and other material amounts of Tax Returns filed by dMY are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Income Taxes and other material amounts of Taxes and all Income Tax Liabilities and other material amounts of Tax Liabilities due and payable by dMY for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) dMY has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where dMY does not file a particular type of Tax Return, or pay a particular type of Tax, that dMY is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved. The Income Tax Returns of dMY made available to the Company, if any, reflect all of the jurisdictions in which dMY is required to remit material Income Tax.

(d) dMY is not currently and has not been within the past five (5) years the subject of any Tax Proceeding respect to any Taxes or Tax Returns of or with respect to dMY, no such Tax Proceeding is pending, and, to the Knowledge of dMY, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against dMY have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of dMY, no such deficiency has been threatened or proposed in writing against dMY.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to dMY or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. dMY is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of dMY that would have a material adverse effect on dMY following the date of the dMY Balance Sheet.

(f) dMY has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) There is no Lien for Taxes on any of the assets of dMY, other than Permitted Liens.

(h) dMY (or its successor) will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the

Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing. dMY has not owned any “controlled foreign corporation” within the meaning of Code Section 957.

(i) dMY has no Liability for Taxes of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). dMY is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j) dMY has not taken any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.13 Compliance with Laws. dMY is, and has been since August 18, 2020, in compliance in all material respects with all Laws applicable to the conduct of the business of dMY, and no uncured written notices have been received by dMY from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 4.14 Inspections; Company. dMY is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Target Companies. dMY has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. dMY agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Target Companies and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement.

ARTICLE V

INTERIM OPERATING COVENANTS

Section 5.1 Interim Operating Covenants.

(a) From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article VII and (2) the Closing Date (such period, the “Pre-Closing Period”), unless dMY shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Pre-Closing Reorganization), (y) as set forth on Section 5.1(a) of the Company Disclosure Letter or (z) other than in respect of the restrictions set forth in subclauses (i), (iii), (iv), (v) (x) or (xiv) of this Section 5.1(a), to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the Target Companies’ businesses of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19; provided, however, that NewCo or the Company, as applicable, shall notify dMY, when reasonably practicable, prior to taking any actions pursuant to this clause (z) (or where such prior notification is not reasonably practicable, as promptly as possible thereafter (in addition to periodically scheduled teleconference meetings pursuant to Section 6.6(d) for the purpose of keeping dMY reasonably apprised as to these matters)), that are reasonably expected to result in fees, costs, expenses or Liabilities incurred or payable by, or decline in revenues of, the Target Companies individually or in the aggregate from the date hereof, in the amount of $5,000,000 or more over the following twelve-month period (such notice to include reasonable details of such action or proposed action), NewCo and the Company shall, and shall cause the Target Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business and use its commercially reasonable efforts to preserve their existing relationships with material customers, suppliers and distributors, and NewCo and the Company shall not, and shall cause the Target Companies not to:

(i) amend or otherwise modify any of the Governing Documents of any Target Company in any manner that would be adverse to dMY or the Sponsor, except as otherwise required by Law;

(ii) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii) sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Interests of any Target Company or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Target Company to issue, deliver or sell any Equity Interests of any Target Company, in each case, other than pursuant to the Subscription Agreements;

(iv) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company or any other Target Company, other than (x) to another Target Company, and (y) repayments by the Company to its Affiliates in respect of advances made by such Persons to the Company as set forth on Section 5.1(a)(iv) of the Company Disclosure Letter or described in Section 5.1(a)(iv)(y);

(v) adjust, split, combine or reclassify any of its Equity Interests;

(vi) (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) capital leases entered into in the Ordinary Course of Business, (B) Indebtedness for borrowed money (which may be borrowed from, or guaranteed by, a Pre-Closing Holder) not to exceed $10,000,000 in the aggregate solely in connection with actions permitted by Section 5.1(a)(ix), which includes any acquisition set forth in Section 5.1(a)(ix) of the Company Disclosure Letter (the “M&A Debt Basket”), (C) in addition to (B) above, Indebtedness for borrowed money (which may be borrowed from, or guaranteed by, a Pre-Closing Holder) not to exceed $10,000,000 in the aggregate which may be used for any purpose (together with the M&A Debt Basket, the “Initial Debt Basket”) and (D) Indebtedness for borrowed money provided by any Pre-Closing Holder in excess of the Initial Debt Basket (“Excess Debt Obligations”) in connection with the Company’s liquidity requirements on customary terms as reasonably agreed between such Pre-Closing Holder and the Company, (y) make any advances or capital contributions to, or investments in, any Person, other than a Target Company or in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness for borrowed money (other than in connection with the incurrence of Indebtedness permitted by Section 5.1(a)(vi)(x));

(vii) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than (x) capital expenditures (other than those described in the immediately following clause (y)) made in the Ordinary Course of Business not to exceed £5,000,000 in the aggregate, and (y) internally generated capitalized development costs incurred or payable by the Target Companies in the Ordinary Course of Business;

(viii) enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not materially and adversely impact the Target Companies, taken as a whole;

(ix) other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Interests, of another Person, except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $10,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

(x) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any Target Company, except for (x) Permitted Liens, (y) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(iv) and (z) as required or contemplated by this Agreement;

(xi) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by a Target Company not covered by insurance in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against a Target Company, (y) which imposes any material restrictions on the operations of businesses of the Target Companies or (z) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xii) except as required (x) under applicable Law or (y) by the terms of any Company Employee Benefit Plan existing as of the date hereof (A) materially increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the Target Companies, other than increases (including as part of the Target Companies’ year-end salary, merit and/or cost-of-living review process) that do not exceed, in the aggregate, five percent (5%) of existing aggregate levels, (B) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any material Company Employee Benefit Plan with or for the benefit of any current or former directors, officers, employees or individual consultants of the Target Companies (or newly hired employees), (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, (E) amend or modify any outstanding award under any Company Employee Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Target Companies, (G) forgive any loans, or issue any loans (other than advances issued in the Ordinary Course of Business), to a Target Company’s directors, officers, contractors or employees, or (H) hire or engage any employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $250,000;

(xiii) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any Target Company, other than (w) inventory or products in the Ordinary Course of Business, (x) assets with an aggregate fair market value less than $5,000,000, (y) non-exclusive licenses of Owned Intellectual Property either (A) granted to customers by any Target Company in the Ordinary Course of Business; (B) that are immaterial to the business of the Target Companies; or (C) whereby such Owned Intellectual Property is implicitly licensed, or (z) immaterial Owned Intellectual Property;

(xiv) disclose any trade secrets and any other material confidential information of a Target Company to any Person (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xv) fail to take any action required to maintain any material insurance policies of any Target Company in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application or (iii) actions in the Ordinary Course of Business);

(xvi) enter into any new line of business or expand any existing line of business, including enter or expand into new geographies, in each case, that would result in requiring authorizations, approvals, clearances, consents, actions or non-actions from any Governmental Entity, including any Gaming Regulatory Authority, for the consummation of the transactions contemplated herein; or

(xvii) agree or commit to do any of the foregoing.

(b) During the Pre-Closing Period, unless dMY shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as contemplated by this Agreement or the Ancillary Agreements, (y) as set forth on Section 5.1(b) of the Company Disclosure Letter or (z) to the extent that any action is taken or not taken in response to the actual or anticipated effect on any Target Company’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19; provided, however, that NewCo or the Company, as applicable, shall notify dMY, when reasonably practicable, prior to taking any actions pursuant to this clause (z) (or where such prior notification is not reasonably practicable, as promptly as possible thereafter (in addition to periodically scheduled teleconference meetings pursuant to Section 6.6(d) for the purpose of keeping dMY reasonably apprised as to these matters)), that are reasonably expected to result in fees, costs, expenses or Liabilities incurred or payable by, or decline in revenues of, the Target Companies individually or in the aggregate from the date hereof, in the amount of $5,000,000 or more over the following twelve-month period (such notice to include reasonable details of such action or proposed action), NewCo and the Company shall not, and shall cause the Target Companies not to:

(i) enter into, renew or modify any Prohibited Affiliate Transaction; or

(ii) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.8 of the Company Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(c) Nothing contained in this Agreement shall be deemed to give dMY, directly or indirectly, the right to control or direct the Company or any operations of any Target Company prior to the Closing. Prior to the Closing, the Target Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 5.2 Interim Operating Covenants (dMY).

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 5.2(a) of dMY’s Disclosure Letter, dMY shall not:

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii) amend or otherwise modify the Trust Agreement, that certain Private Placement Warrants Purchase Agreement, dated August 13, 2020, by and among the Sponsor and dMY, or the dMY Governing Documents in any material respect;

(iii) withdraw any funds from the Trust Amount, other than as permitted by the dMY Governing Documents or the Trust Agreement;

(iv) make any material changes to its accounting policies, methods or practices, other than as required by U.S. GAAP or applicable Law;

(v) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of dMY’s Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi) other than in connection with a dMY Share Redemption, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its Equity Interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating dMY or Sponsor to issue, deliver or sell any Equity Interests of dMY;

(vii) other than the dMY Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of dMY;

(viii) adjust, split, combine or reclassify any of its Equity Interests;

(ix) reduce the exercise price of any dMY Warrant;

(x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xi) enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by dMY to the Sponsor, dMY’s officers or directors, or any Affiliate of the Sponsor or dMY’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by dMY not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against dMY (y) which imposes any material restrictions on the operations of businesses of dMY or (z) by the public stockholders or any other Person which relates to the transactions contemplated by this Agreement;

(xiii) enter into, renew, modify or revise any Contract or agreement with any dMY Related Party; or

(xiv) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give NewCo or the Company, directly or indirectly, the right to control or direct dMY prior to the Closing. Prior to the Closing, dMY shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

ARTICLE VI

PRE-CLOSING AGREEMENTS

Section 6.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable (giving effect to the timing of the delivery of the PCAOB Financial Statements), the transactions contemplated by this Agreement. Each of NewCo and the Company shall, and shall cause the other Target Companies to, use its and their commercially reasonable efforts, and dMY shall cooperate in all reasonable respects with NewCo and the Company, to send the requisite notice to or to solicit and obtain the consents of, as applicable, the contractual counterparties to the Contracts listed on Section 6.1 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent), and provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing. Any payment made by a Target Company pursuant to the foregoing first proviso without dMY’s prior written consent shall be a Transaction Expense (which payment shall be treated as a Company Transaction Expense hereunder).

Section 6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice dMY shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the dMY Governing Documents, at the Closing, dMY shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (x) all amounts payable to dMY Stockholders who shall have validly elected to redeem their shares of dMY Class A Common Stock pursuant to the dMY A&R Certificate of Incorporation and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and (y) pay all amounts payable pursuant to Section 2.2.

Section 6.3 Listing. During the Pre-Closing Period, dMY shall use reasonable best efforts to ensure dMY remains listed as a public company on, and for the dMY Class A Common Stock and dMY Warrants to be listed on, the Stock Exchange.

Section 6.4 Employment Agreements. During the Pre-Closing Period, NewCo will use commercially reasonable efforts to enter into employment agreements with certain key employees of the Target Companies, as identified by, and based on the terms and conditions as reasonably and mutually agreed upon by, dMY, NewCo and such employees; provided, that, the Parties acknowledge and agree that the entry into such employment agreements is not, and shall not be, a condition to Closing.

Section 6.5 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of dMY, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.6 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the Target Companies shall afford the representatives of dMY reasonable access, during normal business hours, to the properties, books and records of the Target Companies and furnish to the representatives of dMY such additional financial and operating data and other information regarding the business of the Target Companies as dMY or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that the Target Companies may do so without violating any obligations to any third party and to the extent that the Target Companies have the authority to grant such access without breaching any restrictions binding on them (and provided that dMY shall abide by the terms of the Confidentiality Agreement). dMY agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Target Companies as a result of providing such access (which shall be treated as Sponsor Transaction Expenses hereunder).

(b) dMY shall coordinate its access rights pursuant to Section 6.6(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Target Companies.

(c) Notwithstanding anything to the contrary in this Section 6.6, no Target Company or any of its representatives shall be required to disclose any information to dMY during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the Target Companies or of third parties, cause a violation of any Target Company’s obligations with respect to confidentiality, or violate any Privacy Requirement, or (iii) contravene any applicable Contracts or Laws. The Company and dMY shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the immediately preceding sentence apply. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, dMY and its representatives shall not contact any suppliers to, or customers or other material business relationships of, any Target Company in relation to the transactions contemplated by this Agreement and dMY shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

(d) During the Pre-Closing Period, NewCo or the Company shall afford the representatives of dMY an opportunity to participate in weekly teleconference meetings with representatives of the Target Companies to discuss the actual or anticipated effect on any of the Target Companies’ businesses of COVID-19 or any COVID-19 Measures to keep dMY reasonably apprised as to such matters.

Section 6.7 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company and NewCo shall promptly disclose to dMY in writing any development, fact or circumstance of which the Company has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(b) to be satisfied.

(b) During the Pre-Closing Period, dMY shall promptly disclose to the Company in writing any development, fact or circumstance of which dMY has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(c) to be satisfied.

Section 6.8 Regulatory Approvals; Efforts.

(a) The Parties shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses, fifty percent (50%) of which shall be treated as Company Transaction Expenses hereunder and fifty percent (50%) of which shall be treated as Sponsor Transaction Expenses hereunder.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.8(c), each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) dMY shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.

(e) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.5, nothing in this Section 6.8 shall require NewCo, the Company, dMY, Sponsor, Apax or any of their respective Affiliates, to take any action with respect to any of their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of NewCo, the Company, dMY, Sponsor, Apax or their respective Affiliates, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of NewCo, the Company, dMY, Sponsor, Apax or their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of NewCo, the Company, dMY, Sponsor, Apax or their respective Affiliates, or any interests therein.

Section 6.9 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued without the prior written consent of dMY and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the dMY SEC Documents and the NewCo SEC Filings to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.9, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

(b) As promptly as practicable following the Effective Date (but in any event within four (4) Business Days thereafter), dMY shall prepare and file a current report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). dMY shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. dMY shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c) As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by NewCo pursuant to this Section 6.9, (i) dMY and NewCo shall prepare and NewCo shall file with the SEC a pre-effective Registration Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the rules and regulations promulgated thereunder (it being understood that the Registration Statement shall include a proxy statement/prospectus which will be included therein as a prospectus and which will be used as the Proxy Statement for the purpose of (A) providing dMY Stockholders with the opportunity to participate in the dMY Share Redemption and (B) soliciting proxies from the dMY Stockholders to vote at the dMY Stockholder Meeting in favor of the dMY Stockholder Voting Matters).

(d) Prior to filing with the SEC, NewCo will make available to dMY drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide dMY with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. NewCo will advise dMY promptly after it receives notice thereof (and only to the extent applicable), of (i) the time when the Registration Statement has been filed, (ii) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (v) any comments, written or oral, from the SEC relating to the Registration Statement and responses thereto and (vi) requests by the SEC for additional information in connection with the Registration Statement. NewCo shall promptly respond to any comments of the SEC on the Registration Statement, and shall use its commercially reasonable efforts to have the Registration Statement cleared by the SEC under the Securities Act as soon after filing as practicable; provided that prior to responding to any requests or comments from the SEC, NewCo will make available to dMY drafts of any such response and provide dMY with reasonable opportunity to comment on such drafts.

(e) As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by NewCo pursuant to this Section 6.9, dMY and NewCo shall prepare and dMY shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (A) providing dMY Stockholders with the opportunity to participate in the dMY Share Redemption and (B) soliciting proxies from the dMY Stockholders to vote at the dMY Stockholder Meeting in favor of the dMY Stockholder Voting Matters. dMY shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the dMY Board in accordance with Section 6.9(l), at such time as reasonably agreed by dMY and NewCo promptly following the SEC Clearance Date.

(f) Prior to filing with the SEC, dMY will make available to NewCo drafts of the Proxy Statement (to be filed as part of with the Registration Statement) and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide NewCo with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. dMY will advise NewCo promptly after it receives notice thereof (and only to the extent applicable), of (i) the time when the Proxy Statement has been filed, (ii) (a) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (b) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Proxy Statement, (iv) any request by the SEC for amendment of the Proxy Statement, (v) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vi) requests by the SEC for additional information in connection with the Proxy Statement. dMY shall promptly respond to any comments of the SEC on the Proxy Statement, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable; provided that prior to responding to any requests or comments from the SEC, dMY will make available to NewCo drafts of any such response and provide NewCo with reasonable opportunity to comment on such drafts.

(g) If at any time prior to the Closing (including prior to the dMY Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Registration Statement and/or the Proxy Statement so that the Registration Statement and/or the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to the dMY Stockholders) any such amendment or supplement to the Registration Statement and/or Proxy Statement containing such information; provided that no information received by dMY or the Company pursuant to this Section 6.9(g) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

(h) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by dMY under the Securities Act, the Securities Exchange Act or other applicable Law in connection with the transactions contemplated by this Agreement (collectively, “Additional dMY Filings”) shall include disclosure regarding the Target Companies and the business of the Target Companies and the Target Companies’ management, operations and financial condition and a substantial portion of the Registration Statement and certain other forms, reports and other filings required to be made by the NewCo under the Securities Act, the Securities Exchange Act or other applicable Law in connection with the transactions contemplated by this Agreement (collectively, “Additional NewCo Filings”) shall include disclosure regarding dMY and the business of dMY and dMY’s management, operations and financial condition. Accordingly, NewCo agrees to, and agrees to cause the Target Companies to, as promptly as reasonably practicable, provide dMY with all information concerning the Target Companies and dMY agrees to as promptly as reasonably practicable provide NewCo with all information concerning dMY and, in each case, their respective business, management, operations and financial condition, in each case, that is reasonably requested by dMY with respect to NewCo and by NewCo with respect to dMY to be included in the Proxy Statement or the Registration Statement, the Closing Form 20-F, Additional dMY Filings, Additional NewCo Filings or any other dMY SEC Filing, in each case as applicable. NewCo shall make, and shall cause Target Companies to, make, and dMY shall make and each shall cause their respective Affiliates, directors, officers, managers and employees to make, available to the other its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement, the Registration Statement, the Closing Form 20-F, Additional dMY Filings and Additional NewCo Filings, as reasonably requested by the other party, and responding in a timely manner to comments thereto from the SEC. dMY and NewCo shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act, applicable blue sky Laws and the rules and regulations thereunder and any other applicable Laws, and dMY and NewCo shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, NewCo and dMY shall reasonably cooperate in connection with (i) preparation for inclusion in the Registration Statement and the Closing Form 20-F of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement, the transactions set forth under this Agreement or applicable Law.

(i) At least five (5) days prior to Closing, NewCo shall begin preparing a shell company report on Form 20-F in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 20-F (the “Closing Form 20-F”). NewCo shall provide dMY with a reasonable opportunity to review and comment on the Closing Form 20-F prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). NewCo shall not file any such documents with the SEC without the prior written consent of dMY (such consent not to be unreasonably withheld, conditioned or delayed). Concurrently with the Closing, dMY shall distribute the Closing Press Release, and promptly thereafter, NewCo shall file the Closing Form 20-F with the SEC.

(j) The Company shall make available the 2019 Audited Financial Statements to dMY as soon as available after the Effective Date. NewCo shall use commercially reasonable efforts to provide to dMY as promptly as reasonably practicable after the Effective Date, (i) audited consolidated balance sheets of the Target Companies as of December 31, 2019 and December 31, 2018, and related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Target Companies’ independent auditors (which reports shall be unqualified), prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), (ii) unaudited consolidated financial statements of the Target Companies including consolidated balance sheets, statements of operations, statements of partners’ equity and statements of cash flows as of and for the fiscal period ended September 30, 2020 together with all related notes and schedules thereto, prepared in accordance with U.S. GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed by the Target Companies’ independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, (iii) all other audited and unaudited financial statements of the Target Companies and any company or business units acquired by the Target Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement (including pro forma financial information), (iv) all selected financial data of the Target Companies required to be included in the Registration Statement and (v) management’s discussion and analysis of financial condition and results of operations) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement.

(k) Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Registration Statement, the Proxy Statement, the Additional dMY Filings, the Additional NewCo Filings, any other dMY SEC Filing, any other NewCo SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the dMY Stockholders, (iii) the time of the dMY Stockholder Meeting or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

(l) dMY shall, as promptly as practicable following the SEC Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 6.9(e)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the dMY Stockholder Meeting. Without the prior written consent of NewCo, the dMY Stockholder Voting Matters shall be the only matters (other than procedural matters or any other matters required by applicable Law) which dMY shall propose to be acted on by the dMY Stockholders at the dMY Stockholder Meeting. dMY shall convene and hold a meeting of dMY Stockholders, for the purpose of obtaining the approval of the dMY Stockholder Voting Matters, which meeting shall be held as soon as practicable after dMY commences the mailing of the Proxy Statement to its Stockholders (which date shall be mutually agreed with the Company) but in any event not more than forty-five (45) days after such date. dMY shall use its reasonable best efforts to take all actions necessary to obtain the approval of the dMY Stockholder Voting Matters at the dMY Stockholder Meeting, including as such dMY Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the dMY Stockholder Voting Matters. dMY shall, through the dMY Board, recommend to the dMY Stockholders that they vote in favor of the dMY Stockholder Voting Matters and shall include such recommendation in the Proxy Statement (the “dMY Board Recommendation”). The dMY Board shall not (and no committee or subgroup thereof shall) (A) except as otherwise required by applicable Law, change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the dMY Board Recommendation, (B) adopt, approve, endorse or recommend any dMY Competing Transaction, (C) except as otherwise required by applicable Law, following a request in writing by NewCo that the dMY Board Recommendation be reaffirmed publicly (it being agreed that NewCo may only make two (2) requests pursuant to this clause (C)), fail to reaffirm publicly the dMY Board Recommendation within ten (10) day after the Company made such request or (D) agree to take any of the foregoing actions.

(m) dMY agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the dMY Stockholder Meeting for the purpose of seeking approval of the dMY Stockholder Voting Matters shall not be affected by any intervening event or circumstance, and dMY agrees to establish a record date for, duly call, give notice of, convene and hold the dMY Stockholder Meeting and submit for the approval of the dMY Stockholders the dMY Stockholder Voting Matters, in each case as contemplated by this Section 6.9(m), regardless of whether or not there shall have occurred any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, dMY shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of NewCo, shall) postpone or adjourn the dMY Stockholder Meeting for a period of no longer than 15 Business Days: (i) to ensure that any supplement or amendment to the Proxy Statement that the dMY Board has determined in good faith, after consultation with outside legal counsel, is required by applicable Law is disclosed to dMY Stockholders and for such supplement or amendment to be promptly disseminated to dMY Stockholders prior to the dMY Stockholder Meeting; (ii) if, as of the time for which the dMY Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of outstanding capital stock of dMY represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the dMY Stockholder Meeting; (iii) to seek withdrawals of redemption requests from dMY Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the dMY Stockholder Voting Matters; provided, that, in the event of any such postponement or adjournment, the dMY Stockholder Meeting shall be reconvened as promptly as practicable following such time, as the matters described in such clauses have been resolved.

Section 6.10 Expenses. Except as otherwise provided in this Agreement (including, without limitation, Section 2.1), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 6.11 Directors and Officers.

(a) Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, NewCo and the Surviving Company (i) shall and shall cause each Target Company and the Surviving Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such Target Company, the Surviving Company or dMY, in each case, as in effect as of the Effective Date (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of dMY, any

Target Company or the Surviving Company (collectively, with such Person’s heirs, executors or administrators, the “Target Indemnified Persons”), and (ii) shall not, and shall not permit any Target Company or the Surviving Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Target Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected Target Indemnified Person (it being agreed that each Target Indemnified Person shall be a third party beneficiary of this Section 6.11) or as otherwise required by applicable Law. After the Closing, in the event that any Target Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, NewCo or the Surviving Company shall cause proper provision to be made so that the successors of the Target Company shall succeed to and be bound by the obligations set forth in this Section 6.11.

(b) Tail Policy.

(i) For a period of six (6) years from and after the Closing Date, NewCo shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Target Companies and dMY with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Closing Date, NewCo shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Target Company’s and dMY’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Target Company’s or dMY’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall NewCo be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and dMY with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of NewCo.

Section 6.12 Equity Financing; Cooperation. From and after the Effective Date until the earlier of the Closing and the termination of this Agreement pursuant to Section 7.1, each of dMY and NewCo shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that such Party or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Subscription Agreements at or prior to Closing. Without limiting the generality of the foregoing, each of dMY and NewCo shall give the other such Party, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if such Party does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements. dMY or NewCo, as applicable, shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

Section 6.13 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, neither NewCo nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of dMY without the prior written consent of dMY.

Section 6.14 Charter Documents. Promptly following the date hereof, but in no event later than one (1) Business Day prior to the filing of the Registration Statement pursuant to Section 6.9, dMY and NewCo shall reasonably agree upon the form of the NewCo Amended and Restated Memorandum of Incorporation and the NewCo Amended and Restated Articles of Incorporation (collectively, the “NewCo Governing Documents”), which shall include, among others, provisions relating to a classified board and customary provisions for indemnification of directors and officers of a public company. Immediately prior to the Closing, following the Redemption, NewCo shall adopt the NewCo Governing Documents in accordance with the provisions hereof and the applicable provisions of the Guernsey Companies Law.

Section 6.15 Exclusivity.

(a) From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, NewCo shall not, and shall cause the Target Companies, its controlled Affiliates, its representatives and each of their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than dMY and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through the Data Room) any information relating to any Target Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Target Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided that none of the foregoing restrictions shall prohibit any Target Company from taking the actions permitted by the exceptions set forth in Section 5.1(a)(xi) of this Agreement or the related sections of the Company Disclosure Letter, and any such action shall not be deemed a violation of this Section 6.15(a). NewCo shall, and shall cause the Target Companies, its controlled Affiliates, and its and their representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction.

(b) From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, the Sponsor and dMY shall not, and shall cause their respective controlled Affiliates and their and such Affiliates’ representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than NewCo (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a dMY Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a dMY Competing Transaction; (iii) furnish (including through the Data Room) any non-public information relating to dMY or any of its assets or businesses, or afford access to the assets, business, properties, books or records of dMY to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a dMY Competing Transaction; (iv) approve, endorse or recommend any dMY Competing Transaction; or (v) enter into a dMY Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a dMY Competing Transaction or publicly announce an intention to do so. dMY and the Sponsor shall, and shall cause their respective controlled Affiliates and their and such Affiliates’ representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a dMY Competing Transaction.

Section 6.16 De-Listing. Prior to Closing, dMY shall cooperate with NewCo and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list dMY’s Class A Common Stock from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Merger Effective Time (and in any event no later than five (5) Business Days thereafter).

Section 6.17 Tax Matters.

(a) On or prior to the Closing Date, NewCo shall file an election under Treasury Regulations Section 301.7701-3(c) to be classified as an association taxable as a corporation for U.S. federal income tax purposes, effective as of the date of formation, and the Company shall provide a copy of the IRS Form 8832 to dMY at Closing.

(b) dMY, NewCo and the Company shall use their respective commercially reasonable efforts to cause the transactions contemplated herein to qualify for, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Parties intend that, following the Merger, NewCo causes the Surviving Company, directly or indirectly, to continue dMY’s historic business or use a significant portion of dMY’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d).

(c) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(d) dMY, NewCo and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(e) dMY, NewCo and the Company shall reasonably cooperate for purposes of allowing K&E to render a tax opinion at Closing regarding (i) the treatment of the Merger as a “reorganization” under Section 368(a) of the Code and (ii) taken together, the treatment of the exchange of shares pursuant to the Pre-Closing Reorganization, the PIPE Investment and the Merger as an exchange under Section 351 of the Code, including, in each case, providing to K&E at Closing (and, if required, as of the effective date of the Proxy Statement) a signed officer’s certificate containing customary representations and warranties of the Company as shall be reasonably necessary or appropriate to enable such counsel to render its opinion.

(f) The Company shall cause all Transfer Taxes to be paid. The Company shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(g) The Pre-Closing Holders and the Target Companies shall terminate or cause to be terminated any and all of the Tax Sharing Agreements in effect, written or unwritten, on the Closing Date as between the Pre-Closing Holders or any predecessor or Affiliate thereof, on the one hand, and any Target Company, on the other hand, for all Taxes imposed by any Taxing Authority or other Governmental Entity, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such Tax Sharing Agreements.

Section 6.18 Additional Support Agreements. As soon as reasonably practicable following the date hereof, and in any event prior to the Pre-Closing Reorganization, the Company shall use its reasonable best efforts to cause each Pre-Closing Holder not otherwise party to a Transaction Support Agreement to enter into and deliver an executed counterpart of the Transaction Support Agreement (“Additional Support Agreements”), provided, that dMY acknowledges and agrees that failure to obtain such Additional Support Agreements is not, and shall not be, a condition to Closing. The Company shall deliver true, correct and complete copies of each such fully executed Additional Support Agreements to dMY prior to the Pre-Closing Reorganization.

Section 6.19 Loan Notes Repayment. At least ten (10) Business Days prior to the Closing Date, MidCo shall, and the Company shall cause MidCo to, issue the applicable notices of repayment to each Noteholder in accordance with paragraph 1 of Schedule 2 of the Manager Loan Note Instrument or paragraph 1 of Schedule 2 of the Investor Loan Note Instrument, as applicable. At least five (5) Business Days prior to the Closing Date, MidCo shall, and the Company shall cause MidCo to, obtain from each Noteholder the original certificates such Noteholder holds in respect of the Loan Notes issued to such Noteholder.

Section 6.20 Company Required Approval. Prior to the Closing, and in any event prior to the consummation of the Pre-Closing Reorganization, NewCo and the Company shall obtain the Company Required Approval and promptly deliver evidence of the same to dMY.

Section 6.21 Pre-Closing Reorganization. NewCo and the Company shall take, and shall cause to be taken, all actions and do all things in order to effect the Pre-Closing Reorganization effective immediately prior to the Closing, including taking the steps set forth in Exhibit A.

Section 6.22 Redemption. Immediately prior to the Closing and in any event prior to the taking of the actions contemplated by Section 6.14, NewCo and the Company shall take, or cause to be taken, all actions and do all things in order to effect the Redemption.

Section 6.23 Name Change. In connection with the Closing, (a) dMY shall execute and file such documents as may be required to change the name of dMY to a new name and (b) NewCo shall execute and file such documents as may be required to change the name of NewCo to a new name, in each case, to be mutually agreed to by dMY and NewCo following the date hereof.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and dMY;

(b) by the Company or dMY by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or dMY by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before June 11, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before such date;

(d) by the Company, if dMY breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(c) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to dMY by the Company, cannot be cured or has not been cured by the Outside Date, and thirty (30) Business Days after receipt of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by dMY, if the Company or NewCo breaches in any material respect any of its representations or warranties contained in this Agreement or the Company or NewCo breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to dMY’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(b) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company or NewCo, as applicable, by dMY, cannot be cured or has not been cured by the Outside Date, and thirty (30) Business Days after the receipt of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and dMY has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to dMY if dMY is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(f) by written notice from either the Company or dMY to the other if the Required Vote is not obtained at the dMY Stockholder Meeting (subject to any adjournment or postponement thereof); provided, that, the right to terminate this Agreement under this Section 7.1(f) shall not be available to dMY if dMY has materially breached its covenant or agreement set forth in Section 6.15(b) or in the fourth or fifth sentence of Section 6.9(l) and such material breach is the primary cause of or has resulted in the failure of the Required Vote to be obtained.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.9(a), Section 6.10, this Section 7.2 and Article VIII of this Agreement, and any other Section or Article of this Agreement referenced in Section 6.9(a), Section 6.10, this Section 7.2 or Article VIII which are required to survive in order to give appropriate effect to Section 6.9(a), Section 6.10, this Section 7.2 and Article VIII, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by dMY, the Sponsor and NewCo. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the dMY Stockholder Voting Matters at the dMY Stockholder Meeting so long as such amendment or waiver would not require the further approval of the dMY Stockholders under applicable Law without such approval having first been obtained.

Section 8.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud, (ii) as set forth in Section 7.2 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the NewCo Parties shall have no liability to dMY, the Sponsor, the Target Companies or its and their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “dMY Parties”) for any and all losses that are sustained or incurred by any of the dMY Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 7.2 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the dMY Parties shall have no liability to NewCo and its successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “NewCo Parties”) for any and all losses that are sustained or incurred by any of the NewCo Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of dMY’s or the Sponsor’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) The representations and warranties of the Parties set forth in Article III and Article IV and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

Section 8.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to NewCo, the Company, MidcCo, or Merger Sub	with copies to (which shall not constitute notice):

Galileo NewCo Limited c/o Apax Partners LLP 33 Jermyn Street London SW1Y 6DN Attention: Gabriele Cipparrone and Albert Costa Centena E-mail: gabriele.cipparone@apax.com and albert.costa@apax.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Edward J. Lee, Srinivas Kaushik and Abhishek Kolay,

E-mail: edward.lee@kirkland.com, skaushik@kirkland.com and abhishek.kolay@kirkland.com,

Notices to dMY and the Sponsor:	with a copy to (which shall not constitute notice):

dMY Sponsor II, LLC 1180 North Town Center Drive, Suite 100 Las Vegas, Nevada 89144 Attention: Niccolo de Masi Harry L. You Email: niccolo@dmytechnology.com harry@dmytechnology.com	White & Case LLP 1221 Avenue of the Americas New York NY 10020 Attention: Joel Rubinstein Tali Sealman E-mail: joel.rubinstein@whitecase.com tali.sealman@whitecase.com

Section 8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

Section 8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP or U.S. GAAP, as applicable. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to dMY if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisors on the Intralinks online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to dMY’s representatives (including counsel) via electronic mail, in each case, no later than one day prior to the Effective Date. The content of the Data Room as of the Effective Date will be stored on six (6) identical encrypted USB devices, and the Company will cause three (3) such devices to be sent to dMY within thirty (30) days of the Effective Date.

Section 8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain non-binding letter of intent among dMY, the Company and Apax Partners LLP, dated as of September 16, 2020), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.10 Trust Account Waiver. Each of the Company and NewCo acknowledges that dMY has established the Trust Account for the benefit of its public dMY Stockholders, which holds proceeds of its initial public offering. For and in consideration of dMY entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and NewCo, for itself and its repective Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public dMY Stockholders upon the redemption of their shares and (ii) the underwriters of dMY’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement and the Subscription Agreements) between dMY, on the one hand, and NewCo or the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Each of the Company and NewCo agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by dMY and the Sponsor to induce dMY and the Sponsor to enter in this Agreement, and each of the Company and NewCo further intends and understands such waiver to be valid, binding and enforceable against the Company and NewCo and each of their respective Affiliates that it has the authority to bind under applicable Law. To the extent the Company or NewCo or any of their respective Affiliates that the Company or NewCo has the authority to bind commences any action or proceeding against dMY or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to dMY, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against dMY, its Affiliates or its representatives, each of the Company and NewCo hereby acknowledges and agrees that each of the Company’s, NewCo’s and such Affiliates’ sole remedy shall be against assets of dMY or such Affiliate or representatives not in the Trust Account and that such claim shall not permit the Company, NewCo or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 8.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Target Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 8.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure

Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 8.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.14.

Section 8.15 Legal Representation.

(a) NewCo.

(i) Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (or any successor thereto) (“K&E”) may represent any Target Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “NewCo Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Target Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the NewCo Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of dMY, the Sponsor and NewCo acknowledges that the foregoing provision applies whether or not K&E provides legal services to the Target Companies after the Closing Date. Each of dMY, the Sponsor and NewCo, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, the Target Companies and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Target Companies and is exclusively controlled by the Target Companies and shall not pass to or be claimed by NewCo, dMY or the Sponsor. From and after the Closing, none of dMY, the Sponsor or any Person purporting to act on behalf of or through dMY, the Sponsor or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of dMY and the Sponsor, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among K&E, any Target Company and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any NewCo Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between dMY or the Sponsor, on the one hand, and a third party other than a Target Company, on the other hand, dMY and the Sponsor may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither dMY nor the Sponsor may waive such privilege without the prior written consent of a Target Company.

(b) dMY.

(i) Each Waiving Party hereby agrees that White & Case LLP (or any successor thereto) (“W&C”) may represent dMY or Sponsor or any direct or indirect director, manager, officer, owner, employee or Affiliate of dMY or Sponsor (including the Target Companies and Sponsor), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “dMY Post-Closing Representation”) notwithstanding its representation (or any continued representation) of dMY or Sponsor in connection with the transactions contemplated by this Agreement, and the Company, on behalf of themselves and the Waiving Parties, hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the dMY Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of dMY and NewCo acknowledges that the foregoing provision applies whether or not W&C provides legal services to dMY or Sponsor after the Closing Date. Each of dMY and NewCo, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among W&C, dMY, the Sponsor and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Sponsor and is exclusively controlled by the Sponsor and shall not pass to or be claimed by dMY or any of the Target Companies. From and after the Closing, none of dMY, NewCo nor any Person purporting to act on behalf of or through dMY, NewCo or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of dMY and NewCo, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among W&C, dMY, the Sponsor and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any dMY Post-

Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between dMY or NewCo, on the one hand, and a third party other than the Sponsor, on the other hand, dMY or NewCo may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of dMY or NewCo may waive such privilege without the prior written consent of the Sponsor.

Section 8.16 Acknowledgements.

(a) Company and NewCo. Each of the Company and NewCo specifically acknowledges and agrees to dMY’s disclaimer of any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by dMY or Sponsor pursuant to this Agreement, whether made by dMY, Sponsor or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Target Companies and their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to dMY, the Sponsor, their Affiliates or representatives by either dMY or the Sponsor or any of their respective Affiliates or representatives), other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by dMY or Sponsor pursuant to this Agreement. dMY specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, no Target Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of the Company and NewCo specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by dMY or Sponsor pursuant to this Agreement, neither dMY nor Sponsor makes, nor has dMY or Sponsor made, any other express or implied representation or warranty with respect to dMY or Sponsor, their assets or Liabilities, the businesses of dMY or Sponsor or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of the Company and NewCo specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by dMY or Sponsor pursuant to this Agreement.

(b) dMY. dMY specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to dMY, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to dMY, the Sponsor, their Affiliates or representatives by any Target Company or any of their its Affiliates or representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement. dMY specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. dMY specifically acknowledges and agrees that except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Target Companies, their assets or Liabilities, the businesses of the Target Companies or the transactions contemplated by this Agreement or the Ancillary Agreements. dMY specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement.

Section 8.17 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding dMY Shares or Founder Shares shall have been changed into a different number of shares or a different class, with the prior written consent of the Company or Newco, as applicable, to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of dMY Shares or Founder Shares will be appropriately adjusted to provide to the Pre-Closing Holders and dMY Stockholders the same economic effect as contemplated by this Agreement prior to such event. If, during the Pre-Closing Period, other than with respect to the Pre-Closing Reorganization, the outstanding shares of the Company or NewCo shall have been changed into a different number of shares or a different class, with the prior written consent of dMY to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and dMY Stockholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

dMY:

dMY TECHNOLOGY GROUP, INC. II

By:	/s/ Niccolo de Masi
Name:	Niccolo de Masi
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

MAVEN TOPCO LIMITED

By:	/s/ Gabriele Cipparrone
Name:	Gabriele Cipparrone
Title:	Director

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

NEWCO:

GALILEO NEWCO LIMITED

By:	/s/ Gabriele Cipparrone
Name:	Gabriele Cipparrone
Title:	Director

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SPONSOR:

dMY SPONSOR II, LLC

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	Manager

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

MERGER SUB:

GENIUS MERGER SUB, INC.

By:	/s/ Gabriele Cipparrone
Name:	Gabriele Cipparrone
Title:	President

CONFIDENTIAL

Exhibit - A

Pre-Closing Reorganization

Capitalized terms used but not defined herein shall have the meaning ascribed to them in that certain Business Combination Agreement (the “Agreement”) made and entered into as of October 27, 2020, by and among (i) dMY Technology Group, Inc. II, (ii) Maven Topco Limited, a company incorporated under the laws of Guernsey (the “Company”), (iii) Maven Midco Limited, a private limited company incorporated under the laws of England and Wales, (iv) Galileo NewCo Limited, a company incorporated under the laws of Guernsey (“NewCo”), (v) Genius Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”) and (vi) dMY Sponsor II, LLC, a Delaware limited liability company.

The steps set out in this Exhibit A shall be implemented pursuant to, and in accordance with, Sections 2.1 and 2.2 of the Agreement.

Attached to this Exhibit A as Schedule 1 is a pro forma spreadsheet (the “Illustrative Spreadsheet”) showing the illustrative calculations for: (i) the amount allocated to the Loan Note Repayment Amount (in accordance with Section 2.2(b) of the Agreement); (ii) the amount allocated to the Excess Debt Obligations (in accordance with Section 2.2(b) of the Agreement); (iii) the amount allocated to the Total Redemption Amount (in accordance with Section 2.2(b) of the Agreement); (iv) the amount of the Aggregate Stock Consideration; (v) the amount allocated to the Catch-Up Payment; (vi) the amount allocated to repurchase NewCo Common Shares (in accordance with Section 2.2(b)(vi)(y)(B) and 2.2(b)(vii)(B) of the Agreement); and (vii) the number of NewCo Common Shares and Restricted Shares to be issued to and held by each Pre-Closing Holder after giving effect to the steps set out in this Exhibit A and the transactions described in Sections 2.1 and 2.2 of the Agreement.

Step

1: At least two (2) Business Days prior to the Closing Date (or later, if dMY’s certificate pursuant to Section 2.3(a) of the Agreement is not received at least three (3) Business Days prior to the Closing Date), NewCo and the Company shall jointly prepare and deliver to dMY: (i) the certificate described in, and prepared in accordance with, Section 2.2(e) of the Agreement (the “Company Certificate”); and (ii) an updated Illustrative Spreadsheet as of the Closing Date (and references in this Exhibit B, insofar as they relate to step 2 below, shall be deemed to be references to such updated Illustrative Spreadsheet).

Step

2: On the Closing Date, immediately prior to the Merger Effective Time (but before: (i) the repurchase of NewCo Common Shares pursuant to Sections 2.2(b)(vi)(y)(B) and/or 2.2(b)(vii)(B) of the Agreement; and (ii) the Redemption), each Pre-Closing Holder shall contribute to NewCo:

(A) all of the outstanding Ordinary Shares of each class and type that are held by such Pre-Closing Holder as are set out against such holder’s name in the column entitled “Total Ords” in the tab of the Illustrative Spreadsheet labelled “Detailed Cap Table”; and

(B) if any Preference Shares would remain outstanding after the Redemption, such number of Preference Shares held by such Pre-Closing Holder as are set out against such holder’s name in the column entitled “Prefs contributed to NewCo” in the tab of the Illustrative Spreadsheet labelled “Detailed Cap Table”, in exchange for: (i) in respect of such part of the Catch-Up Payment as is payable from Available Distributable Cash pursuant to Section 2.2(b)(iv) of the Agreement, the payment of such cash amount at Closing pursuant to the Agreement (for the avoidance of doubt, such cash payment shall be the only cash payment made with respect to the Catch-Up Payment); and/or (ii) in all other respects, the issuance by Newco to such Pre-Closing Holder of such number of NewCo Common Shares and Restricted Shares as set out against such holder’s name in the columns entitled “NewCo Shares” and “Restricted NewCo Shares” (respectively) in the tab of the Illustrative Spreadsheet labelled “Detailed Cap Table”. The share exchange pursuant to step 2 above shall be approved and take place in accordance with the Company Articles of Incorporation, NewCo Articles of Incorporation and the Guernsey Companies Law at Closing (including execution and delivery of share transfer forms and subscription agreements by the Pre-Closing Holders or their duly appointed attorney-in-fact). Following the implementation of all of the preceding steps, and immediately prior to the Merger Effective Time (but before the repurchase of NewCo Common Shares pursuant to Sections 2.2(b)(vi)(y)(B) and/or 2.2(b)(vii)(B) of the Agreement and the Redemption), each Pre-Closing Holder shall: (i) hold that number of NewCo Common Shares and Restricted Shares as set out against such holder’s name in the columns entitled “NewCo Shares” and “Restricted NewCo Shares” (respectively) in the tab of the Illustrative Spreadsheet labelled “Detailed Cap Table”; (ii) hold no other Equity Interests in NewCo other than as described in the immediately preceding sub-paragraph (i); and (iii) hold no Equity Interests in the Company except the Remaining Preference Shares.

If any NewCo Common Shares issued pursuant to step 2 above are required to be repurchased by NewCo out of Available Distributable Cash pursuant to Sections 2.2(b)(vi)(y)(B) and/or 2.2(b)(vii)(B) of the Agreement, such repurchase shall be approved and take place in accordance with the NewCo Articles of Incorporation and the Guernsey Companies Law immediately prior to Closing and the payment shall be due and payable at the Closing in accordance with Sections 2.2(b)(vi)(y)(B) and/or 2.2(b)(vii)(B) of the Agreement.

Notwithstanding anything to the contrary herein, in the Agreement or the Ancillary Agreements, immediately after Closing and upon the implementation of all steps set forth herein and in Section 2.2(b) of the Agreement (after taking into account the repurchase of NewCo Common Shares pursuant to Sections 2.2(b)(vi)(y)(B) and/or 2.2(b)(vii)(B) of the Agreement and the Redemption), the only issued and outstanding Equity Interest of NewCo that were issued to the Pre-Closing Holders shall be that number of NewCo Common Shares equal to the Aggregate Stock Consideration, plus such number of Restricted Shares up to 11,618,401 Restricted Shares issued pursuant to the terms of this Exhibit A.

7

Certain Definitions

“Catch-Up Payment” means the Class B Catch-Up Amount (as defined in the Company Articles of Incorporation) payable as a result of the transactions contemplated in the Agreement, and solely for the purposes of illustration, the amount first described as the “Catch Up Payment” in the tab of the Illustrative Spreadsheet labelled “PFMA Cap table & Waterfall”.

“Ordinary Shares” means the ordinary shares in the capital of the Company being the A1 Ordinary Shares, the A2 Ordinary Shares, the A3 Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares, the C1 Ordinary Shares, the C2 Ordinary Shares, the D1 Ordinary Shares and the D2 Ordinary Shares, and excluding (for the avoidance of doubt) any Preference Shares.

“Management Equity Term Sheet” means that certain Management Equity Term Sheet, dated as of the date hereof, by and among Apax, NewCo, the Company and Mark Locke.

“Unvested Securities” has the meaning ascribed to such term as set forth in the Management Investment Deed (as supplemented by the Management Equity Term Sheet).

“Vested Securities” has the meaning ascribed to such term as set forth in the Management Investment Deed (as supplemented by the Management Equity Term Sheet).

8

Schedule - 1

Illustrative Spreadsheet

9

Exhibit B

Founder Holders Forfeiture Agreement

FOUNDER HOLDERS FORFEITURE AGREEMENT

October 27, 2020

dMY Technology Group, Inc. II

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Galileo NewCo Limited

c/o Apax Partners LLP

33 Jermyn Street

London SW1Y 6DN

Attention: Gabriele Cipparrone and Albert Costa Centena

Email: gabriele.cipparone@apax.com and albert.costa@apax.com

Re:	Forfeiture of Founder Holders’ dMY Class A Common Stock

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of October 27, 2020, by and among dMY Technology Group, Inc. II, a Delaware corporation (“dMY”), Maven Topco Limited, a company incorporated under the laws of Guernsey (the “Company”), Maven Midco Limited, a private limited company incorporated under the laws of England and Wales (“MidCo”), Galileo NewCo Limited, a company incorporated under the laws of Guernsey (“NewCo”), Genius Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”) and dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”) (as may be further amended, restated, amended and restated, modified, or supplemented from to time, the “Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement.

In order to induce NewCo and dMY to consummate the transactions contemplated by the Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, Darla Anderson (“Anderson”), Francesca Luthi (“Luthi”), Charles E. Wert (“Wert” and together with the Sponsor, Anderson and Luthi, the “Founder Holders”), dMY and NewCo hereby agree to enter into this letter agreement (this “Letter Agreement”), and hereby agree as follows:

1. Forfeiture by Founder Holders. In connection with and effective as of immediately prior to the Merger Effective Time, up to one million thirty-five thousand (1,035,000) shares of dMY Class A Common Stock (issuable upon the conversion of Founder Shares held by the Founder Holders in accordance with the Founder Holders Consent Letter) held by, or beneficially owned by, the Founder Holders (collectively, the “Founder Holders Forfeiture Shares” and each Founder Holder’s portion of the Founder Holders Forfeiture Shares (determined on a pro rata basis), the “Applicable Founder Holder’s Forfeiture Shares”), shall be automatically forfeited by the Founder Holders to dMY for no consideration and automatically cancelled in accordance with Section 2. Any Founder Holders Forfeiture Shares forfeited pursuant to this Section 1 shall be cancelled for no consideration and any certificates representing such Founder Holders Forfeiture Shares so forfeited shall be cancelled; provided, that to the extent any such certificate represents shares in addition to a Founder Holders Forfeiture Share, which shares are not forfeited pursuant to the terms hereof, NewCo shall reissue such certificate with respect to the shares not so forfeited.

2. Calculation of Forfeited Founder Holders Forfeiture Shares3. . The number of Founder Holders Forfeiture Shares to be forfeited by the Founder Holders in accordance with Section 1 shall be calculated as follows:

(a) if the Minimum Cash is less than or equal to three hundred fifteen million dollars ($315,000,000), then one hundred percent (100%) of the Founder Holders Forfeiture Shares shall be automatically forfeited by the Founder Holders (on a pro rata basis in accordance with Section 1) to dMY for no consideration and canceled;

(b) if the Minimum Cash is greater than three hundred fifteen million dollars ($315,000,000), but less than four hundred fifteen million dollars ($415,000,000), then that number of Founder Holders Forfeiture Shares equal to (i) the Minimum Cash Forfeiture Percentage (as defined below) multiplied by (ii) the total number of Founder Holders Forfeiture Shares shall be automatically forfeited by the Founder Holders (on a pro rata basis in accordance with Section 1) to dMY for no consideration and canceled; and

(c) if the Minimum Cash is equal to or greater than four hundred fifteen million dollars ($415,000,000), then none of the Founder Holders Forfeiture Shares shall be forfeited by the Founder Holders.

3. Definition of “Minimum Cash Forfeiture Percentage”(a) . For purposes of this Letter Agreement, “Minimum Cash Forfeiture Percentage” means quotient of, represented as a percentage, (i) the difference of (x) four hundred fifteen million dollars ($415,000,000) minus (y) the Minimum Cash divided by (ii) one hundred million dollars ($100,000,000); provided that in no event may the Minimum Cash Forfeiture Percentage be less than zero percent (0%) or exceed one hundred percent (100%).

4. Transfer. Prior to the final determination of the number of Founder Holders Forfeiture Shares to be forfeited in accordance with this Agreement (if any), the Founder Holders shall not, directly or indirectly, transfer or otherwise dispose of any shares of dMY Class B Common Stock, other than as may be expressly permitted by the dMY A&R Certificate of Incorporation.

5. Founder Holder Representations. Each Founder Holder (as to itself and not any other Founder Holder), severally and not jointly, hereby represents and warrants to dMY and NewCo, as of the date hereof, that such Founder Holder owns, and holds of record, all of such Founder Holder’s shares of dMY Class B Common Stock to be converted into shares of dMY Class A Common Stock in accordance with the dMY A&R Certificate of Incorporation and to represent such Founder Holder’s Applicable Founder Holder’s Forfeiture Shares, free and clear of all Liens, other than Securities Liens and such Liens and other obligations imposed by applicable securities Laws, the Combination Agreement, dMY A&R Certificate of Incorporation and dMY Bylaws.

6. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this Section 6 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on dMY and the Founder Holders and their respective successors and assigns.

2

7. Notices. Any notice, consent, or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be given to dMY and NewCo in accordance with Section 8.3 of the Combination Agreement, and to the Founder Holders in accordance with the notice information set forth on such Founder Holder’s signature page hereto; in each case, unless a party hereto otherwise specifies a different address in a writing delivered to the other parties hereto.

8. Amendments. No amendment of any provision of this Letter Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provision or condition of this Letter Agreement shall be valid unless the same shall be in writing and signed by the party hereto against which such waiver is to be enforced. No waiver by any party hereto of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

9. Miscellaneous. Section 8.2 (Waiver of Remedies; Survival of Representations and Warranties), Section 8.7 (Entire Agreement), Section 8.8 (Counterparts; Electronic Delivery), and Section 8.9 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Combination Agreement are hereby incorporated into this Letter Agreement, mutatis mutandis, as though set out in their entirety in this Section 9.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

dMY:

DMY TECHNOLOGY GROUP, INC. II

By:

Name:	Niccolo de Masi
Title:	Chief Executive Officer

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

NewCo:

Galileo NewCo Limited

By:

Name:	Gabriele Cipparrone
Title:	Director

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

DMY SPONSOR II, LLC

By:

Name:	Harry L. You
Title:	Manager

NOTICE INFORMATION:

Address:

Attention:
Email:

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

Name:	Francesca Luthi

NOTICE INFORMATION:

Address:

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

Name:	Darla Anderson

NOTICE INFORMATION:

Address:

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

Name:	Charles E. Wert

NOTICE INFORMATION:

Address:

[Signature Page to Founder Holders Forfeiture Agreement]

Exhibit C

Founder Holders Consent Letter

FOUNDER HOLDERS CONSENT LETTER

This FOUNDER HOLDERS CONSENT LETTER (this “Consent”) is entered into as of October 27, 2020, between Galileo NewCo Limited, a company incorporated under the laws of Guernsey (“NewCo”), Maven Topco Limited, a company incorporated under the laws of Guernsey (the “Company”), dMY Technology Group, Inc. II, a Delaware corporation (“dMY”), dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”) and each holder (each, a “Founder Holder” and, collectively, the “Founder Holders”) of the issued and outstanding shares of Class B common stock of dMY, par value $0.0001 per share (the “dMY Class B Common Stock”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Founder Holders own an aggregate of 6,900,000 shares of dMY Class B Common Stock;

WHEREAS, on August 13, 2020, Sponsor, dMY and each of the Founder Holders entered into a letter agreement in connection with the underwriting agreement entered into by dMY and attached as Exhibit A hereto (the “Original Sponsor Letter”);

WHEREAS, on October 27, 2020, dMY entered into a Business Combination Agreement (the “Business Combination Agreement”) with the Company, Maven Midco Limited, a private limited company incorporated under the laws of England and Wales, NewCo, Genius Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”) and the Sponsor. Pursuant to the transactions contemplated by the terms of the Business Combination Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, among other things, Merger Sub will merge with and into dMY, with dMY surviving the merger and continuing as a wholly owned subsidiary of NewCo (the transactions contemplated by the Business Combination Agreement and the related ancillary agreements, the “Business Combination”);

WHEREAS, Article 4.3(b) of dMY’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that, automatically on the closing of the Business Combination, each share of dMY Class B Common Stock will automatically convert on a one-for-one basis into shares of dMY Class A Common Stock; provided that, if, in connection with the consummation of the Business Combination, additional shares of dMY Class A Common Stock are issued or deemed issued in excess of the amounts sold in dMY’s initial public offering, the ratio for which the shares of dMY Class B Common Stock shall convert into shares of dMY Class A Common Stock will be adjusted so that the number of shares of dMY Class A Common Stock issuable upon conversion of all shares of dMY Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of dMY Class A Common Stock issued in dMY’s initial public offering (including any shares of dMY Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of dMY Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of the Business Combination (including any shares of dMY Class A Common Stock issued pursuant to a forward purchase agreement), excluding any shares of dMY Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in the Business Combination, any private placement warrants issued to the Sponsor, or an affiliate of the Sponsor or dMY’s officers and directors upon the conversion of working capital loans made to dMY and any warrants issued pursuant to a forward purchase agreement, minus (ii) the number of shares of dMY Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of dMY Class B Common Stock shall never be less than on a one-for-one basis (the “Conversion Rights Provision”);

WHEREAS, under the Charter, the Business Combination and the transactions contemplated thereby (including the PIPE Investment) will trigger the Conversion Rights Provision; and

WHEREAS, in connection with the Business Combination, the parties hereto desire that each Founder Holder irrevocably waives his, her or its rights under Article 4.3(b) of the Charter with respect to any additional shares of dMY Class A Common Stock otherwise issuable upon conversion pursuant to the Conversion Rights Provision (the “Excess Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and to induce NewCo and the Company to enter into the Business Combination Agreement, the parties hereto agree as follows:

Section 1. Waiver and Conversion.

(a) Each Founder Holder hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) any and all rights, title and interest such Founder Holder has or will have under Article 4.3(b) of the Charter to receive Excess Shares upon conversion of the shares of dMY Class B Common Stock in connection with the closing of the Business Combination.

(b) Each Founder Holder hereby acknowledges and agrees that, to the extent such Founder Holder receives any Excess Shares as a result of any conversion of shares of dMY Class B Common Stock, such Founder Holder shall surrender such shares, including any certificates thereof, to NewCo for cancellation, and no consideration shall be payable to such Founder Holder in connection therewith.

(c) Each Founder Holder hereby acknowledges and agrees that, immediately prior to the Merger Effective Time, and subject to Section 1(a) above, each share of dMY Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the Conversion Rights Provision into one share of dMY Class A Common Stock, and all the Founder Holders jointly and severally agree that as a result of such conversion, all outstanding shares of dMY Class B Common Stock shall collectively convert into 6,900,000 shares of dMY Class A Common Stock (subject to the provisions set forth in the Sponsor Forfeiture Agreement).

Section 2. Third Party Beneficiary. Pursuant to Section 13 of the Original Sponsor Letter, each of the parties to the Original Sponsor Letter agree that notwithstanding Section 15 of the Original Sponsor Letter, each of NewCo and the Company shall be express third party beneficiaries of such Original Sponsor Letter and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth therein as though directly party thereto; provided that, to the extent the Business Combination Agreement is terminated in accordance with its terms, NewCo and the Company shall no longer be a third party beneficiary of the Original Sponsor Letter for any purposes and shall have no right to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) any of the provisions set forth in the Original Sponsor Letter in any respects.

Section 3. Successors and Assigns. The parties hereto acknowledge and agree that the terms of this Consent are binding on and shall inure to the benefit of such party’s beneficiaries, heirs, legatees and other statutorily designated representatives. Each Founder Holder also understands that this Consent, once executed, is irrevocable and binding, and if a Founder Holder transfers, sells or otherwise assigns any shares of dMY Class B Common Stock held by it as of the date of this Agreement, the transferee of such shares of dMY Class B Common Stock shall be bound by the terms of this Consent as if such transferee were a party hereto. Any Founder Holder that desires to transfer, sell or otherwise assign any shares of dMY Class B Common Stock shall, in addition to any other existing obligations or restrictions applicable to such proposed transfer, sale or assignment that may exist, provide the proposed transferee with a copy of this Consent and obtain from such proposed transferee a written acknowledgment that such proposed transferee acknowledges and agrees to the Waiver and the other matters set forth in this Consent.

Section 4. Authorization; Enforcement. Each of the parties hereto represents that (a) it has the requisite corporate power or legal capacity, as applicable, and authority to enter into, deliver and perform his, her or its obligations under this Consent, (b) this Consent has been duly authorized, executed and delivered by such party and (c) this Consent is enforceable against it in accordance with its terms.

Section 5. Effect of this Consent on Charter. The Charter and the Original Sponsor Letter, as affected hereby, shall remain in full force and effect. The Waiver contained in this Consent shall not constitute a waiver of any other provision of the Charter, except as expressly provided herein with respect to Article 4.3(b). This Consent constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Consent may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

Section 6. Counterparts. This Consent may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 7. Governing Law; Venue; Waiver of Jury Trial.

(a) This Consent, and any claim or cause of action hereunder based upon, arising out of or related to this Consent (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Consent, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT IN THE STATE OF DELAWARE, THE DELAWARE COURT OF CHANCERY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS CONSENT AND THE DOCUMENTS REFERRED TO IN THIS CONSENT AND IN RESPECT OF THE BUSINESS COMBINATION CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS CONSENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN SUCH MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS CONSENT OR THE BUSINESS COMBINATION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONSENT OR THE BUSINESS COMBINATION CONTEMPLATED BY THIS CONSENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS CONSENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the date first written above.

MAVEN TOPCO LIMITED

By:
Name: Gabriele Cipparrone
Title: Director

GALILEO NEWCO LIMITED

By:
Name: Gabriele Cipparrone
Title: Director

DMY TECHNOLOGY GROUP, INC. II

By:
Name: Niccolo de Masi
Title: Chief Executive Officer

DMY SPONSOR II, LLC

By:
Name: Harry L. You
Title: Manager

By:
Name: Darla Anderson

By:
Name: Francesca Luthi

By:
Name: Charles E. Wert

Exhibit D

Investor Rights Agreement

EXHIBIT D

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of [•] (the “Effective Date”), is made by and among (i) dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”); (ii) Maven TopHoldings S.a.r.l, a Luxembourg société à responsibilité limitée (“Apax”); (iii) each of the parties listed on Schedule 1-A1 attached hereto (collectively, “Management”); (iv) each of the parties listed on Schedule 1-B attached hereto (collectively, “Co-Investors”); (v) Galileo NewCo Limited, a company incorporated under the laws of Guernsey (“PubCo”); (vi) dMY Technology Group II, Inc., a Delaware corporation (“dMY”); (vii) solely for purposes of Article I, Section 3.11, Section 3.15, Section 3.16(a), Section 4.3 and Article V, (A) Niccolo de Masi and (B) Harry L. You (each, a “Sponsor Principal” and collectively, the “Sponsor Principals”); and (viii) (A) Darla Anderson, (B) Francesca Luthi, and (C) Charles E. Wert (each, a “DMY Independent Director” and, collectively, the “DMY Independent Directors” and together with the Sponsor, the “Founder Holders” and each, a “Founder Holder”). Each of dMY, Apax, Management, Co-Investors, PubCo, Sponsor, Sponsor Principals and Founder Holders may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of October 27, 2020 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”), by and among dMY, PubCo, Maven Midco Limited, a private limited company incorporated under the laws of England, Maven Topco Limited, a company incorporated under the laws of Guernsey (“TopCo”), Genius Merger Sub, a Delaware corporation (“Merger Sub”), and the Sponsor;

WHEREAS, pursuant to the BCA, at the Closing, Merger Sub will merge with and into dMY (the “Merger”), with dMY continuing as the surviving company in the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of PubCo on the terms and subject to the conditions set forth in the BCA;

WHEREAS, upon the effective date of the Merger, the amended and restated articles of incorporation of PubCo shall be adopted by PubCo in substantially the form agreed among the parties to the BCA in accordance with the BCA (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Articles”);

WHEREAS, dMY, the Sponsor, the Sponsor Principals and the DMY Independent Directors entered into that certain Registration Rights Agreement, dated as of August 13, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement and as a condition to the consummation of the transactions contemplated by the BCA, dMY, the Sponsor, the Sponsor Principals and the DMY Independent Directors desire to terminate the Original RRA and replace it with this Investor Rights Agreement;

[1]	To include all holders who are officers or employees of the Company.

WHEREAS, in connection with the consummation of the transactions contemplated by the BCA, the Management Investment Deed and the Investment Deed shall stand automatically terminated effective as of the Closing; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Annual Transfer Basket” means, with respect to any Restricted Holder and following the expiry of the Management Lock-Up Period, such number of Registrable Securities that allow such Restricted Holder to (i) Transfer by way of sale up to 10% of the Registrable Securities held or owned (calculated assuming the exercise or conversion of vested and unvested exercisable or convertible securities held) by such Restricted Holder on the Closing Date, and (ii) Transfer by way of pledge or other security interest up to 20% of the Registrable Securities held by such Restricted Holder on the Closing Date (each of 10% and 20%, the “Applicable Percentages”), provided, that if any amounts pursuant to clauses (i) or (ii) above remain unused with respect to a

2

Restricted Holder on any subsequent Anniversary Reset Date (after taking into account any Transfers pursuant to any other provision of this Agreement, including Section 4.4 hereof, but excluding Permitted Transfers), such unused portion of the Annual Transfer Basket shall be added to the Annual Transfer Basket of such Restricted Holder on such subsequent Anniversary Reset Date (when such Annual Transfer Basket will be reset in accordance with this definition); provided, further, that following the termination of any Restricted Holder’s employment by the Company for any reason (other than for Cause), the Applicable Percentages for such Restricted Holder shall from and after the date of such termination be twice the Applicable Percentages set forth in clauses (i) and (ii) above.

“Anniversary Reset Date” means (i) the date on which the Management Lock-Up Period expires, and (ii) each one year anniversary thereafter, until the date that is the third anniversary of the Closing Date.

“Apax Board Observer” has the meaning set forth in Section 2.1(l).

“Apax Board Observer Threshold” has the meaning set forth in Section 2.1(l).

“Articles” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Back Leverage” means the (i) direct or indirect incurrence of Indebtedness by Apax (or an Affiliate thereof, including any entity directly or indirectly holding such Registrable Securities) or the Restricted Holders or the Significant Co-Investor, in each case, with respect to the Registrable Securities (and including to refinance or replace Indebtedness described in this clause (i), and (ii) granting of Liens by Apax, the Significant Co-Investor or the applicable Restricted Holder to secure payment of such Indebtedness described in clause (i), including on the Registrable Securities held by Apax or its Permitted Transferees, the Significant Co-Investor or the applicable Restricted Holder but which granting of Liens will not be, solely during the Apax Lock-Up Period, (x) on more than 20% of the Registrable Securities Beneficially Owned by Apax (and its Permitted Transferees) as a percentage of the Registrable Securities Beneficially Owned by Apax on the Closing Date, or (y) on more than 20% of the Registrable Securities Beneficially Owned by the Significant Co-Investor (and its Permitted Transferees) as a percentage of the Registrable Securities Beneficially Owned by the Significant Co-Investor on the Closing Date, as applicable.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Cause” shall have the meaning set forth in the Management Investment Deed (notwithsanding any such termination of the Management Investment Deed in connection with the transactions contemplated hereby) and to the extent any Restricted Holder’s employment agreement is amended in connection with the transactions contemplated hereby, the events of termination for “cause” (as customarily understood).

3

“Change in Control” means (a) the sale of all or substantially all of the assets (in one transaction or a series of related transactions) of PubCo to any Person (or group of Persons acting in concert), or (b) a liquidation, merger, stock exchange, recapitalization or other similar transaction of PubCo, or other sale (in one transaction or a series of related transactions) of equity interests or voting power of PubCo to a Person (or group of Persons acting in concert), in each case, that results in any Person (or group of Persons acting in concert) owning more than 50% of the equity interests or voting power of PubCo (or any resulting entity after such merger or recapitalization); provided, that none of a public offering, stock dividend or distribution, stock split, or any other similar capital structure change shall in and of itself constitute a Change in Control.

“Common Shares” means the ordinary shares of PubCo, par value $.0.01.

“Confidential Information” has the meaning set forth in Section 2.2.

“Controlled Company Eligible” means qualifying as a controlled company under the listing rules of the New York Stock Exchange.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting shares or stock (as applicable) of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Demanding Holders” has the meaning set forth in Section 3.1(c).

“Determination Time” has the meaning set forth in Section 4.4(a).

“DMY Independent Director” has the meaning set forth in the Recitals.

“Early Trading Release” has the meaning set forth in Section 4.1(a).

“Early Transaction Release” has the meaning set forth in Section 4.1(a).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or

4

exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form F-1 Shelf” has the meaning set forth in Section 3.1(a).

“Form F-3 Shelf” has the meaning set forth in Section 3.1(a).

“Forfeiture Shares” has the meaning set forth in the Sponsor Forfeiture Agreement.

“Founder Holder” has the meaning set forth in the Preamble.

“Founder Holders Consent Letter” means that certain Founder Holders Consent Agreement, dated as of October 27, 2020, by and among Pubco, TopCo, dMY, the Sponsor and the DMY Independent Directors, as the same may be amended, modified, supplemented or waived from time to time.

“Founder Holder Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1.

“Holder Indemnitees” has the meaning set forth in Section 5.12(a).

“Holder Information” has the meaning set forth in Section 3.10(b).

“Indemnification Sources” has the meaning set forth in Section 5.12(c).

“Indemnified Liabilities” has the meaning set forth in Section 5.12(a).

“Indemnity-Related Entities” has the meaning set forth in Section 5.12(c).

“Jointly Indemnifiable Claim” has the meaning set forth in Section 5.12(c).

5

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Lock-Up Shares” has the meaning set forth in Section 4.1(a).

“Management Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 3.1(f).

“Memorandum” means the amended and restated Memorandum of Incorporation of PubCo, as the same may be amended or amended and restated from time to time.

“Merger” has the meaning set forth in the Recitals.

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special or extraordinary meetings of stockholders or shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Common Shares, (c) causing the adoption of stockholders’ or shareholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or extraordinary meeting of shareholders of PubCo.

“Organizational Documents” means the Memorandum and Articles.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo) and (d) any Controlled Entity of such Person.

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

6

“Piggyback Holders” has the meaning set forth in Section 3.2(a).

“Potential Takedown Participant” has the meaning set forth in Section 3.1(d).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any Common Shares or Warrants outstanding on the Closing Date, (b) any Common Shares issued or issuable upon the exercise of the Warrants, (c) any Common Shares representing Restricted Shares following such time as such Restricted Shares are no longer Restricted Shares pursuant to the terms applicable to such Restricted Shares, and (d) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a), (b) or (c) by way of conversion, dividend, stock or share split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, (D) such Registrable Securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of them shall not require registration under the Securities Act or (E) (i) for purposes of Article III hereof, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the Common Shares that are outstanding at such time and (ii) such Common Shares are eligible for resale without volume or manner-of-sale restrictions pursuant to Rule 144; and provided, further, that, for the avoidance of doubt, no Restricted Shares shall be deemed to Registrable Securities for so long as such securities remain Restricted Shares.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including the following:

(a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA);

7

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f) reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Special Holders participating in such Registration or Transfer;

(g) reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by the Significant Co-Investor participating in an Underwritten Offering so long as such Significant Co-Investor is selling 1% or more of the then issued and outstanding Common Shares (prior to giving effect to any underwriter cutback);

(h) reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by Mark Locke participating in an Underwritten Offering so long as Mark Locke is selling 1% or more of the then issued and outstanding Common Shares (prior to giving effect to any underwriter cutback);

(h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Special Holders and/or the Significant Co-Investor and/or Mark Locke pursuant to clauses (g) and (h) above); and

(i) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Relative Ownership Percentage” means, with respect to any Holder as of the Determination Time, a fraction (expressed as a percentage), (A) the numerator of which is (i) the aggregate number of Common Shares owned by such Holder (together with its Permitted Transferees) immediately following the Closing Date less (ii) the aggregate number of Common Shares Transferred by such Holder (other than to a Permitted Transferee) following the Closing Date and as of the Determination Time (after giving effect to such proposed Transfer), and (B) the denominator of which is the aggregate number of Common Shares owned by such Holder (together with its Permitted Transferees) immediately following the Closing Date.

8

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” has the meaning set forth in Section 3.1(d).

“Restricted Holders” means each of (i) Mark Locke, (ii) Jack Davison, (iii) Campbell Stephenson, (iv) Steven Burton, (v) Nick Taylor, and (vi) Tom Russell, and in each case, their Permitted Transferees.

“Restricted Shares” has the meaning set forth in the BCA.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Seller Director” has the meaning set forth in Section 2.1(a).

“Sellers” means, collectively, Apax, Management and Co-Investors.

“Shelf” has the meaning set forth in Section 3.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement.

“Shelf Takedown Request” has the meaning set forth in Section 3.1(e).

“Significant Co-Investor” means any TH Sports Holding S.A. or TH Ludus SARL.

“Special Holder” means, together, Apax, the Sponsor and each of their respective Affiliates and Subsidiaries.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.1(a).

“Sponsor Forfeiture Agreement” means the agreement entered into on October 27, 2020 with the execution and delivery of this Agreement, by and among the Founder Holders, PubCo and dMY, with respect to forfeiture of certain shares held by the Founder Holders.

“Sponsor Letter” means that certain Letter Agreement, dated as of August 13, 2020, by and among dMY, its officers, its directors and the Sponsor.

“Sponsor Principal” has the meaning set forth in the Preamble.

9

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Taxes” means United Kingdom capital gains tax payable by a Peson as a result of the Pre-Closing Reorganization (as defined in, and in accordance with, the BCA) pursuant to the BCA, other than any taxes payable due to the steps for such Pre-Closing Reorganization whereby instruments held by such Person are sold, or redeemed, for cash consideration in accordance with the BCA.

“Tax Transfer Basket” means, with respect to any Management or other Restricted Investor, Transfers in an amount up to the amount of any Taxes due and payable by such Person pursuant to the Pre-Closing Reorganization (as defined in, and in accordance with, the BCA).

“TopCo” has the meaning set forth in the Recitals.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, provided, that any Transfer pursuant to the Tax Transfer Basket applicable to any Management or other Restricted Investor shall not be deemed to be a Transfer pursuant to this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(c).

“Warrants” means the outstanding warrants, each exercisable for one Common Share, to purchase an aggregate of 5,013,333 Common Shares, issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated August 13, 2020, by and among the Sponsor and dMY.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(f).

10

Section 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

ARTICLE II

GOVERNANCE

Section 2.1 Board of Directors.

(a) Composition of the Board. Subject to the last paragraph of this Section 2.1(a), PubCo shall, and each of the Sellers and the Sponsor (severally, and not jointly) agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised at Closing of nine (9) directors, (i) six (6) of whom have been nominated by the Sellers (each, a “Seller Director”), initially [●], [●], [●], [●], [●] and [●], (ii) the Chief Executive Officer of PubCo, who shall initially be Mark Locke, and (iii) two (2) of whom have been nominated by the Sponsor (each, a “Sponsor Director”), who shall initially be Harry You and Niccolo de Masi as applicable, and such foregoing directors to be divided into three classes of directors, with each class serving for staggered three (3) year-terms as follows:

(i) the Class I directors shall include: two (2) Seller Director(s) and one (1) Sponsor Director (who shall initially be Harry You);

(ii) the Class II directors shall include: two (2) Seller Director(s) and one (1) Sponsor Director (who shall initially be Niccolo de Masi); and

11

(iii) the Class III directors shall include: three (3) Seller Director(s).

The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of shareholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of shareholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting of shareholders at which directors are elected.

(b) Apax Representation. For so long as Apax and its Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), Beneficially Own Common Shares representing at least the percentage, shown below, of the Common Shares held by Apax immediately after the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or extraordinary meeting of shareholders at which directors are to be elected that number of individuals designated by Apax that, if elected, will result in Apax having the number of directors serving on the Board that is shown below (each such director, an “Apax Director”). For so long as Apax and its Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), have the right to include at least two (2) Apax Directors in the slate of nominees recommended by the Board for election as directors at each applicable annual or extraordinary meeting of shareholders at which directors are to be elected, PubCo shall not increase the size of the Board beyond nine (9) directors without the prior written consent of Apax.

Common Shares Beneficially Owned by Apax (and its Permitted Transferees) as a Percentage of the Common Shares Held by Apax on the Closing Date	Number of Apax Directors
50% or greater	3
30% to less than 50%	2
20% to less than 30%	1
Less than 20%	0

(c) Decrease in Directors. Upon any decrease in the number of directors that Apax is entitled to designate for nomination to the Board pursuant to Section 2.1(b), Apax shall take all Necessary Action to cause the appropriate number of Apax Directors to offer to tender their resignation at least sixty (60) days prior to the expected date of PubCo’s next annual meeting of shareholders; provided that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination an Apax Director that has tendered his or her resignation pursuant to this Section 2.1(c).

12

(d) Removal; Vacancies. Apax or the Sponsor, as applicable, shall have the exclusive right to (i) remove their respective nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall take all Necessary Action to cause any such vacancies created pursuant to clause (i) or (ii) above to be filled by replacement directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 2.1(d), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated or designated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Investor Rights Agreement.

(e) Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange rules, and subject to requisite independence requirements applicable to such committee (determined after giving effect to Section 2.1(h)), Apax shall have the right, and PubCo shall take all Necessary Action and shall procure that the Board shall take all Necessary Action, to have a number of the members of each such committee consist of a proportional number of members of each such committee (rounded up) as relates to the proportion of the Board designated by Apax. For as long as such individual serves on the Board and is eligible to serve on such committee, (x) Niccolo de Masi shall be entitled to serve on the Compensation Committee and the Nominating and Corporate Governance Committee and (y) Harry You shall be entitled to serve on the Audit Committee as Chairman. The Compensation Committee shall be required to consult with the Chief Executive Officer from time to time on matters relating to remuneration of employees, other than the remuneration of the Chief Executive Officer, including without limitation discussing with and considering in good faith the recommendations of the Chief Executive Officer prior to commencement of any consideration of any such remuneration, and keeping the Chief Executive Officer reasonably apprised of the status of the Compensation Committee’s deliberations, it being agreed that the Compensation Committee shall consider the Chief Executive Officer’s recommendations in good faith.

(f) Independent Directors. PubCo has determined that the initial slate of directors referenced in Section 2.1(a) includes the requisite number of individuals meeting the independence requirements of the New York Stock Exchange. From and after such initial slate is constituted, PubCo, Sellers and the Sponsor shall take all Necessary Action to ensure that the Board consists of the requisite number of directors meeting the independence requirements of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed, in each case giving effect, when applicable, to Section 2.1(h) (and for so long as PubCo is Controlled Company Eligible and the Sellers are entitled to nominate their full slate of directors pursuant to Section 2.1(a)(i), the Sellers shall include among its nominees such number of directors meeting such independence requirements that, when taken together with other directors (including the Sponsor Directors) meeting such independence requirements, PubCo has the requisite number of directors meeting such independence requirements). For the avoidance of doubt, it is understood and agreed that, if at any time the number of directors entitled to be

13

designated by Sellers and the Sponsor pursuant to this Section 2.1 is less than the entire membership of the Board, subject to the rights of any other Person to nominate or designate one or more directors (including, without limitation, the right of the Sellers and the Sponsor to designate members for nominations to the Board in accordance with Section 2.1(a)), the remaining directors shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board.

(g) Controlled Company Exception. At all times in which PubCo is Controlled Company Eligible, except to the extent otherwise agreed in writing by Apax, PubCo shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions. Among other things, except to the extent otherwise agreed in writing by Apax, for so long as PubCo is Controlled Company Eligible, PubCo shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of independent directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed.

(h) Reimbursement of Expenses. PubCo shall reimburse the directors and Apax Board Observer (as applicable) for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(i) Indemnification. For so long as any Seller Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Seller Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Seller Director or Sponsor Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, [Article •] of the Articles and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(j) D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Seller Director or Sponsor Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of such Seller Director or Sponsor Director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Seller Director or Sponsor Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Seller Director or Sponsor Director occurring at or prior to such event.

14

(k) Apax Board Observer. For so long as Apax and its Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), Beneficially Own Common Shares representing at least 10%, but less than 20%, of the Common Shares held by Apax immediately after the Closing (the “Apax Board Observer Threshold”), Apax shall have the right to designate one board observer (the “Apax Board Observer”); provided further that Apax’s right to designate one board observer for appointment shall automatically be terminated without any further action required in the event that the number of Common Shares Beneficially Owned by Apax and its Permitted Transferees falls below the Apax Board Observer Threshold. The Apax Board Observer shall have the right to (i) attend all meetings of the Board in a non-voting, observer capacity and (ii) receive copies of all notices, minutes, consents and other materials that PubCo provides to the Board in the same manner as such materials are provided to the Board; provided, that, (x) Apax’s right to appoint the Apax Board Observer is non-transferrable, (y) the Apax Board Observer shall not be entitled to vote on any matter submitted to the Board nor to offer any motions or resolutions to the Board, and the Apax Board Observer’s presence or absence at any meeting of the Board will not be relevant for purposes of determining whether there is a quorum, and (z) PubCo may withhold information or materials from the Apax Board Observer and exclude the Apax Board Observer from any executive sessions and/or all or any portion of any meeting or discussion of the Board, in each case of this clause (z), if the Board determines in good faith that access to such information and/or materials or attendance at such meeting or portion thereof would (A) adversely affect the attorney-client privilege between PubCo and its counsel, (B) adversely affect PubCo or its Affiliates under governmental regulations or other applicable laws, (C) be in contravention of any agreement or arrangement with any governmental authority, or (D) result in a conflict of interest. The Apax Board Observer shall be subject to the same obligations as the members of the Board with respect to confidentiality and conflicts of interest (and shall provide, prior to attending any meetings or receiving any information or materials, such reasonable assurances to such effect as may be requested by PubCo) and shall be entitled to expense reimbursement in accordance with Section 2.1(i).

(l) Tax Residency. For so long as Apax and its Permitted Transferees collectively own at least 10% of the issued and outstanding Common Shares of PubCo, absent the prior consent of Apax, PubCo shall use reasonable best efforts to maintain its status as a corporate tax resident of the United Kingdom under applicable law, including the maintenance of “central management and control” in the United Kingdom.

Section 2.2 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, the Sellers and the Sponsor agrees and acknowledges that the directors designated by Apax and the Sponsor and the Apax Board Observer may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with Apax and the Sponsor, as applicable. Each of Apax and the Sponsor recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of Apax

15

and the Sponsor covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit Apax and the Sponsor from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.2 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of Apax or the Sponsor, unless such Confidential Information is actually provided to such Person.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing. PubCo shall file, within sixty (60) days after the Closing Date, a Registration Statement for a Shelf Registration on Forms F-3 or S-3, as applicable, or any similar short-form registration (the “Form F-3 Shelf”), or if PubCo is ineligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-1 or S-1, as applicable, or any similar long-form registration (the “Form F-1 Shelf,” and together with the Form F-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof, which shall be extended to ninety (90) days after the initial filing thereof if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. PubCo shall maintain the Shelf in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Form F-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after PubCo is eligible to use Form F-3 or S-3, as applicable, or any similar short-form registration.

16

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer at the time of filing) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form F-3 or Form S-3, as applicable, or any similar short-form registration to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Special Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Special Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. The Special Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the

17

contrary contained in this Investor Rights Agreement, in no event shall any Special Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder, subject to the proviso in the first sentence of this Section 3.1(c). For the avoidance of doubt, Underwritten Shelf Takedowns shall include underwritten block trades; provided that other Special Holders, Significant Co-Investors and Restricted Holders of Registrable Securities shall have to exercise any piggy-back rights, subject in all cases, to Article IV (pro rata based on the respective then-ownership of Registrable Securities of each such Holder) on any such block trade no later than twenty four (24) hours following receipt of any written notice regarding such block trade, which notice shall contain a summary of all material terms of such block trade, to the extent then known.

(d) Shelf Takedown Participation. Promptly upon receipt of a Shelf Takedown Request (but in no event more than three (3) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, PubCo shall deliver a notice (a “Shelf Takedown Notice”) to each other Special Holder, Significant Co-Investor and each Restricted Holder with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity, subject to the provisions of Article IV, to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing (each a “Requesting Holder”). PubCo shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which PubCo has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Requesting Holder’s request to participate in an Underwritten Shelf Takedown shall be binding on the Requesting Holder; provided that each such Requesting Holder that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Requesting Holder of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Requesting Holder’s election to participate, as specified in such Requesting Holder’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.1(d) shall be determined by the Demanding Holders.

(e) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other Equity Securities that PubCo desires to sell and all other Common Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback

18

registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective then-ownership of Registrable Securities of each Demanding Holder and Requesting Holder (if any) that has requested to be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, but at all times subject to Article IV; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Shares or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Special Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(f).

(g) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and during such times as no Shelf is effective, each Special Holder may demand that PubCo file a Registration Statement on Form F-1 or S-1, as applicable, or any similar long-form registration for the purpose of conducting an Underwritten Offering of any or all of such Special Holder’s Registrable Securities. PubCo shall file such Registration Statement within 30 days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective as soon as practicable after the initial filing thereof, but in no event later than sixty (60) days after the initial filing thereof, which shall be extended to ninety (90) days after the initial filing thereof if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC. The provisions of Section 3.1(c), Section 3.1(d), Section 3.1(e), and Section 3.1(f) shall apply to this Section 3.1(g) as if a demand under this Section 3.1(g) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 3.1(g), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 3.1(g).

19

Section 3.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of shareholders of PubCo, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to each Special Holder, Management, Significant Co-Investor and any other Restricted Holder (collectively, the “Piggyback Holders”) as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Piggyback Holders the opportunity to include in such registered offering such number of Registrable Securities as such Piggyback Holders may request in writing within three (3) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Piggyback Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration, at all times subject to Article IV, and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Piggyback Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Piggyback Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Piggyback Holders participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Piggyback Holders hereunder and (ii) the Common Shares or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

20

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration, subject to the terms of Article IV, (A) first, the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective then-ownership of Registrable Securities of each Special Holder that has requested to be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by Persons other than the Piggyback Holders, then PubCo shall include in any such Registration (A) first, the Common Shares or other Equity Securities, if any, of such requesting Persons, other than the Piggyback Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective then-ownership of Registrable Securities of each Piggyback Holder that has requested to be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Piggyback Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(e), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Piggyback Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Piggyback Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used

21

for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 3.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (b) to any Shelf Takedown irrespective of whether such Shelf Takedown is an Underwritten Shelf Takedown or not an Underwritten Shelf Takedown.

Section 3.3 Restrictions on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, (i) each Holder that holds more than five percent (5%) of the issued and outstanding Common Shares agrees that it shall not Transfer any Common Shares (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the seven (7) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent to a reduced period which shall apply to all Holders, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders), (ii) PubCo will use its reasonable best efforts to cause each of its directors and executive officers to execute a lock-up on terms at least as restrictive as that contemplated by the preceding clause (i) and (iii) PubCo will not effect any public offering or distribution of its equity securities or any securities convertible or exchangeable or exercisable for such securities during the period contemplated in clause (i) (other than (a) as part of any such Underwritten Offering, (b) in connection with a registration related to any employee stock option or other benefit plan, (c) an exchange offer or offering in connection with a business acquisition or combination pursuant to a Registration Statement on Form F-4 or S-4, as applicable, or such other similar form as may be applicable, (d) for an offering of debt that is convertible into equity securities of PubCo, or (e) for a dividend reinvestment plan); provided that the foregoing restriction shall not apply to any existing pledge or other existing grant of a security interest (and any related foreclosure or exercise of remedies) in connection with (x) up to the Annual Transfer Basket or (y) any Back Leverage. Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Holder that holds at least five percent (5%) of the issued and outstanding Common Shares and each of PubCo’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 3.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

22

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders of Registrable Securities included in such Registration, and such Special Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders of Registrable Securities included in such Registration or the legal counsel for any such Special Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

23

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(j) permit Representatives of the Special Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Special Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Special Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the participating Special Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Special Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Special Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders;

24

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration, including causing senior management to participate in meetings with Underwriters, attorneys, accountants and potential investors.

Section 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(c) and 3.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

25

Section 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 90 days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

Section 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

Section 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

26

Section 3.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the

27

extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

28

Section 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor, the DMY Independent Directors and the Sponsor Principals represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements. The parties hereby terminate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Investor Rights Agreement. Without the prior written consent of the majority in interest of the Special Holders, PubCo shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Investor Rights Agreement and in the event of any conflict between any such agreement or agreements and this Investor Rights Agreement, the terms of this Investor Rights Agreement shall prevail.

Section 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.12. Other than the Sellers and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 3.15 Termination of Original RRA. Upon the Closing, PubCo, the Sponsor, the Sponsor Principals and the DMY Independent Directors hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 3.16 Distributions; Direct Ownership.

29

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(b) Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor hold any Registrable Securities directly, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that the members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(c) In the event that a Seller distributes all of its Registrable Securities to its members, such distributees shall be treated as a Seller under this Investor Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on a Seller, as if such Seller remained a single party to this Investor Rights Agreement.

(d) Notwithstanding the foregoing, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such Seller, as applicable.

Section 3.17 Adjustments. If there are any changes in the Common Shares as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Shares as so changed.

ARTICLE IV

LOCK-UP

Section 4.1 Lock-Up.

(a) Each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below) applicable to such Person; provided, that such restriction on Transfers shall not apply to Transfers (i) permitted pursuant to Section 4.2, (ii) to PubCo of any Common Shares Beneficially Owned by the Founder Holders in connection with the forfeiture by the Founder Holders to the PubCo of any Forfeiture Shares in accordance with the BCA and the Sponsor Forfeiture Agreement, (iii) by any Management or any Restricted Holder that is not Management following the Management Lock-Up Period (as defined below), but subject to, in the case of Restricted Holders, to Section 4.4 below, (iv) by any Founder Holder following the Founder Holder Lock-Up Period (as defined below), (vi) by Apax or any Significant Co-Investor, pursuant to any Back Leverage prior to the expiry of the Apax Lock-Up Period in accordance with the terms therein, or (vii) by Apax or any Co-Investor (other than any Restricted Holder), following the Apax Lock-Up Period (as defined below), including pursuant to any Back Leverage.

30

(b) The “Management Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the earlier of (i) the date that is twelve (12) months after the Closing Date, (ii) the date on which the closing share price of Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing Date or (iii) the date on which PubCo completes a Change in Control (this clause (iii), the “Early Transaction Release”). The “Founder Holder Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the earlier of (x) the date that is twelve (12) months after the Closing Date, (y) the date on which the closing share price of Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date (this clause (y), the “Early Trading Release”) or (z) the date that is the Early Transaction Release. The “Apax Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the earlier of the date that is (1) six (6) months after the Closing Date, (2) the Early Trading Release or (3) the Early Transaction Release. “Lock-Up Period” means with respect to any Management (including any Person who succeeds to such Management’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Management Lock-Up Period, with respect to the Founder Holders (including any Person who succeeds to such Founder Holder’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Founder Holder Lock-Up Period, with respect to Apax (including any Person who succeeds to Apax’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Apax Lock-Up Period, and with respect to any Co-Investor (including any Person who succeeds to such Co-Investor’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Apax Lock-Up Period. “Lock-Up Shares” means the Equity Securities in PubCo held by the Holders as of the Closing Date; provided that in no event shall the Warrants (or any Common Shares resulting from the exercise of any Warrant) be considered “Lock-Up Shares”.

(c) During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(d) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities in PubCo Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period applicable to such Person, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder, any Management or any of their respective Permitted Transferees, to Apax, and in the case of such a Transfer by Apax or any of its Permitted Transferees, to PubCo or (ii) (a) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (b) in the case of an individual, pursuant to a qualified domestic relations order; or (c) pursuant to a Change in Control which results in all of PubCo’s shareholders having the right

31

to exchange their Common Shares for cash, securities or other property subsequent to the consummation of the transactions contemplated by the Business Combination Agreement; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii)(b) or clause (ii)(c) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement and, if applicable, the Sponsor Forfeiture Agreement and the Founder Holders Consent Letter, by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement and, if applicable, the Sponsor Forfeiture Agreement and the Founder Holders Consent Letter.

Section 4.3 Other Lock-Up Restrictions. Each of PubCo, the Sponsor, each dMY Independent Director and each Sponsor Principal hereby acknowledge and agree that this Article IV supersedes Section 7 of the Sponsor Letter in all respects, and, upon execution of this Investor Rights Agreement by each of PubCo, the Sponsor, each dMY Independent Director and each Sponsor Principal, the Founder Holders Consent Letter shall be deemed amended to remove Section 7 of the Sponsor Letter.

Section 4.4 Post-Lock-Up Transfers.

(a) Following the expiration of the Management Lock-Up Period until the earlier of (i) the third (3rd) anniversary of the Closing Date and (ii) the date on which Apax (together with its Permitted Transferees) no longer Beneficially Owns Common Shares representing at least 10% of the Common Shares held by Apax immediately after the Closing, any Management may Transfer any or all of such Management’s Common Shares in compliance with all applicable securities Law and the terms of this Investor Rights Agreement; provided that, notwithstanding anything to the contrary in this Agreement, except pursuant to the Annual Transfer Basket or to a Permitted Transferee (who has executed and returned a joinder in the form attached as Exhibit A and is subject to the same rights and obligations as the transferring Restricted Holder), no Restricted Holder shall Transfer any Common Shares to the extent that such Transfer would result in the Relative Ownership Percentage of such Restricted Holder immediately following such Transfer (the “Determination Time”) being less than the Relative Ownership Percentage of Apax as of such time; provided, further, that for the avoidance of any doubt and notwithstanding anything to the contrary set forth herein, (i) any Transfer pursuant to this Agreement (excluding any Transfer to a Permitted Transferee who is bound under a joinder) shall be included as a Transfer for the purposes of calculating a Restricted Holder’s Annual Transfer Basket as of any time, and (ii) any Transfer pursuant to Article III shall remain subject to the transfer restrictions set forth in this Agreement, including the provisions of Article IV. For the avoidance of doubt, nothing in this Agreement shall restrict any Transfer of Common Shares by the Significant Co-Investor following the expiry of the Lock-Up Period applicable to such Significant Co-Investor. Notwithstanding anything in this Investor Rights Agreement to the contrary, no Transfer of Common Shares otherwise permitted or required by this Investor Rights Agreement shall be made unless such Transfer is in compliance with applicable Laws, including the Securities Act and the rules and regulations thereunder, the laws of the State of Delaware and the terms and conditions set forth in this Section 4.4.

32

(b) Notwithstanding anything to the contrary contained herein, nothing set forth herein shall be deemed to permit the Transfer of any Restricted Shares pursuant to this Section 4.4, so long as such securities remain Restricted Shares.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 3.16, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of Apax, in the case of an assignment by the Sponsor, a Sponsor Principal, any Management or any Co-Investor, or the Sponsor, in the case of an assignment by Apax. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void. Notwithstanding anything herein to the contrary, no DMY Independent Director my assign its rights or obligations under this Investor Rights Agreement.

(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2 or a Transfer permitted under Section 4.1(a) (including, for avoidance of doubt, pursuant to any Back Leverage); and (ii) after the expiration of the Lock-Up Period applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. In no event can the Sponsor, the Founder Holders or Sellers assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 5.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.

33

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

Section 5.2 Termination. Except for Section 2.1(i) and Section 2.1(j) which shall survive any termination hereof, and except for Section 2.1(k) which shall each automatically terminate when Apax is no longer eligible for the rights set forth therein, Article II shall terminate automatically (without any action by any Party) as to any Seller or the Sponsor, as applicable, at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the BCA, and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as Apax and its Permitted Transferees collectively Beneficially Own Common Shares representing ten percent (10%) or more of the Common Shares held by Apax and its Permitted Transferees immediately after the Closing, Apax, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Common Shares representing fifty percent (50%) or more of the Common Shares held by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be (i) materially adverse in any respect to any Holder shall

34

require the prior written consent of such Holder and (ii) adverse and disproportionate in any respect to Mark Locke relative to Apax shall require the prior written consent of Mark Locke (it being understood that any amendments to Section 2.1(a)(ii), Section 3.1(d), Section 4.4, Section 5.13 and the definitions of “Annual Transfer Basket”, “Annual Transfer Basket Reset Date” and “Tax Transfer Basket” shall require the prior written consent of Mark Locke); provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Common Shares shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by each of (i) PubCo, (ii) for so long as Apax and its Permitted Transferees collectively Beneficially Own Common Shares representing ten percent (10%) or more of the Common Shares held by Apax and its Permitted Transferees immediately after the Closing, Apax, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Common Shares representing fifty percent (50%) or more of the Common Shares held by the Sponsor immediately after the Closing, the Sponsor, (iv) at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders and (v) if such Party is not already required to sign pursuant to clauses (i) through (iv), the Party to be bound.

(d) Notwithstanding the foregoing provisions of this Section 5.4, other than with respect to amendments, modifications, waivers or consents relating to or airing out of Article IV, no amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to the Sponsor, the Founder Holders and the Sponsor Principals or (ii) Apax or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to Apax.

Section 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

35

if to PubCo, to:

Galileo NewCo Limited

c/o Apax Partners LLP

33 Jermyn Street

London SW1Y 6DN

Attention: Gabriele Cipparrone, Albert Costa Centena

E-mail: gabriele.cipparone@apax.com and

albert.costa@apax.com

with copies (which shall not constitute notice) to:

Apax Partners LLP

33 Jermyn Street

London SW1Y 6DN

Attention:        Gabriele Cipparrone

                          Albert Costa Centena

Email:              gabriele.cipparone@apax.com

                         albert.costa@apax.com

Kirkland & Ellis LLP

601 Lexington Avenue New York, NY 10022

Attention: Srinivas Kaushik, Edward J. Lee and Abhishek Kolay

Email: skaushik@kirkland.com, edward.lee@kirkland.com, and

            abhishek.kolay@kirkland.com,

if to Apax, to:

Apax Partners LLP

33 Jermyn Street

London SW1Y 6DN

Attention:      Gabriele Cipparrone

                      Albert Costa Centena

Email:            gabriele.cipparone@apax.com

              albert.costa@apax.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue New York, NY 10022

Attention: Srinivas Kaushik, Edward J. Lee and Abhishek Kolay

36

Email: skaushik@kirkland.com, edward.lee@kirkland.com, and

            abhishek.kolay@kirkland.com

if to the Significant Co-Investor:

TH Sports Holding S.A.

TH Ludus SARL

4, rue Albert Borschette, L-

1246 Luxembourg

Grand Duchy of Luxembourg

Attention:        Bruno Fischer

Email:              b.fisher@threehills.com

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention:        Jefferey D. LeMaster

Email:              jefferey.lemaster@cliffordchance.com

if to Management, to:

Mark Locke

Genius Sports Group

10 Bloomsbury Way, Holborn, London, WC1A 2SL, UK

Email: locke_mark@hotmail.com

with a copy (which shall not constitute notice) to:

Macfarlanes LLP

20 Cursitor Street London EC4A 1LT

Attention: Howard Corney

Email: howard.corney@macfarlanes.com

if to the Sponsor, the Sponsor Principals or DMY Independent Directors, as applicable, to:

dMY Sponsor II, LLC

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention: Niccolo de Masi

                 Harry You

Email: niccolo@dmytechnology.com

            harry@dmytechnology.com

37

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention: Joel Rubinstein

                 Tali Sealman

E-mail: joel.rubinstein@whitecase.com

             tali.sealman@whitecase.com

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Except to the extent the terms hereof require interpretation of a law, regulation or public policy of Guernsey, in which case the law, regulations and public policies of Guernsey shall govern, each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Investor Rights Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 5.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other

38

remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall place customary restrictive legends substantially in the form set forth below on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement. Upon request of the applicable Holder, upon receipt by PubCo of an opinion of counsel reasonably satisfactory to PubCo to the effect that such legend is no longer required under the Securities Act or such other documentation reasonably requested by PubCo, PubCo shall promptly cause the first paragraph of the legend to be removed from any certificate or book entry representing the Registrable Securities and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED OCTOBER 27 (THE “INVESTOR RIGHTS AGREEMENT”), BY AND AMONG GALILEO NEWCO LIMITED (THE “COMPANY”), MAVEN TOPHOLDINGS S.A.R.L, DMY SPONSOR II, LLC AND THE OTHER PARTIES NAMED THEREIN, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY PARTY MAKING A BONA FIDE REQUEST THEREFOR) AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL ANY CONDITIONS CONTAINED IN THE INVESTOR RIGHTS AGREEMENT, IF ANY, HAVE BEEN FULFILLED.

Section 5.11 No Third Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto (and their Permitted Transferees). All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights

39

Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto (and their Permitted Transferees), as applicable; and, other than for any Permitted Transfereees, no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

Section 5.12 Indemnification; Exculpation.

(a) PubCo will, and PubCo will cause each of its subsidiaries to, jointly and severally indemnify, exonerate and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them on or after the date of this Investor Rights Agreement (collectively, the “Indemnified Liabilities”), arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach by such Holder Indemnitee of this Investor Rights Agreement, the BCA (to the extent such Holder Indemnitee is a party thereto), any agreement referenced or contemplated thereby to which such Holder Indemnitee is a party, or any other agreement between such Holder Indemnitee or any of its Affiliates, on the one hand, and PubCo or any of its subsidiaries, on the other hand, in each case by such Holder Indemnitee or its Affiliates or other related Persons, or the breach of any fiduciary or other duty or obligation (whether arising by Law or contract) of such Holder Indemnitee to (A) its direct or indirect equity holders, creditors or Affiliates or (B) PubCo, any of its subsidiaries or their respective equity holders, (y) to the extent such control or the ability to control PubCo or any of its subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its subsidiaries, or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s gross negligence or willful misconduct); provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, PubCo will, and will cause its subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of

40

this Section 5.12, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its subsidiaries. The rights of any Holder Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its subsidiaries.

(b) PubCo will, and will cause each of its subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred by such Holder Indemnitee in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, or any action or proceeding arising therefrom. PubCo or its subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee, and provided, that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its subsidiaries.

(c) PubCo acknowledges and agrees that PubCo shall, and to the extent applicable shall cause its subsidiaries to, be fully and primarily responsible for the payment to any Holder Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the DGCL (as applicable pursuant to this Investor Rights Agreement) and Guernsey Law (as applicable pursuant to the Memorandum and Articles), (ii) any director indemnification agreement, (iii) this Investor Rights Agreement, any other agreement between PubCo or any of its subsidiaries and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any subsidiary of PubCo and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any subsidiary of PubCo ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Holder Indemnitee (or its Affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than PubCo, any of its subsidiaries or the insurer under and pursuant to an insurance policy of PubCo or any of its subsidiaries) from whom such Holder Indemnitee may be entitled to indemnification with respect to which, in whole or in part, PubCo or any of its subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no

41

circumstance shall PubCo or any of its subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Holder Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Holder Indemnitee or the obligations of PubCo or any of its subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Holder Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) PubCo shall, and to the extent applicable shall cause its subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by PubCo and/or any of its subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Holder Indemnitee against PubCo and/or any of its subsidiaries, as applicable, and (z) such Holder Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Parties agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.12(c), entitled to enforce this Section 5.12(c) as though each such Indemnitee-Related Entity were a party to this Investor Rights Agreement. PubCo shall cause each of its subsidiaries to perform the terms and obligations of this Section 5.12(c) as though each such subsidiary were a party to this Investor Rights Agreement. For purposes of this Section 5.12(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Holder Indemnitee shall be entitled to indemnification from both (1) PubCo and/or any of its subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(d) In no event shall any Holder Indemnitee be liable to PubCo or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

(e) Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 5.12, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing, who is an officer or director of PubCo or any of its subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Investor Rights Agreement and/or the certificate of incorporation or organization, bylaws or limited partnership agreements and other instruments of PubCo and its subsidiaries.

42

(f) The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.12 will be in addition to any other rights any such Person may have under any other section of this Investor Rights Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of limited partnership, limited partnership agreement, certificate of incorporation or bylaws (or equivalent governing documents) of PubCo or any of its subsidiaries.

Section 5.13 Back Leverage Cooperation. If requested by Apax, the Significant Co-Investor or any other Restricted Holder, PubCo will provide the following cooperation in connection with Apax or such Restricted Holder, as applicable, obtaining any Back Leverage: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender or counterparty providing such Back Leverage on customary terms, with such changes thereto as are requested by such lender or counterparty, (ii) (A) if so requested by such lender or counterparty, as applicable, issuing physical certificates or re-registering the pledged Registrable Securities, in the name of the relevant lender, counterparty, custodian or similar party to a Back Leverage, in certificated or restricted book-entry form on the books and records of PubCo’s transfer agent, in each case, subject to appropriate transfer restrictions and related restrictive legends or (B) without limiting the generality of clause (A), if such securities are eligible for resale under Rule 144A, depositing such pledged securities in book entry form on the books of The Depository Trust Company or other depository with customary 144A legends in lieu of any legends required thereon, (iii) entering into customary triparty agreements reasonably acceptable to PubCo with each lender or counterparty and Apax, the Significant Co-Investor or the Restricted Holder relating to the delivery of the Registrable Securities in certificated or restricted book-entry form on the books and records of PubCo’s transfer agent, subject to appropriate transfer restrictions and related restrictive legends, to the relevant lender or counterparty for crediting to the relevant collateral accounts upon funding of any Back Leverage, (iv) if so requested by Apax, the Significant Co-Investor or such Restricted Holder, as applicable, using reasonable best efforts to include exceptions to any underwriters’ lock-up to allow incurrence or maintenance of the Back Leverage and exercise of remedies thereunder and/or (v) such other cooperation and assistance in connection with such Back Leverage as Apax, the Significant Co-Investor or such Restricted Holder, as applicable, or such lender or counterparty may reasonably request.

[Signature Pages Follow]

43

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:

GALILEO NEWCO LIMITED

By:
Name:
Title:

SPONSOR:

DMY SPONSOR II, LLC

By:
Name:
Title:

DMY:

DMY TECHNOLOGY GROUP II, INC.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

APAX:

MAVEN TOPHOLDINGS S.A.R.L

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

SPONSOR PRINCIPALS:

Harry L. You

Niccolo de Masi

DMY INDEPENDENT DIRECTORS:

Darla Anderson

Francesca Luthi

Charles E. Wert

[Signature Page to Investor Rights Agreement]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement made as of                             , is between                                  (“Transferor”) and                              (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                     Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of October 27, 2020, among Galileo NewCo Limited (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”)[, that certain Sponsor Forfeiture Agreement, dated as of October 27, 2020, among PubCo and the other persons party thereto (the “Forfeiture Agreement”) and that certain Founder Holders Consent Letter, dated as of October 27, 2020, by and among PubCo, dMY Technology Group II, Inc., a Delaware corporation (“dMY”), dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), dMY officers and dMY directors (the “Consent Letter”)]; and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter] by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter].

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter], (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter] and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter].

Exhibit A to Investor Rights Agreement

Section 1.4 Notice. All notices, demands and other communications to be given or delivered under the Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 1.4, notices, demands and other communications shall be sent to the addresses set forth on such party’s signature page hereto.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6 Third Party Beneficiaries. PubCo, dMY, the Sponsor and the other persons party thereto to the Investor Rights Agreement[, the Forfeiture Agreement and/or the Sponsor Letter], as applicable, are intended third party beneficiaries of this Joinder and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms. Except as provided in the immediately preceding sentence, nothing in this Agreement is intended to, nor shall be constructed to, confer upon any other person any rights or remedies hereunder.

Section 1.7 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Exhibit A to Investor Rights Agreement

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Exhibit E

Transaction Support Agreement

15

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 27, 2020, by and between Galileo Newco Limited, a company incorporated under the laws of Guernsey (the “Company”), Maven Topco Limited, a company incorporated under the laws of Guernsey (“Topco”), dMY Technology Group, Inc. II, a Delaware corporation (“dMY”), and the undersigned, a shareholder of Topco (the “Shareholder”). Each of the Company, Topco, dMY and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without being otherwise defined herein shall have the meanings assigned thereto in the BCA (defined below).

RECITALS

WHEREAS, the Company, Topco, dMY, Maven Midco Limited, a private limited company incorporated under the laws of England and Wales (“Midco”), and dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), are entering into that certain Business Combination Agreement (the “BCA”), substantially in the form attached as Exhibit A hereto (as the same may be amended or supplemented from time to time), on or around October 27, 2020 (the “Signing Date”);

WHEREAS, pursuant to the BCA, among other things, on the Closing Date but prior to the Closing, (1) the Company and Topco will undergo a pre-closing reorganization as set forth in Exhibit A to the BCA which provides for, among other things, the exchange by the Pre-Closing Holders of all existing classes of shares of Topco (except for the Remaining Preference Shares) for newly issued common shares of the Company; provided, however, that solely with respect to the shares of Topco that are unvested immediately prior to such reorganization and the holders of such shares have duly and validly executed and delivered, in accordance with the terms of the BCA, a Transaction Support Agreement or Additional Support Agreement agreeing to the vesting and restrictions provisions as set forth in the Transaction Support Agreement, such shares of Topco shall be exchanged for the same class of common shares of the Company but shall remain subject to vesting and restrictions (such shares subject to such vesting and restrictions, the “Restricted Shares”, and such vesting and restrictions as are set forth on Exhibit B hereto), and (2) Topco will redeem and cancel the Remaining Preference Shares, in each case, on the terms and subject to the conditions set forth in the BCA;

WHEREAS, the Shareholder is the sole legal and beneficial owner of (i) the number of each class and type of equity securities of Topco set forth on Schedule A hereto (the “Current Shares”) (in addition to any other equity securities of Topco acquired by the Shareholder after the date hereof and prior to the Closing, including, without limitation, any equity securities issued or deemed issued to the Shareholder in connection with the conversion or exchange (including pursuant to the Pre-Closing Reorganization) of any other equity securities, or received by the Shareholder pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like, collectively, the “Equity Securities”) and (ii) the number and type of debt securities of Midco set forth on Schedule A hereto (the “Current Debt Securities” and together with the Equity Securities, the “Subject Securities”), and expects to receive substantial benefits as a result of the consummation of the Merger subject to the terms of the BCA;

WHEREAS, the BCA contemplates that, simultaneously with the Closing, the Sponsor, Topco, the Company, dMY, Maven TopHoldings S.à.r.l., a Luxembourg société à responsibilité limitée, and certain shareholders signatory thereto will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), substantially in the form attached as Exhibit C hereto, containing, among other things, provisions regarding registration rights, lock-up restrictions and sale coordination obligations; and

WHEREAS, in consideration for the payments and other benefits to be received by the Shareholder under and subject to the terms of the BCA and as a material inducement to Topco’s and dMY’s entry into the BCA and consummation of the transactions contemplated thereby, the Shareholder agrees to enter into this Agreement and to be bound by the obligations set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Support Agreement / Power of Attorney.

(a) The Shareholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the earlier of the Closing or the valid termination of the BCA (the “Effective Period”), at any meeting of the shareholders of Topco or the Company (whether annual or extraordinary and whether or not adjourned or postponed or any other meeting of Topco or the Company), however called, on any written resolution, and in any action by written consent or resolution, in each case of the shareholders of Topco or the Company (collectively, “such meeting or written consent”), the Shareholder shall, solely in its capacity as a shareholder of Topco or the Company, as applicable, do the following:

(i) when such meeting is held, appear at such meeting (in person or by proxy pursuant to Section 1(b) below) or otherwise cause the Subject Securities to be counted as present thereat for the purpose of establishing a quorum;

(ii) vote the Subject Securities (or execute and return an action by written consent), or cause the Subject Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent in favor of the BCA, and the dealing with of the Subject Securities in accordance with the BCA, and the transactions contemplated thereby, including the Pre-Closing Reorganization and Redemption (collectively, the “Transactions”), including with respect to any matter in furtherance of the Transactions or by any of the Ancillary Agreements for which a vote or approval of the shareholders of Topco or the Company is required (the “Transaction Approvals”); and

(iii) vote the Subject Securities (or execute and return an action by written consent), or cause the Subject Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent against any Competing Transaction.

(b) Except as set forth under the terms of the Management Investment Deed and/or the Investment Deed, as applicable, the Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Subject Securities. The Shareholder, to the maximum extent not prohibited by applicable Law does hereby constitute, appoint and grant to Maven TopHoldings S.à.r.l. (“Apax”) full power to act without others, as its true and lawful representative, agent and attorney-in-fact, in its name, place and stead, to make, execute or sign, acknowledge, swear to, verify, deliver, record, file and/or publish, as applicable, such actions, documents, deeds, agreements or instruments as may be required under the laws of Guernsey or any other jurisdiction or otherwise in connection with the Transaction Approvals (including executing and delivering the Investor Rights Agreement on behalf of the Shareholder, any document or instrument relating to such Shareholder’s ownership of the Subject Securities, including, following the Pre-Closing Reorganization, the Restricted

Shares (if any) and the restrictions that shall apply to them, and any document or instrument to implement all steps involved in the Pre-Closing Reorganization and the Redemption as set forth in the BCA); provided, however, that the power of attorney granted to Apax hereunder shall not be used to take any actions pursuant to any amended provision of the BCA in the event the BCA is amended following the Signing Date, to the extent any such amendment to the BCA (i) is adverse and disproportionate to the undersigned Shareholder in any respect relative to Apax under the terms of such amendment, or (ii) reduces the Company Equity Value. The Shareholder hereby empowers each agent and attorney-in-fact acting pursuant hereto to determine in its sole discretion the time when, purpose for and manner in which any power herein conferred upon it shall be exercised, and the conditions, provisions and covenants of any instruments or documents that may be executed by it pursuant hereto. The agency and powers of attorney granted herein shall be unconditional and irrevocable, and shall survive the death, incompetency, incapacity, disability, insolvency or dissolution of the Shareholder (regardless of whether Apax has notice thereof). The Shareholder agrees to execute such other documents as Apax may reasonably request in order to effect the intention and purposes of the agency and power of attorney contemplated by this Section 1(b). The Shareholder hereby approves, authorizes and ratifies everything which Apax shall lawfully do or purport to do pursuant to Section 1(b).

(c) The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the earlier of the termination of this Agreement in accordance with Section 7(a) or the Closing, (i) enter into any voting agreement or voting trust with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

2. Release of Claims. In consideration for the payments and other benefits to be received by the Shareholder under the terms of the BCA, subject to and effective as of the Closing, the Shareholder, for and on behalf of himself, herself or itself and each of his, her or its, as applicable, heirs, executors, administrators, personal representatives, successors, assigns, subsidiaries, predecessors, parent companies, shareholders and Affiliates and in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys, and other representatives, hereby acknowledges full and complete satisfaction of and fully and irrevocably releases and forever discharges the Company, Topco, dMY (and, for the avoidance of doubt, the Trust Account), the Target Companies, each of their respective subsidiaries and their predecessors, successors, assignees, parent companies, shareholders and investors (direct and indirect) and, in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys and other representatives, past and present (collectively, the “Released Entities”), from liability on or for any and all charges, claims, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any kind, nature or description whatsoever in Law or in equity (“Actions”), direct or indirect, past, present and future, and whether or not now or heretofore known, suspected, matured or unmatured, contingent or uncontingent, or claimed against the Released Entities, through and including the Closing, arising out of, or relating to, (i) such Shareholder’s ownership of equity or debt interests in any Target Company, including Topco or the Company, prior to the Closing (including any and all Actions such Shareholder may have against the Released Entities in such Shareholder’s capacity as a securityholder or a debtholder of any Target Company) and (ii) the organization, management or operation of the businesses of any Target Company relating to any matter, occurrence, action, inaction, omission or activity prior to the Closing, in each case, in such Shareholder’s capacity as an equity or debt securityholder; provided, that such release shall not release the Released Entities for (i) any liabilities or Actions that such Shareholder has pursuant to its right to receive its portion of the Company Equity Value determined in accordance with, and subject to, the terms of, and the steps set forth in, the BCA, (ii) any Actions arising out of or related to the Released Entities’ respective Governing Document, to provide indemnification, reimbursement or advancement of expenses to such Shareholder in respect of actions taken or omitted in such Shareholder’s capacity as an officer and/or director of such Released Entity prior to the Closing, (iii) any Actions arising out of or related to the Released Entities’ contracts with or obligations to any Shareholder in respect of compensation arrangements as an officer and/or director of such Released Entity prior to the Closing, (iv) any Actions arising under, or in connection with, any commercial agreements as between any direct or indirect portfolio companies of the Shareholder or its Affiliates and any Released Entity, or (v) any Actions arising under, or in connection with, any agreements set forth in Schedule 1.1(c) of the Company Disclosure Letter.

3. Company Transaction Expenses. Pursuant to Section 2.3(b) of the BCA, the undersigned Shareholder hereby acknowledges and agrees that if the Adjusted Company Equity Value is less than the Company Equity Value, Apax shall pay, or cause to be paid, the full amount of such excess, if any, to the Company (“Excess Expense Payments”), in each case, on behalf of all Pre-Closing Holders. The undersigned Shareholder hereby agrees that in the event any such Excess Expense Payments are made by Apax, the undersigned Shareholder shall, upon written demand by Apax, pay such Shareholder’s Pro Rata Participation Percentage of such Excess Expense Payments; provided, however, that the requirement to pay such portion of expenses shall not arise until fifteen (15) days after the undersigned Shareholder has realized cash proceeds in excess of such Shareholder’s Pro Rata Participation Percentage of such Excess Expense Payments in connection with the sale of Subject Securities after the Closing.

4. Transfer of Subject Securities; New Subject Securities. Except as otherwise provided under the terms of the Management Investment Deed and/or Investment Deed, as applicable, the Shareholder will not sell, transfer, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, put, call or other arrangement or understanding with respect to the Transfer of, any of the Subject Securities or any interest therein prior to the Closing; provided, that any Transfer of Subject Securities permitted under the terms of the Management Investment Deed and/or Investment Deed, as applicable, shall be permitted only if, as a precondition to such Transfer, the transferee shall agree in writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 4 shall not relieve the Shareholder of its obligations under this Agreement.

5. Remedies.

(a) The Shareholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect the Company’s, Topco’s and dMY’s interest in, and value of, the Company’s business (including the goodwill inherent therein), (ii) the Shareholder (together with the other shareholders of Topco (and, following the Pre-Closing Reorganization, the Company)) is primarily responsible for the creation of such value and (iii) the Company, Topco and dMY would not have entered into the BCA and this Agreement or consummated the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(b) The Parties acknowledge and agree that the amount of actual damages suffered by Topco, the Company and dMY in the event of an actual or threatened breach of this Agreement would be difficult or impossible to accurately calculate and there may be irreparable damages to Topco, the Company or dMY in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, Topco, the Company, dMY or their respective successors and assigns shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the Shareholder. The Shareholder hereby agrees to waive any defense in any suit that Topco, the Company or dMY has an adequate remedy at Law and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d) Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that this Section 5 is not intended to be, and is not, an admission or acknowledgement by any Person that money damages or any other monetary payment would be a sufficient remedy for a breach of this Agreement, or that the inability to obtain a monetary remedy by virtue of the limitations in this Section 5 will limit a Party’s ability to obtain injunctive relief or specific performance in accordance with this Section 5. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any on remedy will not preclude the exercise of any other remedy.

6. Shareholder Representations and Warranties. The Shareholder represents and warrants to Topco, the Company and dMY (solely with respect to the Shareholder and not with respect to any other shareholder of Topco, the Company and dMY) that:

(a) (i) if such Shareholder is a corporation, limited liability company, partnership, trust, proprietorship or other legal entity, it has all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if the Shareholder is a natural person, the Shareholder has the legal capacity) to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Shareholder have been duly and validly authorized by all necessary action on the part of such Shareholder; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if the Shareholder is an entity, the organizational documents of the Shareholder or such Shareholder’s Affiliates; and (iv) the execution and delivery of this Agreement does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder will not, result in the creation or imposition of any Lien upon the Subject Securities.

(b) The Shareholder has duly and validly executed this Agreement, this Agreement is a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms set forth herein (except as such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar applicable Laws affecting or relating to enforcement of creditors’ rights generally and (y) is subject to general principles of equity), and the Shareholder is the sole legal and beneficial owner of, and has good and valid title, to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Securities), other than pursuant to the Management Investment Deed and/or Investment Deed, as applicable, and/or the articles of incorporation of Topco or the Company (as applicable) from time to time, or any restrictions on transfer arising under applicable securities Laws. The Shareholder has the sole right to vote the Subject Securities, and, none of the Subject Securities are subject to any proxy, voting trust or other similar agreement or arrangement other than pursuant to the Management Investment Deed and/or Investment Deed, as applicable, and/or the articles of incorporation of Topco or the Company (as applicable) from time to time, or any restrictions on transfer arising under applicable securities Laws. The Current Shares are the only equity securities of Topco owned legally or beneficially by such Shareholder on the date hereof, and except as set forth on Schedule A hereto, the Shareholder does not own beneficially or legally have the right to acquire, or have any other interest in, any other equity securities of Topco or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing. The Current Debt Securities are the only debt securities of Topco owned legally or beneficially by such Shareholder on the date hereof, and except as set forth on Schedule A hereto, the Shareholder does not own beneficially or legally have the right to acquire, or have any other interest in, any other debt securities of Topco or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing.

(c) The Shareholder has received a copy of the BCA and the Investor Rights Agreement substantially in the form of which (subject to the terms and conditions hereof) such Shareholder shall become a party to the Investor Rights Agreement at the Closing in such Shareholder’s capacity as Management or Co-Investor (as such term is defined therein), as applicable, and have the rights, and be subject to the obligations set forth therein.

(d) The Restricted Shares, if any, to be issued to the Shareholder upon the consummation of the Transactions shall have the vesting and restrictions set forth in Exhibit B hereto, and effective as of the Closing, such Restricted Shares shall continue to be subject to the vesting terms and restrictions set forth in any agreement granting such Restricted Shares and/or any restricted share plan implemented at Closing (which shall in all respects be consistent with the terms set forth in Exhibit B hereto).

(e) The Shareholder (i) except as provided in this Agreement and the Management Investment Deed and/or Investment Deed, as applicable, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Subject Securities, (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(f) At the Closing, each of the agreements set forth on Exhibit D to which the Shareholder is party will be automatically terminated without requiring any further action in connection therewith.

7. Termination; Amendments and Waivers; Assignment.

(a) This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the valid termination of the BCA pursuant to Article 7 thereof and, upon such termination shall be of no further force and effect, without the creation or imposition of any penalty, liability or obligation upon any Party.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, dMY, Topco and the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without Topco’s, the Company’s and dMY’s prior written consent.

(c) None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for Sections 1, 2, 3, 5 and 7 hereof.

8. Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8, notices, demands and other communications shall be sent to the addresses indicated below:

(a) If to Topco, to:

      Maven Topco Limited

      c/o Apax Partners LLP

      33 Jermyn Street

      London SQ1Y 6DN

      Attention:         Gabriele Cipparrone

                                Albert Costa Centena

      Email:              gabriele.cipparrone@apax.com

                                albert.costa@apax.com

      With copies (which shall not constitute notice) to:

      Apax Partners LLP

      33 Jermyn Street

      London SQ1Y 6DN

      Attention:         Gabriele Cipparrone

                                Albert Costa Centena

      Email:              gabriele.cipparrone@apax.com

                                albert.costa@apax.com

      and

      Kirkland & Ellis LLP

      601 Lexington Avenue

      New York, NY 10022

      Attention:         Edward J. Lee

                                Srinivas Kaushik

                                Abhishek Kolay

      Email:               edward.lee@kirkland.com

                                skaushik@kirkland.com

                                abhishek.kolay@kirkland.com

(b) If to the Company, to:

      Galileo NewCo Limited

      c/o Apax Partners LLP

      33 Jermyn Street

      London SQ1Y 6DN

      Attention:         Gabriele Cipparrone

                                Albert Costa Centena

      Email:               gabriele.cipparrone@apax.com

                               albert.costa@apax.com

      With copies (which shall not constitute notice) to:

      Apax Partners LLP

      33 Jermyn Street

      London SQ1Y 6DN

      Attention:         Gabriele Cipparrone

                                Albert Costa Centena

      Email:              gabriele.cipparrone@apax.com

                                albert.costa@apax.com

      and

      Kirkland & Ellis LLP

      601 Lexington Avenue

      New York, NY 10022

      Attention:         Edward J. Lee

                                Srinivas Kaushik

                                Abhishek Kolay

      Email:               edward.lee@kirkland.com

                               skaushik@kirkland.com

                               abhishek.kolay@kirkland.com

(c) If to dMY, to:

      dMY Sponsor II, LLC

      1180 North Town Center Drive, Suite 100

      Las Vegas, Nevada 89144

      Attention:         Niccolo de Masi

                                Harry L. You

      Email:               niccolo@dmytechnology.com

                               harry@dmytechnology.com

      with a copy (which shall not constitute notice) to:

      White & Case LLP

      1221 Avenue of the Americas

      New York NY 10020

      Attention:         Joel Rubinstein

                               Tali Sealman

      E-mail:             joel.rubinstein@whitecase.com

                                tali.sealman@whitecase.com

(d) If to the Shareholder, to the address and contact information set forth on the Shareholder’s signature page hereto.

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

9. Miscellaneous.

(a) Entire Agreement. This Agreement, the BCA, the Investor Rights Agreement, the Ancillary Agreements and the documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

(b) No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and the Released Entities and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns and the Released Entities, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

(c) Further Assurances. The Shareholder hereby agrees to use the Shareholder’s best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and the Ancillary Agreements.

(d) Other Provisions. Sections 6.9 (Communications; Press Release; SEC Filings), 8.5 (Severability), 8.6 (Interpretation), 8.8 (Counterparts; Electronic Delivery) and 8.9 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the BCA are incorporated herein by reference, mutatis mutandis.

{Signature pages follow}

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

GALILEO NEWCO LIMITED

By:

Name:
Title:

[Signature Page to Transaction Support Agreement]

MAVEN TOPCO LIMITED

By:

Name:
Title:

[Signature Page to Transaction Support Agreement]

DMY TECHNOLOGY GROUP, INC. II

By:

Name:
Title:

[Signature Page to Transaction Support Agreement]

SHAREHOLDER:

[•]

Name:
Title:
Date: ______, 2020

Notice Address:
[•]
[•]
E-mail: [•]
Attention: [•]

with a copy (which shall not constitute notice) to:

[•]
[•]
E-mail: [•]
Attention: [•]

[Signature Page to Transaction Support Agreement]

SCHEDULE A

[See attached.]

Exhibit A

BCA

[See attached.]

Exhibit B

Terms of Restricted Shares

[See attached.]

Exhibit C

Form of Investor Rights Agreement

[See attached.]

Exhibit D

Agreements to be Terminated

[See attached.]

(APAX VERSION)

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 27, 2020, by and between Galileo Newco Limited, a company incorporated under the laws of Guernsey (the “Company”), Maven Topco Limited, a company incorporated under the laws of Guernsey (“Topco”), dMY Technology Group, Inc. II, a Delaware corporation (“dMY”), and the undersigned, a shareholder of Topco (the “Shareholder”). Each of the Company, Topco, dMY and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without being otherwise defined herein shall have the meanings assigned thereto in the BCA (defined below).

RECITALS

WHEREAS, the Company, Topco, dMY, Maven Midco Limited, a private limited company incorporated under the laws of England and Wales (“Midco”), and dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), are entering into that certain Business Combination Agreement (the “BCA”), substantially in the form attached as Exhibit A hereto (as the same may be amended or supplemented from time to time), on or around October 27, 2020 (the “Signing Date”);

WHEREAS, pursuant to the BCA, among other things, on the Closing Date but prior to the Closing, (1) the Company and Topco will undergo a pre-closing reorganization as set forth in Exhibit A to the BCA which provides for, among other things, the exchange by the Pre-Closing Holders of all existing classes of shares of Topco (except for the Remaining Preference Shares) for newly issued common shares of the Company; provided, however, that solely with respect to the shares of Topco that are unvested immediately prior to such reorganization and the holders of such shares have duly and validly executed and delivered, in accordance with the terms of the BCA, a Transaction Support Agreement or Additional Support Agreement agreeing to the vesting and restrictions provisions as set forth in the Transaction Support Agreement, such shares of Topco shall be exchanged for the same class of common shares of the Company but shall remain subject to certain vesting and restrictions (such shares subject to such vesting and restrictions, the “Restricted Shares”, and such vesting and restrictions as are set forth on Exhibit B hereto), and (2) Topco will redeem and cancel the Remaining Preference Shares, in each case, on the terms and subject to the conditions set forth in the BCA;

WHEREAS, the Shareholder is the sole legal and beneficial owner of (i) the number of each class and type of equity securities of Topco set forth on Schedule A hereto (the “Current Shares”) (in addition to any other equity securities of Topco acquired by the Shareholder after the date hereof and prior to the Closing, including, without limitation, any equity securities issued or deemed issued to the Shareholder in connection with the conversion or exchange (including pursuant to the Pre-Closing Reorganization) of any other equity securities, or received by the Shareholder pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like, collectively, the “Equity Securities”) and (ii) the number and type of debt securities of Midco set forth on Schedule A hereto (the “Current Debt Securities” and together with the Equity Securities, the “Subject Securities”), and expects to receive substantial benefits as a result of the consummation of the Merger subject to the terms of the BCA;

WHEREAS, the BCA contemplates that, simultaneously with the Closing, the Sponsor, Topco, the Company, dMY, Maven TopHoldings S.à.r.l., a Luxembourg société à responsibilité limitée, and certain shareholders signatory thereto will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), substantially in the form attached as Exhibit C hereto, containing, among other things, provisions regarding registration rights, lock-up restrictions and sale coordination obligations; and

WHEREAS, in consideration for the payments and other benefits to be received by the Shareholder under and subject to the terms of the BCA and as a material inducement to Topco’s and dMY’s entry into the BCA and consummation of the transactions contemplated thereby, the Shareholder agrees to enter into this Agreement and to be bound by the obligations set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Support Agreement / Power of Attorney.

(a) The Shareholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the earlier of the Closing or the valid termination of the BCA (the “Effective Period”), at any meeting of the shareholders of Topco or the Company (whether annual or extraordinary and whether or not adjourned or postponed or any other meeting of Topco or the Company), however called, on any written resolution, and in any action by written consent or resolution, in each case of the shareholders of Topco or the Company (collectively, “such meeting or written consent”), the Shareholder shall, solely in its capacity as a shareholder of Topco or the Company, as applicable, do the following:

(i) when such meeting is held, appear at such meeting (in person or by proxy pursuant to Section 1(b) below) or otherwise cause the Subject Securities to be counted as present thereat for the purpose of establishing a quorum;

(ii) vote the Subject Securities (or execute and return an action by written consent), or cause the Subject Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent in favor of the BCA, and the dealing with of the Subject Securities in accordance with the BCA, and the transactions contemplated thereby, including the Pre-Closing Reorganization and Redemption (collectively, the “Transactions”), including with respect to any matter in furtherance of the Transactions or by any of the Ancillary Agreements for which a vote or approval of the shareholders of Topco or the Company is required (the “Transaction Approvals”); and

(iii) vote the Subject Securities (or execute and return an action by written consent), or cause the Subject Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent against any Competing Transaction.

(b) Except as set forth under the terms of the Management Investment Deed and/or the Investment Deed, as applicable, the Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Subject Securities.

(c) The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the earlier of the termination of this Agreement in accordance with Section 7(a) or the Closing, (i) enter into any voting agreement or voting trust with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(d) The Shareholder hereby covenants and agrees that the Shareholder shall exercise in full all agency and powers of attorney granted to it by the other shareholders of TopCo pursuant to the Transaction Support Agreements and Additional Support Agreements entered into and delivered by such other shareholders (“Other Shareholders”), and shall use such agency and powers of attorney in full to act, to make, execute and sign, acknowledge, swear to, verify, deliver, record, file and publish, as applicable, such actions, documents, deeds, agreements or instruments as required under the laws of Guernsey and any other additional jurisdiction, and additionally, in connection with the Transaction Approvals, including, entry into and delivery of a Restricted Shares Agreement (if any) containing the restrictions set forth on Exhibit B hereto on behalf of all Other Shareholders that have delivered Transaction Support Agreements and Additional Support Agreements, and any document or instrument to implement all steps involved in the Pre-Closing Reorganization and the Redemption as set forth in the BCA); provided, however, that the power of attorney granted to the undersigned Shareholder hereunder cannot be used to take any actions pursuant to any amended provision of the BCA in the event the BCA is amended following the Signing Date, to the extent any such amendment to the BCA (i) is adverse and disproportionate to any Other Shareholder in any respect relative to the undersigned Shareholder under the terms of such amendment, or (ii) reduces the Company Equity Value. The undersigned Shareholder further covenants and agrees to exercise all such agency and powers of attorney to (a) execute and deliver the Investor Rights Agreement on behalf of such Other Shareholders that have delivered a Transaction Support Agreement or any Additional Support Agreement and (b) to determine the time when, purpose for, and manner in which any such agency and powers of attorney shall be exercised by the Shareholder, and the conditions, provisions and covenants of any instruments or documents that may be executed by the Shareholder pursuant to, and in each case, solely to the extent consistent with, such agency and powers of attorney granted by such Other Shareholders pursuant to the Transaction Support Agreements and Additional Support Agreements.

2. Release of Claims. In consideration for the payments and other benefits to be received by the Shareholder under the terms of the BCA, subject to and effective as of the Closing, the Shareholder, for and on behalf of himself, herself or itself and each of his, her or its, as applicable, heirs, executors, administrators, personal representatives, successors, assigns, subsidiaries, predecessors, parent companies, shareholders and Affiliates and in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys, and other representatives, hereby acknowledges full and complete satisfaction of and fully and irrevocably releases and forever discharges the Company, Topco, dMY (and, for the avoidance of doubt, the Trust Account), the Target Companies, each of their respective subsidiaries and their predecessors, successors, assignees, parent companies, shareholders and investors (direct and indirect) and, in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys and other representatives, past and present (collectively, the “Released Entities”), from liability on or for any and all charges, claims, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any kind, nature or description whatsoever in Law or in equity (“Actions”), direct or indirect, past, present and future, and whether or not now or heretofore known, suspected, matured or unmatured, contingent or uncontingent, or claimed against the Released Entities, through and including the Closing, arising out of, or relating to, (i) such Shareholder’s ownership of equity or debt interests in any Target Company, including Topco or the Company, prior to the Closing (including any and all Actions such Shareholder may have against the Released Entities in such Shareholder’s capacity as a securityholder or a debtholder of any Target Company) and (ii) the organization, management or operation of the businesses of any Target Company relating to any matter, occurrence, action, inaction, omission or activity prior to the Closing, in each case, in such Shareholder’s capacity as an equity or debt securityholder; provided, that such release shall not release the Released Entities for (i) any liabilities or Actions that such Shareholder has pursuant to its right to receive its portion of the Company Equity Value determined in accordance with, and subject to, the terms of, and the steps set forth in, the BCA, (ii) any Actions arising out of or related to the Released Entities’ respective Governing Document, to provide indemnification, reimbursement or advancement of expenses to such Shareholder in respect of actions taken or omitted in such Shareholder’s capacity as an officer and/or director of such Released Entity prior to the Closing, (iii) any Actions arising out of or related to the Released Entities’ contracts with or obligations to any Shareholder in respect of compensation arrangements as an officer and/or director of such Released Entity prior to the Closing, (iv) any Actions arising under, or in connection with, any commercial agreements as between any direct or indirect portfolio companies of the Shareholder or its Affiliates and any Released Entity, or (v) any Actions arising under, or in connection with, any agreements set forth in Schedule 1.1(c) of the Company Disclosure Letter.

3. Company Transaction Expenses. Pursuant to Section 2.3(b) of the BCA, the undersigned Shareholder hereby acknowledges and agrees that if the Adjusted Company Equity Value is less than the Company Equity Value, the undersigned Shareholder shall promptly, and in any event no later than five (5) Business Days following the final determination of the Final Sponsor Transaction Expenses and Final Company Transaction Expenses pursuant to Section 2.3(b) of the BCA, pay, or cause to be paid, the full amount of such excess, if any, to the Company, in each case, on behalf of all Pre-Closing Holders, by wire transfer of immediately available funds to an account designated in writing by the Company (for the avoidance of doubt, such payment by the undersigned Shareholder shall not come from cash or cash equivalents from any of the Target Companies).

4. Transfer of Subject Securities; New Subject Securities. Except as otherwise provided under the terms of the Management Investment Deed and/or Investment Deed, as applicable, the Shareholder will not sell, transfer, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, put, call or other arrangement or understanding with respect to the Transfer of, any of the Subject Securities or any interest therein prior to the Closing; ~~provided~~, that any Transfer of Subject Securities permitted under the terms of the Management Investment Deed and/or Investment Deed, as applicable, shall be permitted only if, as a precondition to such Transfer, the transferee shall agree in writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 4 shall not relieve the Shareholder of its obligations under this Agreement.

5. Remedies.

(a) The Shareholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect the Company’s, Topco’s and dMY’s interest in, and value of, the Company’s business (including the goodwill inherent therein), (ii) the Shareholder (together with the other shareholders of Topco (and, following the Pre-Closing Reorganization, the Company)) is primarily responsible for the creation of such value and (iii) the Company, Topco and dMY would not have entered into the BCA and this Agreement or consummated the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(b) The Parties acknowledge and agree that the amount of actual damages suffered by Topco, the Company and dMY in the event of an actual or threatened breach of this Agreement would be difficult or impossible to accurately calculate and there may be irreparable damages to Topco, the Company or dMY in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, Topco, the Company, dMY or their respective successors and assigns shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the Shareholder. The Shareholder hereby agrees to waive any defense in any suit that Topco, the Company or dMY has an adequate remedy at Law and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d) Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that this Section 5 is not intended to be, and is not, an admission or acknowledgement by any Person that money damages or any other monetary payment would be a sufficient remedy for a breach of this Agreement, or that the inability to obtain a monetary remedy by virtue of the limitations in this Section 5 will limit a Party’s ability to obtain injunctive relief or specific performance in accordance with this Section 5. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any on remedy will not preclude the exercise of any other remedy.

6. Shareholder Representations and Warranties. The Shareholder represents and warrants to Topco, the Company and dMY (solely with respect to the Shareholder and not with respect to any other shareholder of Topco, the Company and dMY) that:

(a) (i) if such Shareholder is a corporation, limited liability company, partnership, trust, proprietorship or other legal entity, it has all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if the Shareholder is a natural person, the Shareholder has the legal capacity) to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Shareholder have been duly and validly authorized by all necessary action on the part of such Shareholder; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if the Shareholder is an entity, the organizational documents of the Shareholder or such Shareholder’s Affiliates; and (iv) the execution and delivery of this Agreement does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder will not, result in the creation or imposition of any Lien upon the Subject Securities.

(b) The Shareholder has duly and validly executed this Agreement, this Agreement is a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms set forth herein (except as such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar applicable Laws affecting or relating to enforcement of creditors’ rights generally and (y) is subject to general principles of equity), and the Shareholder is the sole legal and beneficial owner of, and has good and valid title, to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Securities), other than pursuant to the Management Investment Deed and/or Investment Deed, as applicable, and/or the articles of incorporation of Topco or the Company (as applicable) from time to time, or any restrictions on transfer arising under applicable securities Laws. The Shareholder has the sole right to vote the Subject Securities, and, none of the Subject Securities are subject to any proxy, voting trust or other similar agreement or arrangement other than pursuant to the Management Investment Deed and/or Investment Deed, as applicable, and/or the articles of incorporation of Topco or the Company (as applicable) from time to time, or any restrictions on transfer arising under applicable securities Laws. The Current Shares are the only equity securities of Topco owned legally or beneficially by such Shareholder on the date hereof, and except as set forth on Schedule A hereto, the Shareholder does not own beneficially or legally have the right to acquire, or have any other interest in, any other equity securities of Topco or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing. The Current Debt Securities are the only debt securities of Topco owned legally or beneficially by such Shareholder or its Affiliates on the date hereof, and except as set forth on Schedule A hereto, the Shareholder does not own beneficially or legally have the right to acquire, or have any other interest in, any other debt securities of Topco or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing.

(c) The Shareholder has received a copy of the BCA and the Investor Rights Agreement substantially in the form of which (subject to the terms and conditions hereof) such Shareholder shall become a party to the Investor Rights Agreement at the Closing in such Shareholder’s capacity as Management or Co-Investor (as such term is defined therein), as applicable, and have the rights, and be subject to the obligations set forth therein.

(d) The Restricted Shares, if any, to be issued to the Shareholder upon the consummation of the Transactions shall have the vesting and restrictions set forth in Exhibit B hereto, and effective as of the Closing, such Restricted Shares shall continue to be subject to the vesting terms and restrictions set forth in any agreement granting such Restricted Shares and/or any restricted share plan implemented at Closing (which shall in all respects be consistent with the terms set forth in Exhibit B hereto).

(e) The Shareholder (i) except as provided in this Agreement and the Management Investment Deed and/or Investment Deed, as applicable, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Subject Securities, (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(f) At the Closing, each of the agreements set forth on Exhibit D to which the Shareholder is party will be automatically terminated without requiring any further action in connection therewith.

7. Termination; Amendments and Waivers; Assignment.

(a) This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the valid termination of the BCA pursuant to Article 7 thereof and, upon such termination shall be of no further force and effect, without the creation or imposition of any penalty, liability or obligation upon any Party.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, dMY, Topco and the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without Topco’s, the Company’s and dMY’s prior written consent.

(c) None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for Sections 1, 2, 3, 5 and 7 hereof.

8. Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8, notices, demands and other communications shall be sent to the addresses indicated below:

(a)     If to Topco, to:

Maven Topco Limited

c/o Apax Partners LLP

33 Jermyn Street

London SQ1Y 6DN

Attention:        Gabriele Cipparrone

                         Albert Costa Centena

Email:              gabriele.cipparrone@apax.com

                         albert.costa@apax.com

With copies (which shall not constitute notice) to:

Apax Partners LLP

33 Jermyn Street

London SQ1Y 6DN

Attention:        Gabriele Cipparrone

                         Albert Costa Centena

Email:             gabriele.cipparrone@apax.com

                         albert.costa@apax.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:        Edward J. Lee

                         Srinivas Kaushik

                         Abhishek Kolay

Email:             edward.lee@kirkland.com

                         skaushik@kirkland.com

                         abhishek.kolay@kirkland.com

(b)     If to the Company, to:

Galileo NewCo Limited

c/o Apax Partners LLP

33 Jermyn Street

London SQ1Y 6DN

Attention:        Gabriele Cipparrone

                         Albert Costa Centena

Email:             gabriele.cipparrone@apax.com

                         albert.costa@apax.com

With copies (which shall not constitute notice) to:

Apax Partners LLP

33 Jermyn Street

London SQ1Y 6DN

Attention:        Gabriele Cipparrone

                         Albert Costa Centena

Email:             gabriele.cipparrone@apax.com

                         albert.costa@apax.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:        Edward J. Lee

                         Srinivas Kaushik

                         Abhishek Kolay

Email:             edward.lee@kirkland.com

                         skaushik@kirkland.com

                         abhishek.kolay@kirkland.com

(c)     If to dMY, to:

dMY Sponsor II, LLC

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention:        Niccolo de Masi

                         Harry L. You

Email:             niccolo@dmytechnology.com

                         harry@dmytechnology.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention:        Joel Rubinstein

                         Tali Sealman

E-mail:             joel.rubinstein@whitecase.com

                          tali.sealman@whitecase.com

(d) If to the Shareholder, to the address and contact information set forth on the Shareholder’s signature page hereto.

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

9. Miscellaneous.

(a) Entire Agreement. This Agreement, the BCA, the Investor Rights Agreement, the Ancillary Agreements and the documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

(b) No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and the Released Entities and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns and the Released Entities, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

(c) Further Assurances. The Shareholder hereby agrees to use the Shareholder’s best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and the Ancillary Agreements.

(d) Other Provisions. Sections 6.9 (Communications; Press Release; SEC Filings), 8.5 (Severability), 8.6 (Interpretation), 8.8 (Counterparts; Electronic Delivery) and 8.9 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the BCA are incorporated herein by reference, mutatis mutandis.

{Signature pages follow}

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

GALILEO NEWCO LIMITED

By:
Name: Gabriele Cipparrone
Title: Director

[Signature Page to Transaction Support Agreement]

MAVEN TOPCO LIMITED

By:	/s/ Gabriele Cipparrone
Name: Gabriele Cipparrone
Title: Director

[Signature Page to Transaction Support Agreement]

DMY TECHNOLOGY GROUP, INC. II

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Chief Executive Officer

[Signature Page to Transaction Support Agreement]

SHAREHOLDER:

Maven TopHoldings S.a.r.l.

Name: Philippe Santin
Title: Manager
Date:

Notice Address:
1-3 Boulevard de la Foire, Luxembourg L-1528, Luxembourg
E-mail: philippe.santin@icloud.com
Attention: Philippe Santin
with a copy (which shall not constitute notice) to:

E-mail:
Attention:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

[See attached.]

Exhibit A

BCA

[See attached.]

Exhibit B

Terms of Restricted Shares

[See attached.]

Exhibit C

Form of Investor Rights Agreement

[See attached.]

Exhibit D

Agreements to be Terminated

[See attached.]

Exhibit F

Example Pro Forma Calculations

See attached.

16

Exhibit G

Transaction Expenses

“Sponsor Transaction Expense Cap” shall equal the sum of the following:

1.	Deferred underwriting commission of $9,700,000;

2.

Amount payable to Goldman Sachs & Co. LLC (“Goldman Sachs”) pursuant to the engagement letter dated September 29, 2020 by and among dMY and Goldman Sachs in connection with the proposed private offering, issue and sale of equity or equity-linked securities of dMY in connection with the Transactions in accordance with the terms thereof;

3.	Amount payable to Goldman Sachs pursuant to the engagement letter dated October 1, 2020 by and among dMY and Goldman Sachs in connection with the Transactions in accordance with the terms thereof;

4.

Amount payable to Credit Suisse Securities (USA) LLC (“Credit Suisse”) pursuant to the engagement letter dated October 1, 2020 by and among dMY and Credit Suisse in connection with Credit Suisse as co-placement agent for the proposed capital raise of equity or equity-linked securities of dMY in connection with the Transactions in accordance with the terms thereof; and

5.	$6,700,000.

“Company Transaction Expense Cap” shall equal the sum of the following:

1.

Amount payable to Oakvale Capital LLP (“Oakvale”) pursuant to the engagement letter dated October 6, 2020 by and among Maven Topco Limited and Oakvale in connection with the Transactions in accordance with the terms thereof; and

2.	$10,000,000.

Exhibit H

Distributable Cash Sources and Uses

Capitalized terms used but not defined herein shall have the meaning ascribed to them in that certain Business Combination Agreement (the “Agreement”) made and entered into as of October 27, 2020, by and among (i) dMY Technology Group, Inc. II, (ii) Maven Topco Limited, a company incorporated under the laws of Guernsey, (iii) Maven Midco Limited, a private limited company incorporated under the laws of England and Wales, (iv) Galileo NewCo Limited, a company incorporated under the laws of Guernsey, (v) Genius Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo and (vi) dMY Sponsor II, LLC, a Delaware limited liability company.

(A)

In connection with the use and distribution of Available Distributable Cash under Section 2.2(b) of the Agreement, available cash from the PIPE Investment shall be used in the following order of priority:

(i) First, to the extent of amounts required to be used by the Company to pay the Total Redemption Amount under Sections 2.2(b)(iii)(y), (v)(y), (vi)(y)(A) and (vii)(A) of the Agreement (such amounts to be contributed by NewCo to the Company by way of capital contribution), or for the repurchase of NewCo Common Shares under Sections 2.2(b)(vi)(y)(B) and (vii)(B) of the Agreement;

(ii) Second, to the extent of amounts required to be used for payment of the Catch-Up Payment under Section 2.2(b)(iv) of the Agreement;

(iii) Third, to the extent of amounts required to be used by MidCo for the repayment and forgiveness in full of the Loan Notes and the Excess Debt Obligations under Section 2.2(b)(iii)(x) of the Agreement (such amounts to be contributed by NewCo to MidCo by way of indirect capital contribution);

(iv) Fourth, to the extent of amounts required to pay Transaction Expenses, other than Transaction Expenses incurred or payable by dMY, under Section 2.2(b)(i) of the Agreement (such amounts to be paid by NewCo or contributed (by way of direct or indirect capital contribution) or loaned by NewCo to its applicable Subsidiary);

(v) Fifth, to the extent of amounts required to pay Transaction Expenses incurred or payable by dMY under Section 2.2(b)(i) of the Agreement (such amounts to be contributed (by way of direct capital contribution) or loaned by NewCo to the Surviving Company); and

(vi) Sixth, to the extent of amounts to remain with NewCo or its Subsidiaries (including for working capital, growth and other general corporate purposes) under Sections 2.2(b)(ii), (v)(x) and (vi)(x) of the Agreement (such amounts to be contributed (by way of direct or indirect capital contribution), loaned or otherwise made available by NewCo to its applicable Subsidiary).

(B)

In connection with the use and distribution of Available Distributable Cash under Section 2.2(b) of the Agreement above, available cash from the Trust Account shall be used in the following order of priority:

(vii) First, to the extent of amounts to remain with NewCo or its Subsidiaries (including for working capital, growth and other general corporate purposes) under Sections 2.2(b)(ii), (v)(x) and (vi)(x) of the Agreement (such amounts to be loaned by the Surviving Company to NewCo or NewCo’s applicable Subsidiary in exchange for one or more promissory notes (an “Intercompany Promissory Note”));

(viii) Second, to the extent of amounts required to pay Transaction Expenses incurred or payable by dMY under Section 2.2(b)(i) of the Agreement;

(ix) Third, to the extent of amounts required to pay Transaction Expenses, other than Transaction Expenses incurred or payable by dMY, under Section 2.2(b)(i) of the Agreement (such amounts to be loaned by the Surviving Company to NewCo or NewCo’s applicable Subsidiary in exchange for one or more Intercompany Promissory Notes); and

(x) Fourth, to the extent of amounts required to be used by MidCo for the repayment and forgiveness in full of the Loan Notes and Excess Debt Obligations under Section 2.2(b)(iii)(x) of the Agreement (such amounts to be loaned by the Surviving Company to MidCo in exchange for an Intercompany Promissory Note);

(xi) Fifth, to the extent of amounts required for the payment of the Catch-Up Payment under Section 2.2(b)(iv) of the Agreement (such amounts to be loaned by the Surviving Company to NewCo in exchange for an Intercompany Promissory Note);

(xii) Sixth, to the extent of amounts required to be used by the Company to pay the Total Redemption Amount under Sections 2.2(b)(iii)(y), (v)(y), (vi)(y)(A) and (vii)(A) of the Agreement (such amounts to be loaned by the Surviving Company to the Company in exchange for an Intercompany Promissory Note), or to be used for the, repurchase of NewCo Common Shares under Sections 2.2(b)(vi)(y)(B) and (vii)(B) of the Agreement (such amounts to be loaned by the Surviving Company to NewCo in exchange for an Intercompany Promissory Note);

provided, that cash from the Trust Account used as described in the immediately preceding Paragraphs Third, Fourth, Fifth and Sixth hereof, shall in no case exceed an amount equal to (x) 50% of the amount of cash in the Trust Account immediately prior to any dMY Share Redemptions, less (y) the amount of Trust Account used for any dMY Share Redemptions.

19